UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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BROADRIDGE FINANCIAL SOLUTIONS, INC.
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NOTICE OF 2018 ANNUAL MEETING AND PROXY STATEMENT

Broadridge

5 Dakota Drive
Lake Success, New York 11042

Dear Stockholders

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Broadridge Financial Solutions, Inc. Our 2018 Annual Meeting will be held on Thursday, November 8, 2018, at 9:00 a.m. Eastern Time.

This is our tenth completely virtual meeting of stockholders. You will be able to attend the 2018 Annual Meeting online, vote, and submit questions during the meeting by visiting broadridge.onlineshareholdermeeting.com.

At the meeting, our stockholders will elect our Board of Directors and several other important items of business will be conducted. I will report on our fiscal year 2018 financial performance at the meeting, and the members of the Board and I will also answer questions from our stockholders.

We announced earlier this month that Timothy C. Gokey will succeed me as Chief Executive Officer of Broadridge, and I will become Executive Chairman, effective January 2, 2019. This follows the Board’s long-planned succession process. Tim is one of the most committed and capable leaders in Fintech, and I am confident that Tim will build on our strong momentum and lead Broadridge to its next phase of growth. In addition, our current Chairman of the Board, Leslie A. Brun, was appointed to the role of Lead Independent Director in connection with the CEO succession plan, effective January 2, 2019. In this new role, Les will continue to provide independent leadership of the Board. We believe that this structure will result in a strong team from both an operational and a governance perspective.

Also, due to an age limitation for election to the Board of Directors in our Corporate Governance Principles, Richard J. Haviland, who has been a member of the Board and the Chair of our Audit Committee since we became a public company in 2007, will be rotating off the Board following the 2018 Annual Meeting. We wish Rich well and thank him for his many years of tireless service on the Board.

Whether or not you plan to attend the 2018 Annual Meeting, please read our 2018 Proxy Statement for important information on each of the proposals, and our practices in the areas of corporate governance and executive compensation. Our 2018 Annual Report to Stockholders contains information about Broadridge and our financial performance.

Please provide your voting instructions by the Internet, telephone, or by returning a proxy card or voting instruction form. Your vote is important to us and our business and we strongly urge you to cast your vote.

I am very much looking forward to our 2018 Annual Meeting of Stockholders.

Sincerely,

Richard J. Daly
Chief Executive Officer

Lake Success, New York
September 24, 2018

5 Dakota Drive
Lake Success, New York 11042

Notice of Annual Meeting of Stockholders

The 2018 Annual Meeting of Stockholders of Broadridge Financial Solutions, Inc., a Delaware corporation, will be held on Thursday, November 8, 2018, at 9:00 a.m. Eastern Time.

You can attend the 2018 Annual Meeting online, vote your shares, and submit questions during the meeting by visiting broadridge.onlineshareholdermeeting.com. Be sure to have the Control Number we have provided to you to join the meeting.

At the meeting, stockholders will be asked to vote on the following:
•	Election of nine nominees to the Board of Directors to serve until the 2019 annual meeting of stockholders and until their successors are duly elected and qualified
•	Advisory vote to approve the compensation of our Named Executive Officers
•	Approve the 2018 Omnibus Award Plan
•	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending June 30, 2019
•	Transact such other business as may properly come before the meeting and any adjournment or postponement thereof

Stockholders of record at the close of business on September 17, 2018, are entitled to vote at the 2018 Annual Meeting.

We began distributing a Notice of Internet Availability of Proxy Materials, the 2018 Proxy Statement, the 2018 Annual Report to Stockholders, and proxy card/voting instruction form, as applicable, to stockholders on September 24, 2018.

By Order of the Board of Directors,

Maria Allen
Secretary

Lake Success, New York
September 24, 2018

Broadridge 2018 Proxy Statement     i

ii     Broadridge 2018 Proxy Statement

Proxy Statement for Annual Meeting of Stockholders

This Proxy Statement is furnished to the stockholders of Broadridge Financial Solutions, Inc. (the “Company” or “Broadridge”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use at the 2018 Annual Meeting of Stockholders of the Company (the “2018 Annual Meeting” or the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

Annual Meeting of Stockholders

•	Time and Date	9:00 a.m. Eastern Time, November 8, 2018
•	Attend Meeting via Internet	broadridge.onlineshareholdermeeting.com
•	Record Date	September 17, 2018
•	Voting
Stockholders as of the Record Date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals. There is no cumulative voting.

The Annual Meeting will be a completely virtual meeting. You will be able to attend online, vote, and submit questions during the Annual Meeting by visiting broadridge.onlineshareholdermeeting.com.

Voting Information

We hope you will exercise your rights and fully participate as a stockholder. It is very important that you vote to play a part in the future of our Company. You do not need to attend the Annual Meeting to vote your shares.

If you hold your shares through a broker, bank or nominee, your broker is not permitted to vote on your behalf on the election of directors and other matters to be considered at the Annual Meeting (except on the ratification of the appointment of our independent registered public accountants for 2019), unless you provide specific instructions by completing and returning the voting instruction form or following the instructions provided to you to vote your shares by telephone or the Internet. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or nominee before the date of the Annual Meeting.

The following table summarizes the proposals to be considered at the Annual Meeting and the Board’s voting recommendation with respect to each proposal.

		More information	Board’s recommendation	Broker discretionary voting allowed?	Abstentions and Broker Non-Votes	Votes required for approval
PROPOSAL 1	Election of Directors	Page 7	FOR each Nominee	No
PROPOSAL 2	Advisory Vote to Approve the Compensation of our Named Executive Officers	Page 30	FOR	No	Do not count for all four proposals (no effect)	Majority of votes cast required for proposals 1, 2, 3, and 4
PROPOSAL 3	Approval of the 2018 Omnibus Award Plan	Page 68	FOR	No
PROPOSAL 4	Ratification of Appointment of Independent Registered Public Accountants for 2019	Page 77	FOR	Yes

Broadridge 2018 Proxy Statement     1

Vote Right Away

Advance Voting Methods and Deadlines

Even if you plan to attend our Annual Meeting, please read this Proxy Statement with care and vote right away using one of the following methods.

BY INTERNET USING YOUR COMPUTER	BY TELEPHONE	BY INTERNET USING YOUR TABLET OR SMARTPHONE	IF YOU RECEIVED YOUR PROXY MATERIALS BY MAIL, BY MAILING YOUR PROXY CARD

Registered Owners Visit 24/7 www.proxyvote.com	Registered Owners in the U.S. or Canada dial toll-free 24/7 1-800-690-6903	Scan this QR code 24/7 to vote with your mobile device (may require free software)	Cast your ballot, sign your proxy card and send by free post
You will need the Control Number included on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials.

The telephone and Internet voting facilities will close at 11:59 p.m. Eastern Time on November 7, 2018.

If your shares are held in a stock brokerage account or by a bank or other nominee, your ability to vote by telephone or over the Internet depends on your broker’s voting process. Please follow the directions provided to you by your broker, bank or nominee.

Voting During the Annual Meeting

You may also vote during the Annual Meeting by visiting broadridge.onlineshareholdermeeting.com and following the instructions. You will need the Control Number included on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials.

Questions and Answers About the Annual Meeting and Voting

Please see the section entitled “About the Annual Meeting and These Proxy Materials” beginning on page 80 for answers to common questions on the rules and procedures about the proxy and annual meeting process.

2     Broadridge 2018 Proxy Statement

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are supplied to help you find further information in this Proxy Statement.

Nominees for Director (page 8)

The following table provides summary information about each director nominee. Each director stands for election annually. Detailed information about each nominee’s background, skill set and areas of experience can be found beginning on page 8.

Director Name	Age	Occupation	Independent		Director Since
Leslie A. Brun	66	Chairman and CEO, SARR Group, LLC	Yes	(1)	2007
Pamela L. Carter	69	Retired President, Cummins Distribution Business, a division of Cummins Inc.	Yes		2017
Richard J. Daly	65	CEO, Broadridge	No	(2)	2007
Robert N. Duelks	63	Retired Executive, Accenture plc	Yes		2009
Brett A. Keller	50	CEO, priceline.com	Yes		2015
Stuart R. Levine	71	Chairman and CEO, Stuart Levine and Associates LLC	Yes		2007
Maura A. Markus	60	Former President and COO, Bank of the West	Yes		2013
Thomas J. Perna	67	Chairman, Board of Trustees, Pioneer Mutual Fund Group	Yes		2009
Alan J. Weber	69	CEO, Weber Group LLC	Yes		2007
(1)	Chairman of the Broadridge Board. If re-elected will serve as Lead Independent Director effective January 2, 2019.
(2)	Broadridge Management. If re-elected will serve as Executive Chairman effective January 2, 2019.

Governance Highlights (page 17)

The Company believes good governance is integral to achieving long-term stockholder value. We are committed to governance policies and practices that serve the interests of the Company and its stockholders. The Board of Directors monitors developments in governance best practices to assure that it continues to meet its commitment to thoughtful and independent representation of stockholder interests. The following table summarizes certain corporate governance practices and facts:

Board

Strong Independent Board Leadership

Majority Independent Directors – 8 of the 9 director nominees are independent

Annual Election of Directors by majority of votes cast

Director Stock Ownership Guidelines and Holding Period Requirements – each director is expected to own common stock or deferred stock units (“DSUs”) with a value equivalent to a multiple of their annual retainer

Annual Board and Committee Evaluation Process

Stockholder Rights

Proxy Access

No Poison Pill

Executive Compensation

Annual Say on Pay Stockholder Vote

Clawback Policy

Prohibition on Hedging, Pledging and Short Sales of our Securities

Double-trigger on Change in Control

No Re-pricing or Discount Stock Options

No Dividends or Dividend Equivalents on Unvested Equity Awards

Stock Ownership Guidelines and Retention and Holding Period Requirements

No Employment Agreements

No Excise Tax Gross-ups

Restrictive Covenant Agreements

Modest Perquisites

Broadridge 2018 Proxy Statement     3

Select Performance Highlights (page 33)

For more complete information about our financial performance, please review the Company’s 2018 Annual Report on Form 10-K (the “2018 Form 10-K”).

Business Highlights.

In fiscal year 2018, we achieved another year of strong financial performance, including record closed sales results. These strong financial results enabled the Company to generate total shareholder return of 55% for the one-year period ended June 30, 2018, which is performance in the top quartile of companies in the S&P 500.

We reported total revenues of $4,330 million, compared to $4,143 million in the prior year, and fee-based revenues of $2,817 million, compared to $2,589 million in the prior year.

$4,143
$4,330
+5%
'17
'18
TOTAL REVENUES
(dollars in millions)
$2,589
$2,817
+9%
'17
'18
FEE-BASED REVENUES
(dollars in millions)

We reported net earnings of $428 million, compared to $327 million in the prior year, and adjusted net earnings of $504 million, compared to $378 million in the prior year.

$327
$428
+31%
'17
'18
NET EARNINGS
(dollars in millions)
$378
$504
+33%
'17
'18
ADJUSTED NET EARNINGS
(dollars in millions)

We reported diluted earning per share (*"EPS"*) of $3.56 per share, compared to $2.70 per share in the prior year, and adjusted EPS of $4.19 per share, compared to $3.13 per share in the prior year.

$2.70
$3.56
+32%
'17
'18
DILUTED EPS
$3.13
$4.19
+34%
'17
'18
ADJUSTED EPS

We reported closed sales of $215 million, compared to $188 million in the prior year.

$188
$215
+14%
'17
'18
CLOSED SALES
(dollars in millions)

Stockholder Value Creation.

•	Returned $391 million to stockholders through dividends and share repurchases under our stock repurchase program (net of proceeds from exercises of stock options)
•	Increased the annual dividend amount declared by 11% during fiscal year 2018
•	Increased our annual dividend amount for fiscal year 2019 by 33% – with this increase, our annual dividend has increased for the eleventh consecutive year since becoming a public company

4     Broadridge 2018 Proxy Statement

Pay is Aligned to Company Performance (page 32)

Broadridge’s compensation programs are designed to align the interests of our executives with the interests of our stockholders. For this reason, the mix of compensation elements for the executive officers listed on the Summary Compensation Table on page 54 (the “Named Executive Officers” or “NEOs”), and particularly the chief executive officer (“Chief Executive Officer” or “CEO”), is heavily weighted towards variable, performance-based compensation.

In line with the Company’s strong overall financial performance in fiscal year 2018, the annual cash incentive payments for the Named Executive Officers ranged from 125% to 136% of their targets. In addition, because of our strong EPS performance in fiscal years 2017 and 2018, performance-based restricted stock unit (“RSU”) awards were earned at 130% of their target amounts.

The total direct compensation (“TDC”) of the Named Executive Officers increased in fiscal year 2018 due to the short-term cash incentive payouts reflecting the Company’s performance in this fiscal year. In addition, in some cases, based on executive performance in the prior fiscal year, TDC targets were increased for fiscal year 2018.

Target Compensation for Named Executive Officers (page 37)

A summary of the fiscal year 2018 target TDC of the Named Executive Officers as approved by the Compensation Committee is set forth in the table below. The compensation presented in this table differs from the compensation presented in the Summary Compensation Table, which can be found on page 54 of this Proxy Statement, and is not a substitute for such information.

	Base Salary		Annual Cash Incentive			Annual Equity Incentive
Name	Annual Value	Fixed Cash as % of Target TDC	Cash Incentive Target as % of Base	Target Value	Cash Incentive as % of Target TDC	Target Value	Equity as % of Target TDC	Target TDC
Mr. Daly	$928,288	11%	165%	$1,531,675	18%	$6,000,000	71%	$8,459,963
Mr. Young	$562,754	21%	90%	$506,479	19%	$1,650,000	61%	$2,719,233
Mr. Gokey	$636,540	19%	130%	$827,502	24%	$1,950,000	57%	$3,414,042
Mr. Perry	$601,000	28%	140%	$841,400	39%	$700,000	33%	$2,142,400
Mr. Schifellite	$583,495	26%	115%	$671,019	30%	$1,000,000	44%	$2,254,514

Executive Total Compensation Mix (page 37)

A significant portion of the CEO’s and other Named Executive Officers’ target TDC is variable, performance-based compensation. This is intended to ensure that the executives who are most responsible for overall performance and changes in stockholder value are held most accountable for results.

Broadridge 2018 Proxy Statement     5

Response to Say on Pay Advisory Vote (page 37)

Each year, the Company provides stockholders with an opportunity to cast an advisory vote on the compensation of the Company’s Named Executive Officers (the “Say on Pay Vote”). At the 2017 annual meeting of stockholders, stockholders continued their strong support of our executive compensation program with approximately 97% of the votes cast in favor of the proposal. Based on the outcome of the annual Say on Pay Vote, the Compensation Committee believes that the Company’s current executive compensation program is aligned with the interests of the Company’s stockholders. Accordingly, the Compensation Committee decided to retain the core elements and pay-for-performance design of our executive compensation program for fiscal year 2018.

In addition, at the 2017 annual meeting of stockholders, the Company held a non-binding vote on the frequency of the Say on Pay Vote to approve the compensation of its Named Executive Officers as disclosed in the Proxy Statement (the “Frequency Vote”). Currently, the Say on Pay Vote is included every year. At the 2017 annual meeting of stockholders, approximately 84% of the votes cast by stockholders were in favor of continuing to hold the Say on Pay Vote every year.

The Compensation Committee will continue to consider the outcome of the Company’s Say on Pay Votes and the views of our stockholders when making future compensation decisions for the Named Executive Officers.

Approval of the 2018 Omnibus Award Plan (page 68)

We are requesting that stockholders vote in favor of the Broadridge Financial Solutions, Inc. 2018 Omnibus Award Plan (the “2018 Omnibus Award Plan”), which is maintained for the benefit of eligible employees, directors and consultants of the Company and its affiliates.

The 2018 Omnibus Award Plan was unanimously adopted by the Board of Directors on August 2, 2018, subject to approval by our stockholders. The Board of Directors believes that approval of the 2018 Omnibus Award Plan is in the best interests of the Company and the stockholders. Awards that may be granted under the 2018 Omnibus Award Plan (and are currently granted under our Amended and Restated 2007 Omnibus Award Plan (the “2007 Omnibus Award Plan”)) are an important component of our overall compensation program, which allows us to link the compensation of our employees, directors and consultants to Company performance, align their interests with stockholder interests and enables our employees, directors and consultants to build long-term stockholder value.

As described in more detail in this Proxy Statement, the 2018 Omnibus Award Plan is intended to replace the 2007 Omnibus Award Plan, which is our only equity plan. It will provide that an additional 7,190,000 shares of our common stock, together with the number of shares that remain available under the 2007 Omnibus Award Plan at the effective time, may be issued as equity-based compensation awards to our employees, directors and consultants. If our stockholders do not approve the 2018 Omnibus Award Plan, the 2007 Omnibus Award Plan will remain in effect with its current terms and conditions. As of June 30, 2018, there were 2,755,510 shares available for grant under the 2007 Omnibus Award Plan, all of which could be granted as any form of award authorized under the 2007 Omnibus Award Plan. Upon effectiveness of the 2018 Omnibus Award Plan, no further grants of awards will be made under the 2007 Omnibus Award Plan.

Ratification of Auditors (page 77)

We ask our stockholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the year ending June 30, 2019. Below is summary information about Deloitte & Touche LLP’s fees for 2018 and 2017.

Type of Fees ($ in thousands)	2018	2017
Audit Fees	$4,771	$4,474
Audit-Related Fees	4,187	3,286
Tax Fees	671	251
All Other Fees	—	—
Total Fees	$9,629	$8,011

6     Broadridge 2018 Proxy Statement

Proposal 1 — Election of Directors

At the 2018 Annual Meeting, nine directors are to be elected, each of whom will serve until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualified. The Board has nominated the following individuals to serve as members of the Board of Directors: Leslie A. Brun, Pamela L. Carter, Richard J. Daly, Robert N. Duelks, Brett A. Keller, Stuart R. Levine, Maura A. Markus, Thomas J. Perna, and Alan J. Weber.

Each of the nominees currently serves on the Board and was elected by the stockholders at the 2017 annual meeting of stockholders. Each nominee has consented to be nominated and to serve, if elected.

Nominee Qualifications

Under the Company’s Corporate Governance Principles, a majority of the Board must be comprised of directors who are independent based on the rules of the New York Stock Exchange (the “NYSE”). The NYSE rules provide that the Board is required to affirmatively determine which directors are independent and to disclose such determination for each annual meeting of stockholders. No director will be deemed to be independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as an officer, stockholder or partner of an organization that has a relationship with the Company. In its review of director independence, the Board of Directors considers all relevant facts and circumstances, including without limitation, all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director may have with the Company in conjunction with the Corporate Governance Principles and Section 303A of the NYSE’s Listed Company Manual (the “NYSE Listing Standards”).

On August 2, 2018, the Board reviewed each director’s relationship with us and affirmatively determined that all of the directors, other than Mr. Daly, are independent under the NYSE Listing Standards. Mr. Daly was determined to not be independent because he is our Chief Executive Officer. The Governance and Nominating Committee seeks directors with established strong professional reputations and experience in areas relevant to the strategy and operations of the Company’s businesses, particularly industries that Broadridge serves.

Broadridge is a global financial technology leader and a member of the S&P 500, providing investor communications and technology-driven solutions to banks, broker-dealers, asset managers and corporate issuers. Our services include investor and customer communications, securities processing, and data and analytics solutions. In short, we provide important infrastructure that powers the financial services industry. With over 50 years of experience, including over 10 years as an independent public company, we provide financial services firms with advanced, dependable, scalable and cost-effective integrated solutions. Our solutions help reduce the need for clients to make significant capital investments in operations infrastructure, thereby allowing them to increase their focus on core business activities.

We serve a large and diverse client base across four client groups: capital markets, asset management, wealth management and corporations. Our clients in the financial services industry include retail and institutional brokerage firms, global banks, mutual funds, asset managers, insurance companies, annuity companies, institutional investors, specialty trading firms, clearing firms, third party administrators, hedge funds, and financial advisors. Our corporate clients are typically publicly held companies. In addition to financial services firms, our customer communications business services other corporate clients in the healthcare, insurance, consumer finance, telecommunications, utilities, retail and other service industries with their essential communications.

Our directors’ skills, expertise, background and experiences encompass the areas of banking and financial services, information processing services, technology services, and providers of services to the financial services industry, all of which are areas important to our Company’s businesses and strategy.

The biographies of the director nominees are set forth below. They contain information regarding the individual’s service as a director of the Company, business experience, director positions held currently or any time in the past five years, and the experiences, qualifications, attributes or skills that caused the Board to determine that such individual should serve as a director of the Company.

Each of the nominees for election as a director at the 2018 Annual Meeting holds or has held senior executive positions in large, complex organizations, and most hold or have held the role of chief executive officer. This experience demonstrates their ability to perform at the highest levels. In these positions, they have gained experience in core business skills, such as strategic and financial planning, public company financial reporting, compliance, risk management, leadership development, and marketing. This experience enables them to provide sound judgment concerning the issues facing a large corporation in today’s environment, provide oversight of these areas at the Company and evaluate our performance.

Broadridge 2018 Proxy Statement      7

Proposal 1 — Election of Directors

The Governance and Nominating Committee also believes that each of the nominees has other key attributes that are important to an effective board: wisdom, integrity, an understanding and general acceptance of the Company’s corporate philosophy, valid business or professional knowledge and experience, a proven record of accomplishment with excellent organizations, an inquiring mind, a willingness to speak one’s mind, an ability to challenge and stimulate management, and a willingness to commit time and energy. The Governance and Nominating Committee takes diversity into account in determining the Company’s slate of nominees and believes that, as a group, the directors bring a diverse range of perspectives to the Board’s deliberations.

In addition to the above, the Governance and Nominating Committee also considered the specific experience described in the biographical details that follow in determining to nominate the individuals set forth below for election as directors. For more information on the process undertaken by the Governance and Nominating Committee in recommending qualified director candidates to the Board, see the “Corporate Governance–Nomination Process” section of this Proxy Statement.

Information About the Nominees

Leslie A. Brun

Age 66, has served as Chairman of the Board since 2011 and has been a member of our Board of Directors since 2007. The Board has appointed Mr. Brun to serve as Lead Independent Director of the Board, and if re-elected, will serve in such role effective January 2, 2019.

Independent Chairman

Mr. Brun has been the Chairman and Chief Executive Officer of SARR Group, LLC, an investment holding company, since 2006. He is currently Vice Chairman and Senior Advisor of G100 Companies, a unique business partnership that combines the world’s best C-level learning communities with premier professional services firms. He has served as the Non-Executive Chairman of CDK Global, Inc., a global provider of integrated technology solutions to the information technology and marketing/advertising markets of the automotive retail industry, since 2014. Mr. Brun has served as a director of Merck & Co., Inc., a health care company, since 2008, where he has served as the Lead Independent Director since 2014. He served on the Board of Directors of Hewlett Packard Enterprise Company from 2015 through 2018. In 2018, he was elected to the Board of Directors of Corning, Inc. From 2011 to 2013, he was Managing Director and head of Investor Relations at CCMP Capital, a global private equity firm. Previously, from 1991 to 2005, Mr. Brun served as founder, Chairman and Chief Executive Officer of Hamilton Lane Advisors, a private markets investment firm. From 1988 to 1990, he served as co-founder and Managing Director of the investment banking group of Fidelity Bank. Mr. Brun served as a director of Automatic Data Processing, Inc. (“ADP”), a provider of business outsourcing solutions and our former parent company, from 2003 to 2015, including serving as ADP’s Chairman of the Board from 2007 to 2015. Mr. Brun is a former trustee of Widener University, the University at Buffalo Foundation, Inc. and The Episcopal Academy in Merion, Pennsylvania.

Specific experience, qualifications, attributes or skills:

•	Extensive finance, management, investment banking, commercial banking, and financial advisory experience
•	Operating and management experience, including as chief executive officer of an investment holding company
•	Public company directorship and committee experience

8     Broadridge 2018 Proxy Statement

Proposal 1 — Election of Directors

Pamela L. Carter

Age 69, is a member of the Audit Committee. Ms. Carter has been a member of our Board of Directors since 2017.

Independent Nominee

Ms. Carter is the retired President of Cummins Distribution Business, a division of Cummins Inc., a global manufacturer of diesel engines and related technologies. She assumed that role in 2008 and served in that position until she retired in 2015. She previously served as President – Cummins Filtration, then as Vice President and General Manager of Europe, Middle East and Africa business and operations for Cummins Inc. since 1999. Ms. Carter served as Vice President and General Counsel of Cummins Inc. from 1997 to 1999. Prior to joining Cummins Inc., she served as the Attorney General for the State of Indiana from 1993 to 1997. In 2010, Ms. Carter was appointed to the Export-Import Bank of the United States’ (the “U.S.”) sub-Saharan Africa Advisory Council. Ms. Carter currently serves on the Board of Directors of Enbridge Inc. following the merger of Spectra Energy Corp. and Enbridge in 2017. She has served on Spectra’s Board since 2007. In addition, she is also on the Board of Directors of CSX Corp. where she has served since 2010, and she has been a member of the Board of Directors of Hewlett Packard Enterprise Company since 2015.

Specific experience, qualifications, attributes or skills:

•	Extensive global management and operational experience
•	Government leadership provides regulatory perspective
•	Public company directorship and committee experience

Richard J. Daly

Age 65, is our Chief Executive Officer and has been a member of our Board of Directors since 2007. The Board has appointed Mr. Daly to serve as Executive Chairman, and if re-elected, will serve in such role effective January 2, 2019. Mr. Daly will be succeeded as Chief Executive Officer by Timothy C. Gokey effective January 2, 2019.

Management

Mr. Daly has served as our Chief Executive Officer since we became an independent company in 2007. He also served as President of Broadridge from 2014 to 2017, when Timothy C. Gokey assumed the role. Prior to the 2007 spin-off of Broadridge from ADP, Mr. Daly served as Group President of the Brokerage Services Group of ADP, as a member of the Executive Committee and a Corporate Officer of ADP since June 1996. In his role as President, he shared the responsibility of running the Brokerage Services Group and was directly responsible for our Investor Communication Solutions business. Mr. Daly joined ADP in 1989, as Senior Vice President of the Brokerage Services Group, following the acquisition by ADP of the proxy services business he founded. Mr. Daly served as a member of the Board of Directors of The ADT Corporation from January 2014 until May 2016, when it became a privately-held company. He is a member of the Advisory Board of the National Association of Corporate Directors (the “NACD”), and the Board of Directors of the SIFMA Foundation.

Specific experience, qualifications, attributes or skills:

•	Chief Executive Officer’s unique perspective and insights into the Company, including its businesses, relationships, competitive and financial positioning, senior leadership and strategic opportunities and challenges
•	Operating, business and management experience at a major global company as president of the Company’s predecessor business
•	Founder of the Investor Communication Solutions business, the Company’s largest business
•	Public company directorship and committee experience
•	Core business skills

Broadridge 2018 Proxy Statement      9

Proposal 1 — Election of Directors

Robert N. Duelks

Age 63, is a member of the Audit Committee and the Compensation Committee. Mr. Duelks has been a member of our Board of Directors since 2009.

Independent Director

Mr. Duelks is a former executive of Accenture plc; having served for 27 years in various capacities until his retirement in 2006. Throughout his tenure at Accenture, Mr. Duelks held multiple roles and had responsibilities including and ranging from local client service, regional operations management to management of global offerings. While at Accenture, he served on multiple leadership committees including the Board of Partners, the Management Committee and the Executive and Operating Committee for the Global Financial Services Operating Group. Mr. Duelks has served as an advisor to the senior executives of Tree Zero, a manufacturer of 100% tree free paper products since 2010. He is the former Chairman and a current member of the Board of Trustees of Gettysburg College, and previously served as a member of the Advisory Board for the Business School at Rutgers University.

Specific experience, qualifications, attributes or skills:

•	Extensive experience in the management and operation of a technology and consulting services business
•	Core business skills

Brett A. Keller

Age 50, is a member of the Audit Committee. He was appointed as a member of our Board of Directors in 2015.

Independent Director

Mr. Keller is the Chief Executive Officer of priceline.com, a leading provider of online travel services, and a subsidiary of Booking Holdings, Inc., a position he has held since 2016. Prior to his appointment as Chief Executive Officer, he served as priceline.com’s Chief Operating Officer, in 2016, and as its Chief Marketing Officer from 2002 to 2015. Mr. Keller joined priceline.com in 1999 and has played a central role in the Company’s evolution. As Chief Operating Officer, he was responsible for all marketing, technology, and product development areas of the business. As Chief Marketing Officer, he oversaw all global and strategic branding, marketing, distribution, product development and customer led data initiatives for the Company. Prior to joining priceline.com, Mr. Keller served as a director of online travel services for Cendant, a consumer services holding company. Mr. Keller sits on the National Advisory Council for the Marriott School of Management at Brigham Young University.

Specific experience, qualifications, attributes or skills:

•	Operating and management experience as a chief executive officer and chief operating officer
•	Extensive experience in global consumer marketing, including branding, communications, online merchandising, and scaled consumer acquisition
•	Digital industry knowledge, including significant management of search engine marketing (SEM), social media, affiliate, user interface and user experience design development, big data, and programmatic disciplines
•	Broad operational and management experience

10     Broadridge 2018 Proxy Statement

Proposal 1 — Election of Directors

Stuart R. Levine

Age 71, is the Chair and a member of the Governance and Nominating Committee and a member of the Audit Committee. He has been a member of our Board of Directors since 2007.

Independent Director

Mr. Levine is the founder, and has served as the Chairman and Chief Executive Officer of Stuart Levine and Associates LLC, an international management consulting and leadership development company, since 1996. He is the founder, Chairman and Chief Executive Officer of EduLeader LLC, an interactive digital learning company. He previously served as the Lead Director of Gentiva Health Services, Inc., a provider of home healthcare services, where he served from 2000 to 2009, and as Lead Director of J. D’Addario & Company, Inc., a private manufacturer of musical instrument accessories, where he served from 2005 to 2016, and as Vice Chairman of the board of Northwell Health from 1999 to 2002. In addition, Mr. Levine is the bestselling author of “The Leader in You” (Simon & Schuster 2004), “The Six Fundamentals of Success” (Doubleday 2004) and “Cut to the Chase” (Doubleday 2007). In 2011, Mr. Levine was recognized as one of the top 100 directors in the U.S. by the NACD and was designated as one of 17 Governance Fellows by the NACD as a Board Leadership Fellow. He also served as a director of European American Bank from 1995 to 2001 and The Olsten Corporation, a provider of staffing solutions, from 1994 to 2000. From 1992 to 1996, he was Chief Executive Officer of Dale Carnegie & Associates, Inc., a provider of leadership, communication and sales skills training. Mr. Levine is a former Chairman of Dowling College, as well as a former Member of the New York State Assembly.

Specific experience, qualifications, attributes or skills:

•	Operating and management experience, including as chief executive officer of a global client services business
•	Public company directorship and committee experience
•	Frequent panel chair and participant in director education programs sponsored by the NACD

Maura A. Markus

Age 60, is a member of the Audit Committee and the Compensation Committee. She has been a member of our Board of Directors since 2013.

Independent Director

Ms. Markus is the former President and Chief Operating Officer of Bank of the West, a role she held from 2010 through 2014. She is also a former member of the Board of Directors of Bank of the West and BancWest Corporation, and the Bank’s Executive Management Committee. Before joining Bank of the West, Ms. Markus was a 22-year veteran of Citigroup, having most recently served as Head of International Retail Banking in Citi’s Global Consumer Group. She held a number of additional domestic and international management positions including President, Citibank North America from 2000 to 2007. In this position, she also served as Chairman of Citibank West. Ms. Markus also served as Citi’s European Sales and Marketing Director in Brussels, Belgium, and as President of Citi’s consumer business in Greece. Ms. Markus has served on the Board of Directors of Stifel Financial Corp., a public financial services company, since 2016. Ms. Markus is a former member of The Financial Services Roundtable. Among her numerous community interests, she is a board member of Catholic Charities CYO of San Francisco, and is a member of Year Up Bay Area’s Talent and Opportunity Board. In addition, Ms. Markus serves as a trustee for the College of Mount Saint Vincent in New York.

Specific experience, qualifications, attributes or skills:

•	Operating and management experience, including as chief operating officer of a large financial services company
•	Extensive experience in the financial services industry, including as a senior executive of a major global financial institution
•	Public company directorship and committee experience

Broadridge 2018 Proxy Statement      11

Proposal 1 — Election of Directors

Thomas J. Perna

Age 67, is a member of the Audit Committee and the Governance and Nominating Committee. He has been a member of our Board of Directors since 2009.

Independent Director

Mr. Perna is the Chairman of the Board of Trustees of the Pioneer Mutual Fund Group. Prior to his appointment as Chairman, he served as a member of the Board of Trustees of the Pioneer Funds from 2006, overseeing approximately 57 open-end and closed-end investment companies in a mutual fund complex. He is the former Chairman and Chief Executive Officer of Quadriserv, Inc., a company that provides technology products for the securities lending industry. Mr. Perna served as Chief Executive Officer of Quadriserv, Inc. from 2008 to 2014. Prior to joining Quadriserv, Inc. in 2005, Mr. Perna served as Senior Executive Vice President of The Bank of New York, now known as The Bank of New York Mellon, in its Financial Institutions Banking, Asset Servicing and Broker Dealer Services sectors. In this role, he was responsible for over 6,000 employees globally. Mr. Perna joined The Bank of New York in 1986. He also served as a Commissioner on the New Jersey Civil Service Commission from March 2011 until December 2015. Mr. Perna previously served on the Board of Directors of the Depository Trust & Clearing Corporation (DTCC), Euroclear Bank S.A., Euroclear Clearance System PLC and Omgeo PLC. He is a member of a number of banking and securities industry associations.

Specific experience, qualifications, attributes or skills:

•	Operating and management experience, including as chief executive officer of a provider of technology products to the securities industry
•	Experience in management of a global financial services firm
•	Core business skills

Alan J. Weber

Age 69, is the Chair and a member of the Compensation Committee and a member of the Audit Committee. He has been a member of our Board of Directors since 2007.

Independent Director

Mr. Weber has served as the Chief Executive Officer of Weber Group LLC, a private investment firm, since 2008. Mr. Weber retired as Chairman and Chief Executive Officer of U.S. Trust Corporation and as a member of the executive committee of the Charles Schwab Corporation in 2005. Previously, he was the Vice Chairman and Chief Financial Officer of Aetna Inc., where he was responsible for corporate strategy, capital management, information technology, investor relations and financial operations. He also held a number of senior level positions at Citibank N.A., where he worked from 1971 to 1998, including as Chairman of Citibank International and Executive Vice President of Citibank. During his tenure at Citibank, Mr. Weber oversaw operations in approximately 30 countries, including assignments in Japan, Italy and Latin America. Mr. Weber has served as a director of Diebold Nixdorf Inc., a provider of self-service delivery and security systems and services, since 2005. He is also on the board of Street Diligence LLC, a private company. In addition, Mr. Weber serves as a member of the board of DCTV, a New York based charitable organization.

Specific experience, qualifications, attributes or skills:

•	Operating and management experience, including as chief executive officer and chief financial officer of global financial services firms
•	Expertise in finance, financial reporting, compliance and controls
•	Experience in financial services and information technology businesses
•	Public company directorship and committee experience

12     Broadridge 2018 Proxy Statement

Proposal 1 — Election of Directors

Required Vote

Each director nominee receiving a majority of the votes cast at the 2018 Annual Meeting, in person or by proxy, and entitled to vote in the election of directors, will be elected, provided that a quorum is present. Abstentions and broker non-votes will be included in determining whether there is a quorum. In determining whether such nominees have received the requisite number of affirmative votes, abstentions will have no effect on the outcome of the vote. Pursuant to NYSE regulations, brokers do not have discretionary voting power with respect to this proposal, and broker non-votes will have no effect on the outcome of the vote.

Recommendation of the Board of Directors

The Board of Directors Recommends that you Vote “FOR” the Election of All Nominees

Broadridge 2018 Proxy Statement      13

Director Compensation

The compensation of our non-management directors is determined by the Compensation Committee upon review of recommendations from the Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”). The table below sets forth cash and equity compensation paid to our non-management directors (including our independent Chairman) in the fiscal year ended June 30, 2018. All of our directors are non-management directors, other than Mr. Daly, who is our CEO. Mr. Daly’s compensation as CEO is reflected in the Summary Compensation Table on page 54 of the “Executive Compensation” section of this Proxy Statement. Mr. Daly does not receive any separate cash or equity compensation for his participation on the Broadridge Board of Directors.

The table on page 16 on fiscal year 2018 non-management director compensation includes the following compensation elements:

Compensation Element	Director Compensation Program
Annual Cash Retainer	•	$75,000, which may be deferred at the director’s option
Annual Equity Retainer	•	$145,000 target value split equally between stock options and DSUs that are fully vested upon grant
Board and Committee Meeting Fees for all directors other than the Chairman	•	$1,500 for each Board meeting and committee meeting attended in person
	•	$750 for telephonic meetings
Annual Committee Chair Cash Retainer	•	$15,000
Chairman Additional Annual Retainer	•	$62,500 in cash
	•	$57,500 equity award target value split equally between stock options and DSUs that are fully vested upon grant
Matching Gift Program	•	For each director, the Company matches charitable contributions up to $10,000 per calendar year
Stock Ownership Guidelines and Holding Period Requirements	•	Ownership of common stock or DSUs with a value equivalent to a multiple of the annual cash retainer
	•	Holding of 100% of shares received upon exercise of stock options, net of exercise price, tax liability, and transaction costs, until separation from service on the Board

Cash Compensation. In fiscal year 2018, all non-management directors received an annual retainer and meeting fees for each Board meeting and each committee meeting attended as a committee member. The meeting fees are paid irrespective of whether meetings are held on the same date; and attendance at Board or committee meetings by telephone results in payment of half of the standard meeting fee. The Chairs of the Audit, Compensation, and Governance and Nominating Committees each received an additional annual retainer. Our independent Chairman, Mr. Brun, received an additional cash retainer, but is not entitled to receive meeting fees for participation in Board or committee meetings.

All retainers and meeting fees are paid in cash on a quarterly basis. Pursuant to the Broadridge Director Deferred Compensation Plan, directors may elect to defer their retainers and meeting fees into a notional account in the form of phantom shares of Broadridge common stock. The number of phantom shares awarded is determined by dividing the quarterly cash payment by the closing price of Broadridge stock on the last day of the quarter. This election is made annually prior to the beginning of the calendar year in which the retainers and fees are earned and is irrevocable for the entire calendar year. Accounts reflect changes in value over time based on the change in Broadridge’s stock price and are also credited with dividend equivalents in cash plus interest on a quarterly basis as dividends are declared by the Broadridge Board. Participants receive distributions of the value of their notional accounts in cash following their departure from the Board of Directors in either a lump sum or installments for up to five years, as previously elected by the director.

Equity Compensation. Non-management directors received annual grants of stock options and DSUs under the 2007 Omnibus Award Plan during fiscal year 2018. Our non-management directors each received equity awards and our independent Chairman, Mr. Brun, received an additional equity award. The equity target value is split equally between grants of stock options and DSUs. The number of shares comprising each director’s equity awards is determined at the time of grant based on a 30-day average stock price and, for stock options, the binomial stock option valuation method.

14     Broadridge 2018 Proxy Statement

Director Compensation

All stock options are granted with an exercise price equal to the closing price of Broadridge common stock on the date of grant. All stock options granted to our non-management directors are fully vested upon grant, and have a term of 10 years. Following separation from service on the Board, stock options held by directors expire at the earlier of the expiration of the option term and three years. All DSUs are granted at the same time as stock options, are fully vested upon grant, and will settle as shares of common stock upon the director’s separation from service on the Board. DSUs are credited with dividend equivalents in the form of additional DSUs on a quarterly basis as dividends are declared by the Broadridge Board.

Currently, the stock ownership guidelines for the Company’s non-management directors provide that each non-management director is expected to accumulate an amount of the Company’s common stock equal in value to at least five times their annual cash retainer. Stock option awards granted to the directors are not counted as shares of common stock for purposes of this calculation. All of our non-management directors have met the stock ownership multiple, other than Mr. Keller and Ms. Carter, who joined the Board in 2015 and 2017, respectively, and are making progress toward meeting the multiple.

In addition, the directors currently are required to hold 100% of their shares received upon exercise of stock options, net of their exercise price, tax liability, and transaction costs, until their separation from service on the Board. DSUs do not settle as shares of common stock until a director’s separation from service on the Board. Because of the holding requirement, there is no minimum time period in which the directors are required to achieve the stock ownership multiple.

In February 2018, the Board adopted new stock ownership guidelines for the Company’s non-management directors that will be effective beginning in November 2018. Under the new guidelines, non-management directors will be required to own Company stock equal to 10 times their annual cash retainer. Stock option awards and phantom stock will not count as shares of common stock for purposes of this calculation.

The new guidelines provide that non-management directors will no longer be required to hold 100% of their shares until their separation from service on the Board. Specifically the guidelines provide that:

•	A non-management director should retain at least 50% of the net profit shares realized after the exercise of stock options until the ownership level is reached. Net profit shares are the shares remaining after the sale of shares to finance payment of the stock option exercise price, taxes and transaction costs owed at exercise.
•	After the ownership level is met, the non-management director must continue to hold at least 50% of future net profit shares for one year.

Similar to the prior guidelines, because of the holding requirement, there is no minimum time period in which the directors are required to achieve the stock ownership multiple.

Other. Non-management directors may participate in the Broadridge Director & Officer Matching Gift Program (the “Matching Gift Program”). Under this program, a charitable foundation established and funded by the Company (the “Broadridge Foundation”) contributes an equal amount to any qualified tax-exempt organization that a director supports up to a maximum Company contribution of $10,000 per calendar year.

The non-management directors are also reimbursed for their reasonable expenses in connection with attending Board and committee meetings and other Company events.

Broadridge 2018 Proxy Statement      15

Director Compensation

Fiscal Year 2018 Non-Management Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Leslie A. Brun	$137,500	$135,269	$103,804	—	$376,573
Pamela L. Carter	$65,250	$77,002	$74,337	$10,000	$226,589
Robert N. Duelks	$96,750	$96,051	$74,337	$10,000	$277,138
Richard J. Haviland	$109,500	$96,051	$74,337	$10,000	$289,888
Brett A. Keller	$90,000	$80,963	$74,337	$10,000	$255,300
Stuart R. Levine	$109,500	$96,051	$74,337	$11,750	$291,638
Maura A. Markus	$96,750	$87,800	$74,337	$10,000	$268,887
Thomas J. Perna	$94,500	$96,051	$74,337	—	$264,888
Alan J. Weber	$111,750	$96,051	$74,337	$10,000	$292,138
(1)	Represents the amount of cash compensation payable for fiscal year 2018 Board and committee service. Ms. Markus deferred all of her fiscal year 2018 cash compensation under the Broadridge Director Deferred Compensation Plan, and was credited with 995 phantom shares of Broadridge common stock in a notional account.
(2)	Represents the aggregate grant date fair value of DSU awards granted during fiscal year 2018 (annual grants and quarterly dividend equivalent grants), computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification 718, Compensation – Stock Compensation (“FASB ASC Topic 718”). See Note 13, “Stock-Based Compensation,” to the Company’s Consolidated Financial Statements for the fiscal year ended June 30, 2018 included in the 2018 Form 10-K, for the relevant assumptions used to determine the valuation of these awards. The total number of DSUs that were outstanding for each non-management director as of June 30, 2018 is as follows: 20,809 (Mr. Brun); 868 (Ms. Carter); 14,382 (Mr. Duelks); 14,382 (Mr. Haviland); 3,741 (Mr. Keller); 14,382 (Mr. Levine); 8,552 (Ms. Markus); 14,382 (Mr. Perna); and 14,382 (Mr. Weber).
(3)	Represents the aggregate grant date fair value of option awards granted during fiscal year 2018 computed in accordance with FASB ASC Topic 718. See Note 13 “Stock-Based Compensation,” to the Company’s Consolidated Financial Statements for the fiscal year ended June 30, 2018 included in the 2018 Form 10-K, for the relevant assumptions used to determine the valuation of these awards. The total number of stock options outstanding for each non-management director as of June 30, 2018, all of which are exercisable, is as follows: 116,723 (Mr. Brun); 4,107 (Ms. Carter); 76,966 (Mr. Duelks); 61,866 (Mr. Haviland); 17,718 (Mr. Keller); 88,166 (Mr. Levine); 42,043 (Ms. Markus); 76,966 (Mr. Perna); and 88,166 (Mr. Weber).
(4)	Represents Company-paid contributions made to qualified tax-exempt organizations under the Matching Gift Program on behalf of the non-management directors. The Company matches contributions made by its non-management directors to qualified tax-exempt organizations, up to a maximum Company contribution of $10,000 per calendar year. Amounts shown reflect total Company matching contributions in each fiscal year, and therefore may be greater than the calendar year maximum.

16     Broadridge 2018 Proxy Statement

Corporate Governance

The Board of Directors

Our Corporate Governance Principles provide that directors are expected to attend regular Board meetings in person and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Each of our incumbent directors attended 100% of the meetings of the Board of Directors and of the committees on which they served during fiscal year 2018.

The Board of Directors has three standing committees, each of which is comprised solely of independent directors and is led by an independent Chair: Audit Committee, Compensation Committee, and Governance and Nominating Committee. The independent directors meet in executive sessions during each regular Board meeting and committee meeting. In addition, at least once a year, our independent directors meet to review the Compensation Committee’s annual review of the Chief Executive Officer.

	Leslie A. Brun	Pamela L. Carter	Richard J. Daly	Robert N. Duelks	Richard J. Haviland	Brett A. Keller	Stuart R. Levine	Maura A. Markus	Thomas J. Perna	Alan J. Weber	2018 Meetings Held
Board	C	•	•	•	•	•	•	•	•	•	5
Audit		•		•	C,F	•	•	•	•	F	6
Compensation				•				•		C	5
Governance and Nominating					•		C		•		3
C	Chair
F	Financial Expert

Chief Executive Officer Succession

On September 11, 2018, the Board of Directors appointed Timothy C. Gokey to succeed Richard J. Daly as Chief Executive Officer. Also on September 11, 2018, the Board appointed Mr. Daly to the role of Executive Chairman, after serving more than 11 years as CEO, and Leslie A. Brun, Chairman of the Board, was appointed by the Board as Lead Independent Director. All appointments are effective January 2, 2019.

These changes were designed to ensure continuity and for the Company to continue to benefit from Mr. Daly’s deep knowledge and passion for Broadridge’s business as the Company continues to grow and evolve. They were the result of a long-planned succession process, during which the Board had the opportunity to observe and evaluate Mr. Gokey in many different settings, including formal Board presentations, Board/management meetings, earnings calls, investor presentations and individual discussions with directors.

The Board determined that Mr. Gokey has been instrumental in creating and executing the strategies that have driven Broadridge’s growth over the past eight years, and that he has the right business and leadership skills, financial services experience and expertise in strategy, growth, innovation, and technology to be CEO. The Board agreed that Mr. Gokey is the right person to lead Broadridge into the future.

In his role as Executive Chairman, Mr. Daly will act as an advisor to the Chief Executive Officer on important initiatives including regulatory matters, digital adoption and retail shareholder engagement.

Board Leadership Structure

Our Corporate Governance Principles do not specify a policy with respect to the separation of the positions of Chairman and Chief Executive Officer or with respect to whether the Chairman should be a member of management or a non-management director. The Board recognizes that there is no single, generally accepted approach to providing Board leadership, and given the dynamic and competitive environment in which we operate, the Board’s leadership structure may vary as circumstances warrant.

The Board has determined that the leadership of the Board is currently best conducted by a Chairman. The Chairman provides overall leadership to the Board in its oversight function, while the Chief Executive Officer provides leadership

Broadridge 2018 Proxy Statement      17

Corporate Governance

with respect to the day-to-day management and operation of our business. We believe the separation of the offices allows the Chairman to focus on managing Board matters and allows the Chief Executive Officer to focus on managing our business. To further enhance the objectivity of the Board, the director nominees, other than Mr. Daly, are independent.

In connection with our recently announced CEO succession plan, the Board created the position of Executive Chairman. The Board appointed Mr. Daly to serve as our Executive Chairman, effective January 2, 2019, due to his long tenure and understanding of the Company as a founder of its core business and as CEO. The Board also believes that Mr. Daly’s service as Executive Chairman will enhance management continuity and provide a valuable resource for Mr. Gokey as he transitions to the role of CEO.

Given that Mr. Daly is not an independent director under applicable NYSE rules, the Board determined to continue the strong leadership of independent directors and created the role of Lead Independent Director. Mr. Brun was appointed by the Board to serve as Lead Independent Director, effective January 2, 2019.

The Executive Chairman will have the following duties and responsibilities as Chairman of the Board:

•	Call Board and stockholder meetings
•	Preside at Board and stockholder meetings
•	Prepare Board meeting schedules, agendas and materials, subject to approval of the Lead Independent Director

The Lead Independent Director’s duties and responsibilities will include:

•	Preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors
•	Serve as liaison between the Chairman and the independent directors
•	Approve meeting agendas and materials for the Board
•	The authority to call meetings of the independent directors
•	Act as liaison between the independent directors and the CEO

The Board believes that this structure will provide the Company and the Board with strong leadership, continuity of experience given Mr. Daly’s role, and appropriate independent oversight. The Board believes that having a Lead Independent Director vested with key duties and responsibilities and three independent Board committees chaired by independent directors provides a formal structure for strong independent oversight of the Executive Chairman and the Company’s management team.

Committees of the Board

Audit Committee

The Board of Directors has determined that each of the members of the Audit Committee is independent as defined by NYSE Listing Standards and the rules of the Securities and Exchange Commission (the “SEC”) applicable to audit committee members. The Board of Directors has determined that Mr. Haviland and Mr. Weber qualify as audit committee financial experts as defined in the applicable SEC rules, and that all Audit Committee members are financially literate.

The Audit Committee has a charter under which its responsibilities and authorities include assisting the Board in overseeing the:

•	Company’s systems of internal controls regarding finance, accounting, legal and regulatory compliance
•	Company’s auditing, accounting and financial reporting processes generally
•	Integrity of the Company’s financial statements and other financial information provided by the Company to its stockholders and the public
•	Company’s compliance with legal and regulatory requirements

18     Broadridge 2018 Proxy Statement

Corporate Governance

•	Performance of the Company’s Internal Audit Department and independent registered public accountants.

In addition, in the performance of its oversight duties and responsibilities, the Audit Committee also reviews and discusses with management the Company’s quarterly financial statements and earnings press releases as well as financial information and earnings guidance included therein; reviews periodic reports from management covering changes, if any, in accounting policies, procedures and disclosures, and management’s assessment of the effectiveness of internal control over financial reporting to ensure compliance with Section 404 of the Sarbanes-Oxley Act of 2002; and reviews and discusses with the Company’s internal auditors and with its independent registered public accountants the overall scope and plans of their respective audits.

In connection with the Company’s risk oversight process, the Audit Committee reviews and discusses with management the Company’s major financial and certain major business risk exposures (including those related to cybersecurity and data privacy) and the steps management has taken to monitor and control such exposures (including management’s risk assessment and risk management policies).

The Report of the Audit Committee is included on page 76 of this Proxy Statement. The Audit Committee’s charter is available on the Company’s Investor Relations website at www.broadridge-ir.com under the heading “Corporate Governance.”

Compensation Committee

The Board of Directors has determined that each member of the Compensation Committee is independent as defined by NYSE Listing Standards. In addition, each member of the Compensation Committee is independent for purposes of the applicable SEC and tax rules. The Compensation Committee has a charter under which its responsibilities and authorities include:

•	Reviewing the Company’s compensation strategy
•	Reviewing the performance of senior management
•	Reviewing the risks associated with the Company’s compensation programs
•	Approving the compensation of the Chief Executive Officer and all other executive officers
•	Reviewing and making recommendations to the Board regarding the director compensation program

In addition, the Compensation Committee administers the Company’s equity-based compensation plans and takes such other action as may be appropriate or as directed by the Board of Directors to ensure that the compensation policies of the Company are reasonable and fair.

As necessary, the Compensation Committee consults with FW Cook as its independent compensation consultant to advise on matters related to our executive officers’ and directors’ compensation and general compensation programs. FW Cook assists the Compensation Committee by providing comparative market data on compensation practices and programs. FW Cook also provides guidance on industry best practices, the design of incentive plans and other indirect elements of our overall compensation program, the setting of performance goals, and the drafting of compensation- related disclosures. For further discussion of the roles of the Compensation Committee and FW Cook, please see the section of this Proxy Statement entitled “Compensation Discussion and Analysis” beginning on page 32.

The Compensation Committee Report is included on page 53 of this Proxy Statement. The Compensation Committee’s charter is available on the Company’s Investor Relations website at www.broadridge-ir.com under the heading “Corporate Governance.”

Governance and Nominating Committee

The Board of Directors has determined that each member of the Governance and Nominating Committee is independent as defined by NYSE Listing Standards.

The Governance and Nominating Committee has a charter, under which its responsibilities and authorities include:

•	Identifying individuals qualified to become Board members and recommending that the Board select a group of director nominees for each annual meeting of the Company’s stockholders

Broadridge 2018 Proxy Statement      19

Corporate Governance

•	Ensuring that the Audit, Compensation and Governance and Nominating Committees of the Board of Directors shall have the benefit of qualified and experienced independent directors
•	Developing and recommending to the Board a set of effective corporate governance policies and procedures applicable to the Company

The Corporate Governance Principles and the Governance and Nominating Committee’s charter is available on the Company’s Investor Relations website at www.broadridge-ir.com under the heading “Corporate Governance.”

Nomination Process

When seeking candidates for director, the Governance and Nominating Committee may solicit suggestions from incumbent directors, management or stockholders. The Committee will consider director candidates proposed by stockholders, provided that the stockholder recommendation complies with the Company’s By-law provisions requiring that stockholder submissions be submitted to the Company’s Secretary at 5 Dakota Drive, Lake Success, New York 11042 in a timely manner and include the information called for in the Company’s By-laws concerning (a) the potential nominee and (b) the person proposing the nomination. The Committee will apply the same standards in considering candidates submitted by stockholders as it uses for any other potential nominee. In addition, the Governance and Nominating Committee has authority under its charter to retain a search firm to assist the Company with identifying and evaluating Board candidates who have the backgrounds, skills and experience that the Committee has identified as desired in director candidates.

After conducting an initial evaluation of a potential candidate, the Governance and Nominating Committee will interview that candidate if it believes such candidate might be suitable to be a director. The candidate may also meet with other members of the Board. At the candidate’s request, they may also meet with management. If the Governance and Nominating Committee believes a candidate would be a valuable addition to the Board, it will recommend that candidate’s election to the full Board.

The Governance and Nominating Committee selects each nominee based on the nominee’s skills, achievements and experience. The Corporate Governance Principles provide that director nominees should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions they can make.

The Governance and Nominating Committee considers a variety of factors in selecting candidates. The minimum characteristics that the Committee believes must be met include: independence, wisdom, integrity, an understanding and general acceptance of the Company’s corporate philosophy, valid business or professional knowledge and experience, a proven record of accomplishment with excellent organizations, an inquiring mind, a willingness to speak one’s mind, an ability to challenge and stimulate management, and a willingness to commit time and energy.

In making its selection of candidates to recommend for election, the Corporate Governance Principles provide that the Board seeks members from diverse professional, racial, cultural, ethnic and gender backgrounds that combine a broad spectrum of experience and expertise with a reputation for integrity. Exceptional candidates who do not meet all of these criteria may still be considered. The Corporate Governance Principles do not provide for a fixed number of directors, but provide that the optimum size of the Company’s Board of Directors is 8 to 12 directors.

Proxy Access By-law

The Company’s By-laws provide that under certain circumstances, a stockholder, or group of up to 50 stockholders, who have maintained continuous ownership of at least three percent (3%) of our common stock for at least three years may nominate and include a specified number of director nominees in our annual meeting proxy statement. The number of stockholder-nominated candidates appearing in our annual meeting proxy statement cannot exceed 25% of the number of directors then serving on the Board of Directors.

For a description of the process for nominating directors, see page 79 of this Proxy Statement.

Annual Board and Committee Evaluation Process

The Board conducts an evaluation of its performance and effectiveness as well as that of the three committees on an annual basis. The purpose of the evaluation is to track progress in certain areas targeted for improvement from year to year and to identify ways to enhance the Board’s and committees’ effectiveness. As part of the evaluation, each director

20     Broadridge 2018 Proxy Statement

Corporate Governance

completes a written questionnaire developed by the Governance and Nominating Committee to provide feedback on the effectiveness of the Board, the committees on which they serve, as well as each individual director’s own contributions. The collective ratings and comments of the directors are compiled and then presented to the Governance and Nominating Committee by its Chair, and to the full Board for discussion and action.

The Board’s Role in Risk Oversight

The Company’s management is responsible for managing risks affecting the Company, including identifying, assessing and appropriately mitigating risk. The responsibilities of the Board of Directors include oversight of the Company’s risk management processes. The Board of Directors has two primary methods of overseeing risk. The first method is through the Company’s Enterprise Risk Management (“ERM”) process which allows for full Board oversight of the most significant risks facing the Company. The second is through the functioning of the Board’s committees.

Management established the ERM process to ensure a complete Company-wide approach to risk over five distinct but overlapping core areas:

•	Strategic – the risks that could impede the Company from achieving its strategic vision and goals
•	Financial – the risks related to maintaining accurate financial statements, and timely and complete financial disclosures
•	Operational – the risks in the processes, people and technology the Company employs to achieve its strategy, normal business operations and cybersecurity
•	Compliance – the risks related to the Company’s legal and regulatory compliance requirements and violations of laws
•	Reputational – the risks that impact the Company’s reputation including failing to meet the expectations of its customers, investors, employees, regulators or the public

The goal of the ERM process is to provide an ongoing procedure, effected at all levels of the Company across each business unit and corporate function, to identify and assess risk, monitor risk, and agree on mitigating action. Central to Broadridge’s risk management process is its Risk Committee, which oversees management’s identification and assessment of the key risks in the Company, and reviews the controls management has in place with respect to these risks. The Risk Committee is comprised of executive officers and senior executives of the Company including the Chief Operating Officer, Chief Financial Officer, General Counsel, Senior Managing Director of Global Technology, Chief Information Officer, Chief Security Officer, and Chief Human Resources Officer. The Risk Committee communicates the results of its work directly to the Chief Executive Officer and the Board. The Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and General Counsel meet regularly to discuss specific risks and the Company’s risk management processes.

In addition, the Board and the Audit and Compensation Committees of the Board oversee specific areas of risk as follows:

•	The full Board has oversight responsibility of the Company’s Strategic, Operational, and Reputational risks.
•	Executive officers and senior executives with specific subject matter expertise update the full Board on the Strategic, Reputational and non-information technology Operational risks.
•	The Senior Managing Director of Global Technology, Chief Information Officer, SVP Global Technology/Office of the CIO, and Chief Security Officer update the full Board and the Audit Committee on information technology and cybersecurity Operational risks.
•	The Audit Committee has oversight responsibility of the Company’s Financial and Compliance risks (other than compensation program design risk).
•	The Chief Financial Officer, Chief Accounting Officer, and Treasurer update the Audit Committee on the Financial risks.
•	The Chief Financial Officer, Chief Accounting Officer, General Counsel, and other business and finance executives update the Audit Committee on the Compliance risks.

Broadridge 2018 Proxy Statement      21

Corporate Governance

•	The Compensation Committee has oversight responsibility of the Company’s compensation program design risk.
•	The Chief Human Resources Officer updates the Compensation Committee on compensation program design risk.

In addition, a subcommittee of the Risk Committee provides additional oversight of Broadridge’s cybersecurity risks. This Cybersecurity Council is comprised of senior executives representing a number of disciplines within the Company including the Chief Financial Officer. The Cybersecurity Council meets regularly, and reports on its activities and the progress of its cybersecurity and information security initiatives are provided regularly to the Audit Committee. In addition, the Cybersecurity Council provides a summary of its activities to the full Board.

The Chairs of the Audit Committee and Compensation Committee may address risks directly with management, or, where appropriate, may elevate a risk for consideration by the full Board. The ERM process and the full Board and committee approach to risk management leverages the Board’s leadership structure to ensure that risk is overseen by the Board on both a Company-wide approach and through specific areas of competency.

Risk Assessment of Compensation Programs

Management, with the assistance of FW Cook, performed an annual assessment of our compensation objectives, philosophy, and forms of compensation and benefits for all Broadridge employees, including the executives, to determine whether the risks arising from such policies or practices are reasonably likely to have a material adverse effect on the Company. A report summarizing the results of this assessment was reviewed and discussed with the Compensation Committee. After this review and in consultation with FW Cook, the Compensation Committee concluded that Broadridge’s compensation program does not create risks that are reasonably likely to have a material adverse effect on the Company.

The key design features in our compensation programs that support this conclusion are:

•	The mix between fixed and variable compensation, annual and long-term compensation, and cash and equity compensation are designed to encourage strategies and actions that are in Broadridge’s and its stockholders’ long-term best interests.
•	Stock options and performance-based RSUs provide for significant long-term wealth creation for executive officers when the Company provides meaningful total shareholder return over a sustained period. The multiple year vesting periods of 2.5 to 4 years for equity compensation awards encourage executives to focus on sustained stock price appreciation.
•	Incentive awards are determined based on a review of a variety of financial and non-financial indicators of performance, which diversifies the risk associated with any single performance measure.
•	The Compensation Committee reviews and approves executive officer objectives to ensure that goals are aligned with the Company’s business plans, achieve the proper risk/reward balance, and do not encourage unnecessary or excessive risk taking.
•	The Compensation Committee has the ability to use its discretion to reduce earned incentive awards based on a subjective evaluation of each individual’s performance against strategic and leadership objectives and other factors.
•	Broadridge maintains a clawback policy that requires the reimbursement by an executive officer of cash or equity incentive compensation earned by any executive officer in connection with a restatement of the Company’s financial statements due to material noncompliance with financial reporting requirements.
•	Officer Stock Ownership Guidelines are in place for all of the Company’s executive officers providing the goal that executive officers accumulate shares of our common stock ranging in value from two times to six times their current annual base salary based on their roles.

22     Broadridge 2018 Proxy Statement

Corporate Governance

•	Officer Stock Retention and Holding Period Requirements are in place providing the goal that all executive officers retain at least 50% of the net profit shares realized from stock option exercises and RSU vesting in the form of Broadridge common stock. These net profit shares must be held indefinitely if the executive officer has not met the stock ownership guideline and must be held for a minimum of one year if the executive officer has met the ownership guideline.
•	A Pre-Clearance and Insider Trading Policy is in place that requires pre-approval of any transactions in Broadridge common stock by executive officers and directors and prohibits the hedging or pledging of our stock.

Succession Planning

The Board is actively engaged and involved in executive officer talent management. The Board reviews the Company’s executive talent management strategy which includes a discussion of the Company’s leadership bench and succession plans with a focus on key positions at the senior officer level.

In addition, the committees of the Board regularly discuss the talent pipeline for specific critical roles. High potential leaders are given exposure and visibility to Board members through formal presentations and informal events. More broadly, the Board is regularly updated on key talent indicators for the overall workforce, including diversity, recruiting and development programs.

Communications with the Board of Directors

All interested parties who wish to communicate with the Board of Directors or any of the non-management directors, may do so by sending a letter to the Secretary, Broadridge Financial Solutions, Inc., 5 Dakota Drive, Lake Success, New York 11042, and should specify the intended recipient. All such communications, other than unsolicited commercial solicitations or communications, will be forwarded to the appropriate director for review. Any such unsolicited commercial solicitation or communications not forwarded to the appropriate director will be available to any non-management director who wishes to review it. The Governance and Nominating Committee, on behalf of the Board, will review any letters it may receive concerning the Company’s corporate governance processes and will make recommendations to the Board based on such communications.

Code of Business Conduct and Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics (the “Code of Business Conduct”) and a Code of Ethics for Principal Executive Officer and Senior Financial Officers (the “Code of Ethics”) which applies, among others, to the Company’s principal executive officer, principal financial officer and chief accounting officer. The Company will post on its website any amendment to the Code of Business Conduct or the Code of Ethics and any waiver of the Code of Business Conduct or the Code of Ethics granted to any of its directors or executive officers to the extent required by applicable rules.

Website Access to Corporate Governance Documents

Copies of the Corporate Governance Principles, Code of Business Conduct, Code of Ethics and the Charters of the committees of the Board of Directors are available on our Investor Relations website at www.broadridge-ir.com under the heading “Corporate Governance” or by writing to the Secretary, Broadridge Financial Solutions, Inc., 5 Dakota Drive, Lake Success, New York 11042.

Certain Relationships and Related Transactions

The Company maintains a written Related Party Transactions Policy. Under this policy, any transaction between the Company and a “related person” in which such related person has a direct or indirect material interest must be submitted to our Audit Committee for review, approval, or ratification.

A “related person” means a director, executive officer or beneficial holder of more than five percent (5%) of the Company’s outstanding common stock, or any immediate family member of the foregoing, as well as any entity at which any such person is employed, is a partner or principal (or holds a similar position), or is a beneficial owner of a 10% or greater direct or indirect equity interest. Our directors and executive officers must promptly inform our General Counsel of any plan to engage in a potential related party transaction.

Broadridge 2018 Proxy Statement      23

Corporate Governance

This policy requires our Audit Committee to be provided with full information concerning the proposed transaction, including the risks and benefits to the Company and the related person, any alternative means by which to obtain like products or services, and the terms of a similar transaction with an unaffiliated third party. In considering whether to approve any such transaction, the Audit Committee will consider all relevant facts and circumstances, including the nature of the interest of the related person in the transaction and the terms of the transaction. Specific types of transactions are excluded from review under the policy, such as, for example, transactions in which the related person’s interest derives solely from his or her service as a director of another entity that is a party to the transaction.

In fiscal year 2018, the Company did not engage in any related party transaction in which the amount involved exceeded $120,000.

In addition, the Code of Business Conduct prohibits Company personnel, including members of the Board of Directors, from exploiting their positions or relationships with Broadridge for personal gain. The Code of Business Conduct provides that there shall be no waiver of any part of the Code of Business Conduct, except by a vote of the Board of Directors or a designated committee, which will ascertain whether a waiver is appropriate and ensure that the waiver is accompanied by appropriate controls designed to protect Broadridge.

Director Attendance at Annual Meetings

The Company does not have a formal policy with regard to the directors’ attendance at annual meetings of stockholders. Generally, however, Board and committee meetings are held the same day as the annual meeting of stockholders, with directors attending the annual meeting. All of our incumbent directors who were members of our Board at the time attended the Company’s 2017 annual meeting of stockholders.

Stockholder Engagement

We believe that regular, transparent communication with our stockholders is essential to our long-term success. Throughout the year, members of our management team regularly engage with our stockholders to ensure that we are addressing their questions or concerns. We do this through the participation of our Chief Executive Officer, President and Chief Financial Officer at industry and investment community conferences, investor road shows, and analyst meetings both in our offices and in the offices of current and potential institutional investors. We provide several ways for our stockholders to communicate with us, including by email and telephone. During fiscal year 2018, members of our management team met with representatives of many of our top institutional stockholders to discuss our business strategy, financial performance, capital stewardship program, governance practices, executive compensation, and various other matters. We also invited our institutional investors to an “Investor Day” presentation at which several executives discussed our businesses in greater detail. Management shares with the Board any concerns raised by our stockholders. We have had success engaging with our stockholders to understand their questions or concerns, and we remain committed to these efforts on an ongoing basis.

We welcome feedback from all stockholders, who can contact our Investor Relations team by calling 516-472-5400 or by emailing broadridgeir@broadridge.com.

24     Broadridge 2018 Proxy Statement

Management

The following table sets forth information regarding individuals who serve as our executive officers.

Name	Age	Position(s)
Richard J. Daly	65	Chief Executive Officer, Director
Timothy C. Gokey	57	President and Chief Operating Officer
Christopher J. Perry	56	Corporate Senior Vice President, Global Sales, Marketing and Client Solutions
Robert Schifellite	60	Corporate Senior Vice President, Investor Communication Solutions
Adam D. Amsterdam	57	Corporate Vice President and General Counsel
Thomas P. Carey	47	Corporate Vice President, Broadridge International
Douglas R. DeSchutter	48	Corporate Vice President, Customer Communications
Robert F. Kalenka	55	Corporate Vice President, Investor Communication Solutions Operations
Michael Liberatore	52	Corporate Vice President, Investor Communication Solutions, Mutual Funds
Charles J. Marchesani	58	Corporate Vice President, Global Technology and Operations
Laura Matlin	59	Corporate Vice President, Deputy General Counsel, Chief Governance Officer and Chief Compliance Officer
Vijay Mayadas	46	Corporate Vice President, Global Fixed Income and Analytics
Michael S. Tae	42	Corporate Vice President, Corporate Strategy
Julie R. Taylor	50	Corporate Vice President, Chief Human Resources Officer
James M. Young	47	Corporate Vice President and Chief Financial Officer

Richard J. Daly. Mr. Daly is our Chief Executive Officer and a member of our Board of Directors. Mr. Daly’s biographical information is set forth in the “Proposal 1—Election of Directors—Information About the Nominees” section of this Proxy Statement.

Timothy C. Gokey. Mr. Gokey is our President and Chief Operating Officer. He is responsible for the operation of all Broadridge’s business units, technology, and operations in India. Effective January 2, 2019, Mr. Gokey will succeed Mr. Daly as Chief Executive Officer. Mr. Gokey was appointed Broadridge’s President in 2017. Previously, he served as our Corporate Senior Vice President and Chief Operating Officer, a position he held since 2012. Mr. Gokey joined Broadridge in 2010 as Chief Corporate Development Officer and was responsible for the Company’s growth initiatives, including sales and marketing, strategy, mergers and acquisitions, partnerships, and other growth-related activities. Prior to joining Broadridge, Mr. Gokey was President of the Retail Tax business at H&R Block from 2004 and he spent 13 years at McKinsey and Company, a global consulting firm, where he led McKinsey’s North American Financial Services Sales and Marketing Practice. Mr. Gokey was appointed to the Board of Directors of C.H. Robinson Worldwide, Inc., a $13 billion global logistics provider, in 2017. He is also on the Board of St. John’s Episcopal Church, Cold Spring Harbor, New York.

Christopher J. Perry. Mr. Perry is our Corporate Senior Vice President, Global Sales, Marketing and Client Solutions. He joined Broadridge in 2014 after more than 25 years of experience in banking, brokerage and financial information services. Most recently, he was Global Managing Director of Risk for the Financial & Risk division of Thomson Reuters. In this role, he was the general manager of a global segment which includes Governance, Risk, Compliance, Pricing, Valuation and Reference Services. Over the previous 14 years, Mr. Perry held numerous roles at Thomson Reuters and its predecessor, Thomson Financial. From 2011 to 2013, he was President, Global Sales & Account Management at the Financial & Risk division of Thomson Reuters. From 2006 to 2010, he served as President, Americas for Thomson Reuters and its predecessor, Thomson Financial. Earlier in his career, Mr. Perry worked for A-T Financial and PC Quote, after spending many years in institutional trading and retail brokerage with Kemper Financial’s Blunt Ellis & Loewi unit.

Robert Schifellite. Mr. Schifellite is our Corporate Senior Vice President, Investor Communication Solutions. He is the President of our Investor Communication Solutions business segment. In addition to the bank, broker-dealer and corporate issuer solutions businesses within Investor Communication Solutions, in fiscal year 2018, Mr. Schifellite assumed responsibility for the Mutual Fund and Retirement Solutions business, and in fiscal year 2019, he assumed responsibility for the Customer Communications business. Mr. Schifellite joined ADP’s Brokerage Services Group in

Broadridge 2018 Proxy Statement      25

Management

1992 as Vice President, Client Services. In 1996, he was promoted to Senior Vice President and General Manager of Investor Communication Services. In 2007, when Broadridge became an independent company, he was appointed Corporate Vice President and head of the bank, broker-dealer and corporate issuer solutions businesses of our Investor Communication Solutions segment. In 2011, Mr. Schifellite’s title was changed from Corporate Vice President to Corporate Senior Vice President of Broadridge.

Adam D. Amsterdam. Mr. Amsterdam is our Corporate Vice President and General Counsel. Mr. Amsterdam is responsible for all legal matters related to the Company. Prior to the spin-off, he served as Associate General Counsel and Staff Vice President of ADP since January 2006. Mr. Amsterdam joined ADP in 1991 as Corporate Counsel responsible for the Brokerage Services Group. In 1994, he was promoted to Senior Corporate Counsel of ADP. Mr. Amsterdam was promoted in 1996 to Assistant General Counsel and then again in 2002 to Associate General Counsel of ADP.

Thomas P. Carey. Mr. Carey is our Corporate Vice President, Broadridge International. He became responsible for the Broadridge International business in 2017, and was appointed a corporate officer by the Board in 2018. He is responsible for all aspects of the Company’s growth and development across the EMEA and APAC regions for its governance, capital markets and asset management solutions. Mr. Carey joined ADP in 1992, and has held various roles with increasing responsibility at ADP and Broadridge, including as head of technology for the international business of ADP’s Brokerage Services Group from 2001 to 2004, and Chief Operating Officer of the international business of ADP’s Brokerage Services Group from 2004 to 2008. From 2009 to 2017, Mr. Carey was responsible for the international business of Broadridge’s Global Technology and Operations segment.

Douglas R. DeSchutter. Mr. DeSchutter is our Corporate Vice President, Customer Communications. Mr. DeSchutter is responsible for our customer communications business comprising both transactional print and digital solutions, as well as our overall digital strategy. Prior to his appointment to his current role in 2017, Mr. DeSchutter was responsible for our digital solutions business from 2015 to 2016, our U.S. regulatory communication services (proxy and prospectus) from 2012 to 2015, and our transactional reporting services business from 2009 to 2012, including print and electronic transaction reporting communications, document management, and new account processing solutions. Mr. DeSchutter was the Chief Strategy and Business Development Officer for Broadridge, responsible for mergers and acquisitions and strategy, from 2007 to 2009. Prior to the spin-off of Broadridge from ADP in 2007, Mr. DeSchutter served in various capacities at ADP in corporate development and strategy. Prior to joining ADP in 2002, he was Vice President of Mergers & Acquisitions at Lehman Brothers focusing on the technology sector. Mr. DeSchutter also serves as the Company’s representative on the board of Inlet, LLC, a joint venture between Broadridge and Pitney Bowes.

Robert F. Kalenka. Mr. Kalenka is our Corporate Vice President, Investor Communication Solutions Operations. He is responsible for global facilities and the operations of our Investor Communication Solutions business. In 2016, Mr. Kalenka’s responsibilities were expanded to include the role of Chief Operations Officer of the Broadridge Customer Communications business within the Investor Communication Solutions segment, where he leads the Operations and Client Relations teams. Mr. Kalenka joined ADP’s Brokerage Services Group in 1992 in the Investor Communication Services Division as Director of Finance. He was promoted to Vice President of Operations of the Investor Communication Services Division in 1994, and again as Chief Operating Officer and Senior Vice President of the Investor Communication Services Division in 1999.

Michael Liberatore. Mr. Liberatore is our Corporate Vice President, Investor Communication Solutions, Mutual Funds. He is the President of the Mutual Fund and Retirement Solutions business within our Investor Communication Solutions segment and is responsible for all aspects of that business. Prior to assuming this role in 2015, Mr. Liberatore was responsible for the finance functions of the Company’s two business segments, as well as its corporate financial planning and analysis function, and treasury operations. In 2014, Mr. Liberatore served as Broadridge’s Acting Principal Financial Officer during a six month period prior to Mr. Young joining the Company. Previously, he served as the Chief Operating Officer of the Mutual Fund and Retirement Solutions business from 2011 to 2013, and was responsible for all operations of the business, including technology and financial results. Mr. Liberatore joined ADP’s Brokerage Services Group in 2004, as Assistant Controller of the Investor Communication Solutions business, and held several finance roles with increasing responsibility, including Chief Financial Officer of the Investor Communication Solutions business from 2008 to 2011.

26     Broadridge 2018 Proxy Statement

Management

Charles J. Marchesani. Mr. Marchesani is our Corporate Vice President, Global Technology and Operations. He is the President of the Global Technology and Operations business and is responsible for all aspects of that business. In 2013, his role was expanded to include responsibility for our international securities processing solutions and business process outsourcing solutions businesses. Prior to his current role, Mr. Marchesani was responsible for the U.S. securities processing solutions business. Mr. Marchesani joined ADP’s Brokerage Services Group in 1992 in the Market Data Services division as Director of the Help Desk and served in various roles of increasing responsibility within the Brokerage Processing Services business until he was promoted to General Manager of the Brokerage Processing Services business in 2005.

Laura Matlin. Ms. Matlin is our Corporate Vice President, Deputy General Counsel, Chief Governance Officer and Chief Compliance Officer. As Deputy General Counsel, she is responsible for the legal department’s operations and helps set the department’s strategy. In her role as Chief Governance Officer, Ms. Matlin works closely with Broadridge’s Board of Directors and represents the Company’s leadership on corporate governance issues. In 2017, the role of Chief Compliance Officer was added to her responsibilities. Prior to 2015, she served as the Company’s Associate General Counsel, Chief Privacy Officer and Assistant Corporate Secretary since the spin-off of Broadridge in 2007. In addition, Ms. Matlin served as the acting Chief Human Resources Officer from 2014 to 2015. Prior to the spin-off, she served as Assistant General Counsel of ADP. Ms. Matlin joined ADP in 1997 as Corporate Counsel in ADP’s Brokerage Services Group.

Vijay Mayadas. Mr. Mayadas is our Corporate Vice President, Global Fixed Income and Analytics. He is the President of the Global Fixed Income division within our Global Technology and Operations business and is responsible for our pre-trade, post-trade and data and analytics initiatives. In addition, Mr. Mayadas leads our blockchain initiatives. From 2013 when he joined Broadridge, to 2016, Mr. Mayadas was the Senior Vice President, Corporate Strategy and M&A and was responsible for our strategy, acquisitions, partnerships and other growth-related activities within the organization. Prior to joining Broadridge, Mr. Mayadas held a variety of roles in private equity, strategy consulting, and technology. He worked at IFA, a private equity firm, from 2011 to 2013, and at the Boston Consulting Group, a global consulting firm, from 2005 to 2011. Earlier in his career he co-founded and sold a software company, and worked as a software engineer on fixed income trading platforms.

Michael S. Tae. Mr. Tae is our Corporate Vice President, Corporate Strategy. He joined Broadridge in 2017, and leads Broadridge’s corporate strategy function. He began his career in 1999 at McKinsey & Company, consulting clients in the financial services industry, before moving in 2004 to Merrill Lynch where he was investment banking Vice President of their Financial Institutions Group. From 2009 to 2012, Mr. Tae served as Director of Investments for the Troubled Asset Relief Program at the U.S. Department of Treasury. From 2012 to 2015, he served as a Director at Millstein & Co., a financial and strategic advisory services company. Most recently, from 2015 to 2017, Mr. Tae was the Senior Executive Vice President of Worldwide Services for MicroStrategy Incorporated.

Julie R. Taylor. Ms. Taylor is our Corporate Vice President, Chief Human Resources Officer. She joined Broadridge in 2015, and leads all aspects of human resources globally, including talent acquisition, organizational development, training, compensation and benefits. Ms. Taylor has over 20 years of human resources experience, most recently as Chief Human Resources Officer at Pall Corporation, a global supplier of filtration, separations and purification products with more than 10,000 employees. She previously served as Vice President of Human Resources for U.S. Pharmaceuticals at Bristol-Myers Squibb, and in various human resources roles at General Electric Company, where she had a 13-year tenure, and at Merck & Co., Inc., where she began her career.

James M. Young. Mr. Young is our Corporate Vice President and Chief Financial Officer. He joined Broadridge in 2014 after serving in senior finance roles at Visa Inc., a global payments technology company, where he worked from 2006 until 2014. Most recently, Mr. Young served as Senior Vice President, Finance and was responsible for global financial planning and analysis for Visa’s businesses in North America, Latin America, Asia Pacific, Central Europe, the Middle East and Africa since 2013. Previously, he served as the Head of Corporate Finance, where he was responsible for Visa’s global controllership, tax and financial planning and analysis functions. Earlier, he held several finance roles with increasing responsibility including leading finance for Visa’s North America division from 2008 to 2010 and playing a lead role in Visa’s $19 billion IPO in 2008. Prior to joining Visa, Mr. Young was a finance executive at early stage technology companies Arena Solutions and Grand Central Communications.

Broadridge 2018 Proxy Statement      27

Ownership of Common Stock by Management and Certain Beneficial Owners

The following table shows the number of shares of common stock beneficially owned by (a) each of our directors, (b) each of our director nominees, (c) each executive officer named in the Summary Compensation Table, and (d) by all directors, director nominees, and executive officers as of July 31, 2018, as a group.

The information set forth below is as of July 31, 2018, and is based upon information supplied or confirmed by the named individuals. Unless otherwise noted, the beneficial owners exercise sole voting and/or investment power over their shares. The address of each person named in the table below is c/o Broadridge Financial Solutions, Inc., 5 Dakota Drive, Lake Success, New York 11042.

Beneficial Owner	Common Shares(1)(2)(3)	Percentage of Common Shares Beneficially Owned
Leslie A. Brun	147,643	*
Pamela L. Carter	4,977	*
Richard J. Daly(4)	615,565	*
Robert N. Duelks	93,393	*
Timothy C. Gokey	425,298	*
Richard J. Haviland(5)	109,713	*
Brett A. Keller	21,470	*
Stuart R. Levine(6)	112,813	*
Maura A. Markus	50,642	*
Thomas J. Perna	96,393	*
Christopher J. Perry	29,097	*
Robert Schifellite	225,055	*
Alan J. Weber	127,793	*
James M. Young	131,016	*
All directors, director nominees, and executive officers as a group (24)	2,746,495	2.3%
*	Represents beneficial ownership of less than 1% of the issued and outstanding shares of our common stock.
(1)	Includes unrestricted shares of common stock over which each director or executive officer has sole voting and investment power.
(2)	Amounts reflect vested stock options and stock options that will vest within 60 days of July 31, 2018. If shares are acquired, the director or executive officer would have sole discretion as to voting and investment. The shares beneficially owned include: (i) the following shares subject to such options granted to the following directors and executive officers: 116,723 (Mr. Brun); 4,107 (Ms. Carter); 292,115 (Mr. Daly); 76,966 (Mr. Duelks); 375,831 (Mr. Gokey); 61,866 (Mr. Haviland); 17,718 (Mr. Keller); 88,166 (Mr. Levine); 42,043 (Ms. Markus); 76,966 (Mr. Perna); 143,208 (Mr. Schifellite); 88,166 (Mr. Weber); and 103,364 (Mr. Young); and (ii) 1,870,975 shares subject to such options granted to all directors and executive officers as a group.
(3)	Amounts provided for each director, other than Mr. Daly, include DSU awards which are fully vested upon grant, and will settle as shares of common stock upon the director’s separation from service on the Board. The DSUs are credited with dividend equivalents in the form of additional DSUs on a quarterly basis as dividends are declared by the Broadridge Board.
(4)	Includes 20,000 shares of common stock held by The EED 2012 Trust, 20,000 shares of common stock held by The KLD 2012 Trust, 5,445 shares of common stock held by The EED 2014 Trust, 5,445 shares of common stock held by The KLD 2014 Trust, trusts formed for the benefit of Mr. Daly’s children, and 48,379 shares of common stock held by The RD 2016 GRAT, a grantor retained annuity trust formed by Mr. Daly in August 2016. Mr. Daly and his wife are co-trustees of these trusts.
(5)	Includes 13,285 shares of common stock held in two trusts in which Mr. Haviland and his wife are co-trustees.
(6)	Includes 1,158 shares of common stock held in the Stuart R. Levine Revocable Trust, a trust in which Mr. Levine is the trustee.

28     Broadridge 2018 Proxy Statement

Ownership of Common Stock by Management and Certain Beneficial Owners

The following table sets forth the amount of beneficial ownership of each beneficial owner of more than five percent (5%) of our common stock:

Beneficial Owner	Common Shares	Percentage of Common Shares Beneficially Owned
BlackRock, Inc.(1)	13,884,096	11.9%
The Vanguard Group, Inc.(2)	12,096,012	10.36%
Janus Henderson Group plc (3)	7,129,443	6.1%
(1)	Based on information as of December 31, 2017 contained in a Schedule 13G/A dated January 17, 2018 and filed on January 19, 2018 by BlackRock, Inc. (“BlackRock”), BlackRock reported sole voting power with respect to 12,728,707 shares of the Company’s common stock and sole dispositive power with respect to 13,884,096 shares of the Company’s common stock. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.
(2)	Based on information as of March 29, 2018 contained in a Schedule 13G/A filed on April 10, 2018 by The Vanguard Group, Inc. (“Vanguard Group”), Vanguard Group reported that it has beneficial ownership of 12,096,012 shares of the Company’s common stock, which includes 54,532 shares beneficially owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard Group, as a result of its serving as investment manager of collective trust accounts, and 101,976 shares beneficially owned by Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard Group, as a result of its serving as an investment manager. Vanguard Group has sole voting power with respect to 91,161 shares of the Company’s common stock, sole dispositive power with respect to 11,975,503 shares of the Company’s common stock, shared voting power with respect to 46,447 shares of the Company’s common stock and shared dispositive power with respect to 120,509 shares of the Company’s common stock. The address of Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(3)	Based on information as of December 31, 2017 contained in a Schedule 13G/A filed on February 13, 2018 by Janus Henderson Group PLC (“Janus”), Janus, together with its affiliated entities INTECH Investment Management LLC (“INTECH”), Janus Capital Management LLC (“Janus Capital”), Perkins Investment Management LLC, Geneva Capital Management LLC (“Geneva”), Henderson Global Investors Limited (“HGIL”), Janus Henderson Investors Australia Institutional Funds Management Limited (“HGIAIFML”), and Henderson Global Investors North America Inc. (“HGINA”), reported beneficial ownership of 7,129,443 shares of the Company’s common stock, which includes 223,685 shares beneficially owned by INTECH, a majority-owned subsidiary of Janus, as a result of its serving as an investment adviser or sub-adviser, 6,200,013 shares beneficially owned by Janus Capital, a wholly-owned subsidiary of Janus, as a result of its serving as an investment adviser or sub-adviser, 681,438 shares beneficially owned by Geneva, a wholly-owned subsidiary of Janus, as a result of its serving as an investment adviser or sub-adviser, 14,330 shares beneficially owned by HGIL, a wholly-owned subsidiary of Janus, as a result of its serving as an investment adviser or sub-adviser, 9,730 shares beneficially owned by HGINA, a wholly-owned subsidiary of Janus, as a result of its serving as an investment adviser or sub-adviser, and 247 shares beneficially owned by HGIAIFML, a wholly-owned subsidiary of Janus, as a result of its serving as an investment adviser or sub-adviser. Janus has shared voting and dispositive power with respect to 7,129,443 shares of the Company’s common stock. The address of Janus is 201 Bishopsgate EC2M 3AE, United Kingdom.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers, directors and persons who own more than 10% of our common stock to file initial reports of ownership and changes in ownership with the SEC. To the Company’s knowledge, with respect to the fiscal year ended June 30, 2018, all applicable filings were timely made, except that Thomas P. Carey inadvertently failed to file a Form 4 reflecting the grant of stock options received on February 12, 2018 on a timely basis due to a technical error which delayed acceptance of the filing by the SEC until 6 a.m. on the morning following the Company’s transmission.

Broadridge 2018 Proxy Statement      29

Proposal 2 — Advisory Vote to Approve the Compensation of our Named
Executive Officers (the Say on Pay Vote)

In recognition of the interest the Company’s stockholders have in the Company’s executive compensation policies and practices, and in accordance with the requirements of Section 14A of the Exchange Act, this proposal provides the Company’s stockholders with an opportunity to cast an advisory vote on the compensation of the Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules in this Proxy Statement.

At the 2017 annual meeting of stockholders, approximately 97% of the votes cast on the Say on Pay Vote were voted in favor of the proposal. The Compensation Committee discussed the results of this advisory vote in connection with its review of compensation decisions.

As described in more detail beginning on page 32 of this Proxy Statement under the heading “Executive Compensation—Compensation Discussion and Analysis,” the Company has adopted an executive compensation program that reflects the Company’s philosophy that executive compensation should be structured to align each executive’s interests with the interests of our stockholders. Provided below are a few highlights of our performance and our executive compensation policies and practices in fiscal year 2018.

•	Pay for Performance. The mix of compensation elements for the Named Executive Officers, and particularly the CEO, is more heavily weighted towards variable, performance-based compensation than for the balance of the Company’s executive officers. This is intended to ensure that the executives who are most responsible for overall performance and changes in stockholder value are held most accountable for results. For example, approximately 89% of the total target fiscal year 2018 compensation of our CEO, and approximately 77% of the total target fiscal year 2018 compensation of our other Named Executive Officers (on average), is at risk and tied primarily to the growth and profitability of the Company.

As discussed in the 2018 Financial Performance Highlights section beginning on page 33 below, in fiscal year 2018, we reported strong financial performance including record closed sales results.

In line with the Company’s strong overall financial performance in fiscal year 2018, the annual cash incentive payments for the Named Executive Officers ranged from 125% to 136% of their targets. In addition, because of our strong EPS performance in fiscal year 2018, performance-based RSU target awards were earned at 130% of their target amounts.

The TDC of the Named Executive Officers increased in fiscal year 2018 due to the short-term cash incentive payouts reflecting the Company’s performance in this fiscal year. In addition, in some cases, based on executive performance in the prior fiscal year, TDC targets were increased for fiscal year 2018.

In summary, the Compensation Committee concluded that fiscal year 2018 compensation was well aligned with our performance for the year and that the connection between pay and performance is strong.

•	Pay Targeted at Median. Our goal is to position target compensation at the median of the external market for the Named Executive Officers. On an individual basis, target compensation for each Named Executive Officer may be set above or below median based on a variety of factors including sustained performance over time, readiness for promotion to a higher level, and skill set and experience relative to external market counterparts. Actual compensation varies above or below the target level based on the degree to which specific performance goals are attained in the variable incentive plans, changes in stock value over time, and the individual performance of each executive.
•	Risk Mitigation and Corporate Governance Policies and Practices. The Company has certain policies in place to minimize excessive risk taking such as a clawback policy and a policy that prohibits the hedging or pledging of the Company’s stock. In consultation with its independent compensation consultant, FW Cook, the Compensation Committee has reviewed the compensation programs for all Broadridge employees and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

In addition, the Company has certain governance and compensation policies and practices in place to ensure that we meet best practices in corporate governance. Please see the “Compensation Governance Policies and Practices” and the “Corporate Governance Policies” sections on pages 38 and 50, respectively, of this Proxy Statement for descriptions of these policies and practices.

30     Broadridge 2018 Proxy Statement

Proposal 2 — Advisory Vote to Approve the Compensation of our Named
Executive Officers (the Say on Pay Vote)

The stockholder vote on this proposal is not intended to address any specific element of compensation, but rather the overall compensation of our Named Executive Officers. This vote is advisory and will not be binding on the Company. However, the Board of Directors and the Compensation Committee will review and consider the voting results when evaluating future compensation decisions relating to our Named Executive Officers.

We request that stockholders approve, on an advisory basis, the compensation of our Named Executive Officers, as disclosed in this Proxy Statement.

Required Vote

The affirmative vote of a majority of votes cast at the 2018 Annual Meeting, in person or by proxy, and entitled to be voted on this proposal at the Annual Meeting is required for advisory approval of the proposal, provided that a quorum is present. Abstentions and broker non-votes will be included in determining whether there is a quorum. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will have no effect on the outcome of the vote. Pursuant to NYSE regulations, brokers do not have discretionary voting power with respect to this proposal, and broker non-votes will have no effect on the outcome of the vote.

Recommendation of the Board of Directors

The Board of Directors Recommends a Vote “FOR” the Approval of the Compensation of our Named Executive Officers as Disclosed in this Proxy Statement

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Executive Compensation

Compensation Discussion and Analysis

This section of the Proxy Statement explains the design and operation of our executive compensation program with respect to the following Named Executive Officers listed on the Summary Compensation Table on page 54:

Name	Title
Richard J. Daly	Chief Executive Officer
James M. Young	Corporate Vice President and Chief Financial Officer (“CFO”)
Timothy C. Gokey	President and Chief Operating Officer (“COO”)
Christopher J. Perry	Corporate Senior Vice President, Global Sales, Marketing and Client Solutions
Robert Schifellite	Corporate Senior Vice President, Investor Communication Solutions

Executive Summary

Philosophy and Objectives of our Executive Compensation Program

The philosophy underlying our executive compensation program is to provide an attractive, flexible, and market-based total compensation program tied to performance and aligned with the interests of our stockholders. Our objective is to recruit and retain top caliber executive officers and other key employees to deliver sustained high performance to our stockholders.

Within this framework, we observe the following principles:

•	Hire and motivate talented executive officers: Base salaries and target incentive compensation opportunities are designed to be market competitive to attract, engage and retain executives who will help ensure our future success. In addition, our program is designed to motivate and inspire behavior that fosters a high performance culture while maintaining a reasonable level of risk and adherence to the highest standards of overall corporate governance.
•	Pay for performance: Our program is designed to provide a clear line of sight and connection between compensation and performance, both individual and organizational. A significant portion of each executive’s pay varies based on organizational, individual and, where appropriate, divisional performance.
•	Align compensation with stockholder value: We align the interests of our executives with stockholders by ensuring that their compensation is heavily weighted towards variable, performance-based compensation. We use a combination of short- and long-term incentives to motivate our executives to meet annual goals in a manner that supports our longer term strategic objectives, with a significant portion of our executives’ compensation opportunity linked to Broadridge common stock.
•	Our annual cash incentive program is designed to reward annual performance as measured by achievement against pre-set annual financial and operating goals.
•	Our long-term equity incentive compensation program is designed to align executive officer financial interests with those of stockholders and to help improve our long-term profitability and stability through the attraction and retention of superior talent.

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Executive Compensation

The components of our executive compensation program are outlined below:

	Base Salary Page 41	Annual Cash Incentive Page 42		Performance-Based RSUs Page 46	Stock Options Page 46
Who receives	All Named Executive Officers
Form of delivery	Cash			Equity
Performance period	Ongoing	One year		Two years, plus additional vesting period (total 30-month vesting period)	Four year vesting period
Performance measures	N/A	•	Three financial measures for corporate officers plus three financial measures for divisional officers	Adjusted EPS	Stock price appreciation
		•	Client satisfaction goals
		•	Individual strategic and leadership goals
Link to Compensation and Business Objectives	Attract and retain executive talent	Focus executives on achieving annual financial and operating results		Focus executives on EPS growth, which drives long-term value to stockholders	Align executives with stockholders through mutually beneficial interest in driving stock price appreciation

We also provide additional benefits, including retirement plans and modest perquisites as described beginning on page 48.

2018 Financial Performance Highlights

In fiscal year 2018, we achieved another year of strong financial performance.

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Executive Compensation

Our strong financial results enabled the Company to generate total shareholder return of 55% for the one-year period ended June 30, 2018. This performance is within the top quartile of companies in the S&P 500. Our total return is calculated as the annualized rate of return reflecting our common stock price appreciation plus the reinvestment of dividends and the compounding effect of dividends paid on reinvested dividends. We continued to return capital to our stockholders through share repurchases and increased levels of dividends, while also investing in our business through acquisitions.

During the fiscal year, we repurchased 2 million shares for a total amount of $225 million, net of proceeds from the exercise of stock options. In total, in fiscal year 2018 we returned $391 million to stockholders in the form of dividends and share repurchases.

Acquisitions are an important part of our strategy. We spent a total of $148 million on six acquisitions and other strategic investments in fiscal year 2018, including the acquisitions of Summit Financial Disclosure, LLC, a full service financial document management solutions provider, including document composition and regulatory filing services; ActivePath Solutions Ltd., a digital technology company with technology that enhances the consumer experience associated with consumer statements, bills and regulatory communications; and FundAssist Limited, a regulatory, marketing and sales solutions service provider to the global investments industry.

The Board of Directors increased the annual dividend amount declared by 11% during fiscal year 2018. Also, in August 2018, the Board of Directors increased our annual dividend amount for fiscal year 2019 by 33% to $1.94 per share, subject to the discretion of the Board to declare quarterly dividends. With this increase, our annual dividend has increased for the eleventh consecutive year since becoming a public company in 2007.

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Executive Compensation

Explanation and Reconciliation of the Company’s Use of Non-GAAP Financial Measures
Certain financial results in the Proxy Summary section and this 2018 Financial Performance Highlights section are not presented in accordance with U.S. generally accepted accounting principles (“Non-GAAP”). These Non-GAAP measures are adjusted net earnings and adjusted EPS, and they should be viewed in addition to, and not as a substitute for, our reported results.

Our Non-GAAP adjusted earnings results exclude the impact of certain costs, expenses, gains and losses and other specified items that management believes are not indicative of our ongoing performance. Our Non-GAAP adjusted net earnings and adjusted EPS measures for fiscal year 2018 excluded: (i) Amortization of Acquired Intangibles and Purchased Intellectual Property, (ii) Acquisition and Integration Costs, (iii) Tax Act items, and (iv) the Gain on Sale of Securities. Our Non-GAAP adjusted net earnings and adjusted EPS measures for fiscal year 2017 excluded: (i) Amortization of Acquired Intangibles and Purchased Intellectual Property, (ii) Acquisition and Integration Costs, and (iii) the Message Automation Limited (“MAL”) investment gain.

•	Amortization of Acquired Intangibles and Purchased Intellectual Property represents non-cash amortization expenses associated with the Company's acquisition activities.
•	Acquisition and Integration Costs represent certain transaction and integration costs associated with the Company’s acquisition activities.
•
Tax Act items represent the net impact of a U.S. federal transition tax on earnings of certain foreign subsidiaries, foreign jurisdiction withholding taxes and certain benefits related to the remeasurement of the Company’s net U.S. federal and state deferred tax liabilities attributable to the U.S. Tax Cuts and Jobs Act, which was enacted into law on December 22, 2017.

•	Gain on Sale of Securities represents a non-operating gain on the sale of securities associated with the Company’s retirement plan obligations.
•	MAL investment gain represents a non-cash, nontaxable gain on investment from the Company’s acquisition of MAL in March 2017.
Please see “Explanation and Reconciliation of the Company’s Use of Non-GAAP Financial Measures” on pages 24 and 25 of the Annual Report to Stockholders accompanying this Proxy Statement, which can also be found on our website at www.broadridge.com, for more information on the use of these Non-GAAP financial measures and a reconciliation of these Non-GAAP measures to their most directly comparable GAAP measures.

Please see “Explanation of Compensation Adjusted Non-GAAP Financial Measures” on pages 52 and 53 of this Proxy Statement for information on the calculation of the adjusted financial performance metrics used in the Company’s incentive compensation plans.

Broadridge 2018 Proxy Statement     35

Executive Compensation

2018 Compensation Highlights

Our philosophy is to position the target compensation structure for our executive officers, in the aggregate, at the median of the external market. On an individual basis, target compensation for executive officers including our Named Executive Officers, is set above or below the median based on a variety of factors including time in position, sustained performance over time, readiness for promotion to a higher level, and skill set and experience relative to external market counterparts. Actual compensation varies above or below the target level based on the degree to which specific performance goals are attained in the variable incentive plans, changes in stock value over time, and the individual performance of each executive.

The performance metrics utilized in the Company’s short- and long-term incentive plans align with Broadridge’s operating plan. Strong engagement and leadership displayed by our Named Executive Officers drives clear line of sight to these metrics across the Company. Line of sight is the degree to which an employee can directly see how his or her contributions influence the performance measures being evaluated. We design our rewards and performance goals so executives see a common line of sight between their goals and the organization’s goals. We believe that aligning executives with Broadridge’s strategic goals is critical to attain strategic success.

As a direct result of this alignment, Broadridge demonstrated another year of solid growth in fiscal year 2018, which supported the payouts under the short- and long-term incentive plans. Fiscal year 2018 TDC for the Named Executive Officers reflects the Company’s strong overall performance in this fiscal year. The annual cash incentive payments for the Named Executive Officers were above their targets, as described below. In addition, performance-based RSU awards for the performance period ending with fiscal year 2018 were earned at 130% of their target amounts, reflecting Adjusted EPS performance in fiscal years 2017 and 2018 that exceeded our target performance goals.

In summary, the Compensation Committee concluded that fiscal year 2018 compensation was well aligned with the Company’s performance for the year and that the connection between pay and performance was strong.

Compensation Objectives and Fiscal Year 2018 Compensation Actions

A summary of the actions taken by the Compensation Committee during the year are set forth below.

Compensation Component	2018 Compensation Actions
Base Salary	•	Provided base salary increases for fiscal year 2018 to the Named Executive Officers, averaging three percent (3%).
Annual Cash Incentive Compensation	•	Annual cash incentive targets and performance targets were established early in the fiscal year.
	•	Payments for the Named Executive Officers ranged from 125% to 136% of their targets based on achievement of financial, client satisfaction and strategic and leadership goals.
Long-Term Equity Incentive Compensation	•
Performance-based RSUs granted in October 2016 were earned at 130% of target, based on the average Adjusted EPS performance in fiscal years 2017 and 2018. These RSUs will vest in April 2019 subject to continued employment.

	•	Performance-based RSUs were granted in October 2017. Achievement will be based on the average Adjusted EPS performance in fiscal years 2018 and 2019.
	•	Stock options were granted in February 2018.

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Executive Compensation

Summary of Target Compensation for Named Executive Officers

A summary of the fiscal year 2018 target TDC of the Named Executive Officers as approved by the Compensation Committee is set forth in the table below. The compensation presented in this table differs from the compensation presented in the Summary Compensation Table, which can be found on page 54 of this Proxy Statement, and is not a substitute for such information. As required by SEC rules, the stock award and stock option columns in the Summary Compensation Table represent the grant date fair value of awards made during fiscal year 2018. The target equity values in the table below represent the target award amounts approved by the Compensation Committee.

	Base Salary		Annual Cash Incentive			Annual Equity Incentive
Name	Annual Value	Fixed Cash as % of Target TDC	Cash Incentive Target as % of Salary	Target Value	Cash Incentive as % of Target TDC	Target Value	Equity as % of Target TDC	Target TDC
Mr. Daly	$928,288	11%	165%	$1,531,675	18%	$6,000,000	71%	$8,459,963
Mr. Young	$562,754	21%	90%	$506,479	19%	$1,650,000	61%	$2,719,233
Mr. Gokey	$636,540	19%	130%	$827,502	24%	$1,950,000	57%	$3,414,042
Mr. Perry	$601,000	28%	140%	$841,400	39%	$700,000	33%	$2,142,400
Mr. Schifellite	$583,495	26%	115%	$671,019	30%	$1,000,000	44%	$2,254,514

Executive Total Compensation Mix

A significant portion of the CEO’s and other Named Executive Officers’ target TDC is variable, performance-based compensation. This is intended to ensure that the executives who are most responsible for overall performance and changes in stockholder value are held most accountable for results.

Continuing Stockholder Support for our Compensation Programs

Each year, the Company provides stockholders with an opportunity to cast an advisory vote on the compensation of the Company’s Named Executive Officers. At the 2017 annual meeting of stockholders, stockholders continued their strong support of our executive compensation program with approximately 97% of the votes cast in favor of the proposal. Based on the outcome of the annual Say on Pay Vote, the Compensation Committee believes that the Company’s current executive compensation program is aligned with the interests of the Company’s stockholders. Accordingly, the Compensation Committee decided to retain the core elements and pay-for-performance design of our executive compensation program for fiscal year 2018.

Broadridge 2018 Proxy Statement     37

Executive Compensation

In addition, at the 2017 annual meeting of stockholders, the Company held a non-binding vote on the frequency of the Say on Pay Vote to approve the compensation of its Named Executive Officers as disclosed in the Proxy Statement. Currently, the Say on Pay Vote is included every year. At the 2017 annual meeting of stockholders, approximately 84% of the votes cast by stockholders were in favor of continuing to hold the Say on Pay Vote every year.

The Compensation Committee will continue to consider the outcome of the Company’s Say on Pay Votes and the views of our stockholders when making future compensation decisions for the Named Executive Officers.

Compensation Governance Policies and Practices

The Company has the following policies and practices in place in order to minimize excessive risk taking and meeting best practices in compensation governance:

Policy/Practice	Overview
Clawback Policy
Executive officer cash and equity incentive compensation is subject to reimbursement, if and to the extent that the payment, grant, or vesting was predicated upon the achievement of financial results that were subsequently the subject of a financial restatement due to material noncompliance with financial reporting requirements by the Company, and a lower payment, award, or vesting would have occurred based upon the restated financial results.

Double-trigger on Change in Control
Our Change in Control Severance Plan (the “CIC Plan”) has a “double-trigger,” which provides payments of cash and vesting of equity awards only upon termination of employment without “cause” or with “good reason” within three years following a change in control.

No Re-pricing or Discount Stock Options
We do not replace, cash out, or lower the exercise price of underwater stock options without stockholder approval. The exercise price of our stock options is not less than 100% of the fair market value of our common stock on the date of grant.

No Dividends or Dividend Equivalents on Unvested Equity Awards	Dividends or dividend equivalents are not earned or accrued by our equity awards until they vest and convert to shares of common stock.
Stock Ownership Guidelines and Retention and Holding Period Requirements
To encourage equity ownership among our executive officers, we maintain stock ownership guidelines based on a multiple of their salaries; the guidelines include stock retention and holding period provisions.

No Employment Agreements	Our Named Executive Officers do not have employment agreements and therefore are not entitled to minimum base salaries, guaranteed bonuses or guaranteed levels of equity or other incentives.
No Hedging or Pledging of Stock	Our executive officers, directors, and employees are prohibited from engaging in hedging and pledging activities or short sales with respect to Broadridge common stock.
No Excise Tax Gross-ups	We do not provide for excise tax gross-ups to executive officers in the event of a change in control of the Company.
Restrictive Covenant Agreements
We require that executives agree to be bound by a restrictive covenant agreement containing non-competition, non-solicitation and confidentiality provisions as a condition to receiving an equity grant or severance payments under the severance plan for executive officers (the “Officer Severance Plan”).

Independence of our Compensation Committee and Advisor	The Compensation Committee is comprised solely of independent directors and utilizes the services of an independent compensation consultant.

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Executive Compensation

Key Roles and Processes for Executive Compensation Decision-Making

Role of the Compensation Committee

The Compensation Committee has oversight of all compensation elements provided to Broadridge’s executive officers, including the Named Executive Officers.

The Compensation Committee plays a significant role in the evolution of Broadridge’s executive compensation strategies and policies in order to ensure that our executive compensation program supports our long-term business strategies and enhances our performance and return to stockholders while not creating undue risk. Among its duties, the Compensation Committee determines and approves the total compensation of our CEO and approves the compensation for the remainder of our executive officers after taking into account the CEO’s recommendations including:

•	Review and approval of corporate incentive goals and objectives relevant to compensation;
•	Evaluation of the competitiveness of each executive officer’s total compensation package; and
•	Approval of any changes to the total compensation package, including, but not limited to, base salary, annual cash incentive and long-term equity incentive award opportunities.

Role of the Independent Consultant

The Compensation Committee engages FW Cook as its independent compensation consultant to provide compensation market analysis and insight with respect to the compensation of our executive officers and directors. In addition, FW Cook gives the Compensation Committee advice regarding selection of the Peer Group companies (as defined below), market competitive compensation, executive compensation trends, the omnibus plan and share request, and governance and regulatory updates. FW Cook also provides ongoing assistance in the design and structure of the variable incentive plans, including the selection of performance metrics and the setting of performance goals.

The Compensation Committee annually reviews the independence of FW Cook and, in fiscal year 2018, concluded that FW Cook is independent and their work has not raised any conflicts of interest. FW Cook reports to the Compensation Committee, does not perform any other services for the Company, and has no economic or other ties to the Company or the management team that could compromise their independence or objectivity. Please see the “Corporate Governance” section on page 19 of this Proxy Statement for additional information about the role of FW Cook.

Role of Management

Our CEO makes recommendations to the Compensation Committee with respect to the base salaries, annual cash incentive awards and long-term incentive awards for executive officers, within the framework of the executive compensation program approved by the Compensation Committee and taking into account FW Cook’s review of market competitive compensation data on behalf of the Compensation Committee. These recommendations are based upon his assessment of each executive officer’s performance, the performance of the individual’s respective business or function, and retention considerations. The Compensation Committee considers the CEO’s recommendations in its sole discretion. Our CEO does not make recommendations with respect to his own compensation.

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Executive Compensation

Peer Group Selection and Market Data

Broadridge refers to a peer group in establishing executive officer target compensation. The list of companies determined to be Broadridge’s peers for executive officer compensation benchmarking purposes is reviewed annually by the Compensation Committee. Fiscal year 2018 target compensation was determined by the Committee in August 2017 taking into account the peer group established earlier in 2017 and set out below.

How the Peer Group was Chosen:

•	Comparable businesses operating in similar industries
•	Within a reasonable range of revenue, market capitalization, operating income, total assets and number of employees compared to Broadridge, with revenue as the primary measure
•	Similar cost structures, business models, and compensation models
•	Similar level of global reach

How we use the Peer Group:

•	As a reference point to assess the competitiveness of base salary, incentive targets, and TDC awarded to the Named Executive Officers
•	As information on market practices in connection with compensation plan design, share utilization and share ownership guidelines
•	To compare Company performance and validate whether executive compensation programs are aligned with Company performance
The Compensation Committee, with the assistance of its independent compensation consultant, FW Cook, determined that the following 16 companies are Broadridge’s peers for fiscal year 2018 compensation benchmarking purposes (the “Peer Group”):

• Alliance Data Systems Corp. • CA, Inc. • Convergys Corp. • CoreLogic, Inc.	• DST Systems, Inc. • Dun & Bradstreet Corp. • Equifax Inc. • Euronet Worldwide Inc.	• Fidelity National Information Services, Inc. • Fiserv Inc. • Global Payments Inc. • IHS Markit	• Paychex Inc. • Total System Services Inc. • Vantiv, Inc. • Western Union Company

The Compensation Committee made a number of changes to our Peer Group for use in fiscal year 2018 compensation benchmarking.

The following companies were removed:

•	Jack Henry & Associates, based on revenue size
•	VeriFone Systems, based on business fit
•	Heartland Payment Systems Inc., which was acquired by Global Payments Inc. in 2016

The following companies were added as they are comparable in size and business to the Company:

•	Fidelity National Information Services, Inc.
•	IHS Markit

In addition, Vantiv, Inc. was acquired by Worldpay Group plc in January 2018 and the combined company is now named Worldpay, Inc., and DST Systems, Inc. was acquired by SS&C Technologies Holdings, Inc. in April 2018.

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Executive Compensation

At the time of the Committee’s compensation review, Broadridge was at the 68th percentile for revenue and the 41st percentile of the average of all measures compared with the Peer Group (revenue, market capitalization, operating income, total assets, and total employees).

Peer Group data is considered a primary source of information for the determination of both market practices and market compensation levels for the Named Executive Officers. As there is limited data on positions other than the CEO and CFO in the Peer Group data, the Compensation Committee also reviews data from three national survey sources related to general industry and technology companies, size-adjusted for Broadridge’s total revenues, or in the case of the role of Mr. Schifellite, size-adjusted for the total revenues of the business he manages, when it considers the market competitiveness of Named Executive Officer compensation levels and/or market practices. The survey providers utilized are Willis Towers Watson, Aon Hewitt and Aon Radford. The Committee does not review the specific companies included in these surveys and the data presented to the Compensation Committee is general and not specific to any particular subset of companies.

CEO Evaluation Process

The Board of Directors evaluates the performance of the CEO annually. For fiscal year 2018, the Board’s evaluation of Mr. Daly’s performance took into account a CEO scorecard. The CEO scorecard assessed financial and operational business performance against pre-determined objectives in four categories: financial goals, operational excellence goals, human capital goals, and client goals. For more information on the fiscal year 2018 goals, please see the section entitled “Corporate Officer Bonus Plan—Strategic and Leadership Goals” beginning on page 44.

The Board of Directors concluded that Mr. Daly exceeded its overall expectations based on his leadership of the Company and in driving strong operational and financial performance. The Compensation Committee considered the Board of Directors’ evaluation of Mr. Daly’s performance when determining his fiscal year 2018 cash incentive achievement and his fiscal year 2019 base salary and incentive compensation targets.

The Board of Directors also used the CEO scorecard to communicate the key performance and strategic and leadership goals that it wants Mr. Daly to pursue in the upcoming fiscal year.

Elements of Executive Compensation

Base Salary

The Compensation Committee reviews the base salaries of the Named Executive Officers in the first quarter of the Company’s fiscal year. In fiscal year 2018, the Compensation Committee approved base salary increases, effective September 1, 2017.

Name	Fiscal Year 2017 Base Salary	Increase	Fiscal Year 2018 Base Salary
Richard J. Daly	$901,250	3.0%	$928,288
James M. Young	$546,364	3.0%	$562,754
Timothy C. Gokey	$618,000	3.0%	$636,540
Christopher J. Perry	$583,495	3.0%	$601,000
Robert Schifellite	$566,500	3.0%	$583,495

Incentive Compensation

Broadridge provides both annual and long-term performance-based compensation to all of its executive officers, including those who are Named Executive Officers. These plans operate within the 2007 Omnibus Award Plan. The following discussion contains information regarding certain performance measures and goals. These measures and goals are disclosed in the limited context of our executive compensation program and are defined in the “Explanation of Compensation Adjusted Non-GAAP Financial Measures” section on page 52. Investors should not apply these measures and goals to other contexts.

Broadridge 2018 Proxy Statement     41

Executive Compensation

Annual Cash Incentive Compensation

The annual cash incentive compensation program was created to align Named Executive Officers’ compensation with annual financial performance. The process by which the annual cash incentive compensation is determined is set forth below:

	What	Timing	Description	2018 Result
Step 1	Set target bonuses	Early in the fiscal year	Target bonus is a percentage of salary	NEO target bonus percentages unchanged from 2017 for all NEOs, except Mr. Young. See page 37 for targets.
Step 2	Establish performance funding target	Early in the fiscal year	Adjusted Net Earnings goal approved by the Compensation Committee.(1)	If achieved, officer bonus pool is funded at 200% of target. See “Corporate Officer Bonus Plan — 2018 Performance Funding Target” below.
Threshold achievement required for annual bonus payout
Step 3	Establish performance goals	Early in the fiscal year	Financial goals are aligned to fiscal year operating plan and reviewed and approved by the Compensation Committee.(1)	See “Corporate Officer Bonus Plan — 2018 Performance Metrics — Financial Goals” on page 43.
• Corporate financial goals for all NEOs
• Divisional financial goals for divisional officers
• Client Satisfaction goals for all NEOs
• Strategic and Leadership goals that vary by NEO
Step 4	Calculate threshold performance funding achievement (Adjusted Net Earnings)	After the fiscal year end	Formulaic, based on the pre-set goals. Reviewed and approved by the Compensation Committee.(1)	Adjusted Net Earnings goal was achieved.
Step 5	Calculate financial and client satisfaction achievement	After the fiscal year end	Formulaic, based on the pre-set goals. Reviewed and approved by the Compensation Committee.(1)	See “Corporate Officer Bonus Plan — 2018 Performance Metrics — Financial Goals” on page 43 and “Corporate Officer Bonus Plan — Client Satisfaction Goal” on page 44.
Step 6	Assess the strategic and leadership performance	After the fiscal year end	Compensation Committee reviews and approves for all NEOs with input from CEO for other NEOs.	See “Corporate Officer Bonus Plan — Strategic and Leadership Goals” on page 44.
(1)	For information on how these metrics are calculated, see “Explanation of Compensation Adjusted Non-GAAP Financial Measures” on page 52.

Corporate Officer Bonus Plan – 2018 Performance Funding Target

For the annual cash incentive awards, the Compensation Committee established that no amount would be payable to the Company’s officers for fiscal year 2018 unless the Company’s fiscal year 2018 Adjusted Net Earnings were at least $248.8 million. Broadridge’s Adjusted Net Earnings for fiscal year 2018 were $431.8 million and, therefore, exceeded the threshold required in order to pay cash incentive awards under this plan. For the definition of Adjusted Net Earnings and for information on how it is calculated for compensation purposes, see “Explanation of Compensation Adjusted Non-GAAP Financial Measures” on page 52.

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Executive Compensation

Achievement of the performance threshold goal establishes a maximum award amount that each executive officer is eligible to receive, equal to 200% of their target amount set forth below, subject to the compensation limits in the 2007 Omnibus Award Plan. However, the actual cash incentive award payable is determined by the Compensation Committee based on the scoring of the financial, client satisfaction, and strategic and leadership goals established for each officer as described below, limited to the maximum award amount.

Corporate Officer Bonus Plan – 2018 Performance Metrics

For fiscal year 2018, the Compensation Committee determined that the annual cash incentive awards for the Named Executive Officers be calculated as follows:

Corporate Officer Bonus Plan – 2018 Performance Metrics – Financial Goals

The Compensation Committee considers the achievement of financial goals to be the most relevant measure of the Company’s overall business performance for the year; therefore, the financial goals are the most heavily weighted factors. The Compensation Committee determined that the financial goals below are aligned with the Company’s long-term growth and profitability objectives.

The Compensation Committee establishes threshold, target and maximum performance levels for each financial goal. Each level represents a different performance expectation considering factors such as the Company’s prior year performance and the Company’s operating plan growth goals.

The corporate financial goals used to score the annual cash incentives of the Named Executive Officers are set forth below.

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Executive Compensation

In addition to the corporate financial goals, Mr. Schifellite’s corporate officer bonus plan includes Adjusted EBT, Closed Sales and Fee-Based Revenue goals based on the performance our Investor Communication Solutions segment excluding the customer communication solutions business (“Investor Communications division”). The corporate financial goals and those of the Investor Communications division are given equal weight in the determination of his cash incentive award.

The Company has not disclosed the targets and ranges pertaining to the Investor Communications division because this information is not otherwise publicly disclosed by the Company, and the Company believes it would cause competitive harm to do so in this Proxy Statement. The financial goals were set above last year’s achievement and the outcome was substantially uncertain at the time the goals were set. Achievement of Mr. Schifellite’s divisional goals ranged from 105% to 156% of target performance in fiscal year 2018, 93% to 114% of target performance in fiscal year 2017, and 98% to 103% of target performance in fiscal year 2016. For fiscal year 2018, the weighted-average score of the Investor Communications division financial goals was 143%.

Mr. Perry’s corporate officer bonus plan has two components, each with a target of 70% of his base salary:

•	Corporate Goals Component, which is comprised of the corporate financial goals described above, as well as client satisfaction and strategic and leadership results. This component is scored in the same manner as the annual cash incentive awards of the other corporate Named Executive Officers (i.e., Messrs. Daly, Young and Gokey).
•	Sales Incentive Component, which is scored based on Broadridge’s Closed Sales achievement.

Corporate Officer Bonus Plan – Client Satisfaction Goal

Broadridge conducts a client satisfaction survey for each of its major business units annually. Each year, threshold, target and stretch goals are established, with target and stretch award levels based on exceeding the prior year’s performance. The results of the client satisfaction survey are included as a component of the Corporate Officer Bonus Plan because of the importance of client retention to the achievement of Broadridge’s revenue goals.

For the Named Executive Officers, other than Mr. Schifellite, client satisfaction is the weighted-average achievement against pre-set targets in Broadridge’s client satisfaction survey of the Investor Communication Solutions and Global Technology and Operations business segments. The score for Mr. Schifellite is based solely on the performance of the Investor Communications division. The percentage earned by Mr. Schifellite was 200% of target, and the percentage earned by the other Named Executive Officers was 127% of target.

Corporate Officer Bonus Plan – Strategic and Leadership Goals

Strategic and leadership achievement is included as a component of each Named Executive Officer’s bonus in order to reinforce the importance of the Company’s non-financial strategic objectives. The amounts payable on this component are determined based on the Compensation Committee’s evaluation of the Named Executive Officer’s strategic and leadership performance.

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CEO

The following primary strategic and leadership goals were communicated to Mr. Daly by the Compensation Committee at the beginning of the fiscal year. The Compensation Committee evaluated Mr. Daly’s achievement of these strategic and leadership goals which are set forth in the CEO scorecard:

CEO Strategic and Leadership Goals	Achievement
Meet established financial goals and achieve top quartile total shareholder return performance	Financial performance exceeded targets. One-year and three-year total shareholder return performance was in the top quartile of the S&P 500.
Drive strategic growth through new products, innovation and global expansion
The Company made multiple acquisitions aligned with its strategic objectives and advanced several strategic initiatives including initiatives in capital markets, expanding its digital capabilities, blockchain, cloud and artificial intelligence technology applications.

Develop bench strength throughout the organization, paying special attention to increasing diversity	The Company enhanced its executive talent through a combination of external hires and promotions. Annual talent reviews are conducted with focus on the executive talent pipeline and diversity.
Ensure that operations are accurate, dependable and efficient	The Company’s strong client revenue retention rate of 97% provides a stable base for future revenue growth.

The Compensation Committee specifically considered these key accomplishments in its assessment of Mr. Daly’s overall performance and decided to pay Mr. Daly 140% of the target on the strategic and leadership goals portion of his cash incentive award.

Other Named Executive Officers

The strategic and leadership goals for the other Named Executive Officers were similar to the qualitative measures used by the Compensation Committee to evaluate the performance of Mr. Daly; however, the goals varied by Named Executive Officer. The following key accomplishments were considered in determining the achievement of the strategic and leadership goals portion of the other Named Executive Officers’ cash incentive awards:

•	The Company’s strong financial results and total shareholder return performance for fiscal year 2018
•	The successful integration of acquisitions aligned with the Company’s strategic objectives
•	Progress in the Company’s strategic initiatives
•	The Company’s strong operational performance as evidenced by its client revenue retention rates

Mr. Daly made a recommendation to the Compensation Committee with respect to achievement of the strategic and leadership goals for each of the other executive officers, which the Compensation Committee reviewed in assessing their performance.

Fiscal Year 2018 Annual Corporate Officer Bonus Payments

The results of the annual corporate officer bonus award calculations for fiscal year 2018 are as follows:

	Fiscal Year 2018 Corporate Officer Bonus Plan Payment
Name	Base Salary		Target %		Target $	Financial (70%)	Client Satisfaction (5%)	Strategy and Leadership (25%)	Earned as % of Target	Earned $
Richard J. Daly	$928,288	x	165%	=	$1,531,675	120.5%	127.3%	140.0%	125.7%	$1,926,004
James M. Young	$562,754	x	90%	=	$506,479	120.5%	127.3%	135.0%	124.5%	$630,541
Timothy C. Gokey	$636,540	x	130%	=	$827,502	120.5%	127.3%	145.0%	127.0%	$1,050,886
Robert Schifellite	$583,495	x	115%	=	$671,019	131.8%	200.0%	135.0%	136.0%	$912,653

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Executive Compensation

Mr. Perry’s cash incentive target of 140% of his base salary is split between a corporate goals component and a sales incentive component.

	Corporate Goals Component				Sales Incentive Component			Total
Target $	Financial (70%)	Client Satisfaction (5%)	Strategy and Leadership (25%)	Earned $	Target $	Closed Sales (100%)	Earned $	Earned as % of Target	Earned $
$420,700	120.5%	127.3%	135.0%	$523,750	$420,700	143.9%	$605,387	134.2%	$1,129,137

Long-Term Equity Incentive Compensation

The purpose of long-term equity incentive compensation provided under the 2007 Omnibus Award Plan is to align executive officer financial interests with those of stockholders, and to improve our long-term profitability and stability through the attraction and retention of superior talent.

The Company grants both stock options and performance-based RSUs to its executive officers annually to reinforce key long-term business strategies. Stock options have a 10-year term and align executive officers with stockholder interests to create long-term growth in the Broadridge stock price. Performance-based RSUs, which have a two-year performance period with EPS goals, reinforce year-over-year EPS growth. This metric was selected because it is Broadridge’s primary measure of long-term corporate profitability and is intended to provide alignment with stockholders’ interests.

Long-Term Equity Incentive Grants

Each executive officer has an annual long-term equity incentive target grant denoted in terms of a dollar value, which is allocated equally between stock options and performance-based RSUs. The Compensation Committee considers recommendations from the CEO with regard to grants of stock options and performance-based RSUs to executive officers other than himself. The Compensation Committee retains full responsibility for approval of individual grants. Details on the types of equity awards granted are provided in the table below.

Type of Equity	FY18 Timing	Vesting	Terms
Stock Options	August 2017: The Compensation Committee determines target dollar value for each officer. February 2018: Stock options granted.	Vest 25% per year on the anniversary date of the grant, subject to continued employment with the Company.	•	The exercise price equals the common stock closing price on the date of the grant (i.e., fair market value).
			•	Stock options have a 10-year maximum term.
			•	The number of stock options is determined by dividing the target value by the option’s binomial value.(1)(2)
Performance- Based RSUs	August 2017: The Compensation Committee determines the performance criteria and the target dollar value for each officer. October 2017: Performance- based RSUs granted.
Vest on April 1st of the calendar year following the two-year performance period. These awards have time-based vesting after the achievement of performance goals, resulting in a 30-month total vesting period from date of award to date of vesting.(3)
			•	The performance criteria is average Adjusted EPS for fiscal years 2018 and 2019.(4)
			•	The number of shares that can be earned based on performance ranges from 0% to 150% of the total target RSUs.
			•	The dollar target is converted into a target number of RSUs based on the average closing price of Broadridge common stock in the month of August.(2)
(1)	The binomial value is determined using a binomial option-pricing valuation model under FASB ASC Topic 718 and based on a 30-day average closing price of Broadridge common stock, typically determined one week prior to the Compensation Committee meeting in February.
(2)	The use of an average closing price for purposes of converting dollar value targets into shares is intended to reduce the impact of short-term stock price volatility on individual awards, thereby mitigating the risk of a windfall or impairment to the award opportunity.
(3)	For Mr. Daly’s October 2017 award, in the event of his retirement from the Company during a performance period after he has attained the age of 65, the award will vest in full on April 1, 2020, without proration for the portion of the performance period worked but based on actual performance at the end of the performance period, subject to compliance with the restrictive covenants in his award agreement.
(4)	For information on how this metric is calculated, see “Explanation of Compensation Adjusted Non-GAAP Financial Measures” on page 52.

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Fiscal Year 2018 Long-Term Equity Incentive Targets

In August 2017, the Compensation Committee approved the fiscal year 2018 long-term equity incentive award targets set out below for the Named Executive Officers, taking into account the review of the Peer Group market analysis completed by FW Cook, and the Named Executive Officers’ ongoing roles and impact on the organization:

	Long-Term Equity Incentive Target
Name	Fiscal Year 2017	Fiscal Year 2018
Richard J. Daly	$4,750,000	$6,000,000
James M. Young	$1,150,000	$1,650,000
Timothy C. Gokey	$1,650,000	$1,950,000
Christopher J. Perry	$700,000	$700,000
Robert Schifellite	$900,000	$1,000,000

Fiscal Year 2018 Long-Term Incentive Awards

Based on the targets approved in August 2017, the Compensation Committee approved the grant of the following annual stock options and performance-based RSUs during fiscal year 2018:

Name	Stock Option Awards (#)	Stock Option Target Value ($)	RSU Award (#)	RSU Target Value ($)
Richard J. Daly	143,266	$3,000,000	39,426	$3,000,000
James M. Young	39,398	$825,000	10,842	$825,000
Timothy C. Gokey	46,561	$975,000	12,813	$975,000
Christopher J. Perry	16,714	$350,000	4,599	$350,000
Robert Schifellite	23,877	$500,000	6,571	$500,000

Fiscal Year 2017-2018 Performance-Based RSU Earned Awards

The goals for performance-based RSUs granted on October 1, 2016 were set and evaluated by the Compensation Committee in August 2016. Following the end of the two-year performance period, the Compensation Committee calculated that the Named Executive Officers earned 130% of the performance-based RSU target award amounts, due to the achievement of average compensation Adjusted EPS of $3.37 in fiscal years 2017 and 2018. Broadridge’s annual compensation Adjusted EPS achievement for fiscal years 2017 and 2018 was $3.18 and $3.56, respectively. The earned RSUs will vest and convert to shares of our common stock on April 1, 2019, provided that the plan participant remains actively employed with Broadridge on the vesting date.

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Executive Compensation

Additional Benefits

Retirement Plans

Broadridge provides the Named Executive Officers with retirement benefits on the same terms as those offered to other employees generally through Broadridge’s 401(k) Plan. The 401(k) Plan allows our U.S. employees to save for retirement on a tax-deferred or Roth after-tax basis, and Broadridge makes matching contributions to the 401(k) Plan to encourage participation in this plan.

In addition, the Named Executive Officers, other than Mr. Young and Mr. Perry, participate in the Company’s Supplemental Officer Retirement Plan (the “SORP”), which is a non-qualified supplemental retirement plan. The Broadridge SORP provides supplemental benefits to certain executive officers and was intended to support the objective of attracting and retaining key talent by improving the market competitiveness of our overall rewards package and tying the receipt of value to continued tenure through a defined retirement age. On January 1, 2014, the SORP was closed to new participants.

The Broadridge Executive Retirement and Savings Plan (the “ERSP”) is a defined contribution restoration plan that mirrors Broadridge’s qualified 401(k) Plan for those executives who are not in the SORP. The ERSP provides specified deferred compensation benefits to a select group of U.S.-based management or highly compensated employees. The ERSP allows for voluntary associate deferrals of base salary and/or cash incentive compensation and employer contributions above the qualified defined contribution compensation and deferral limitations. Participants in the SORP are eligible to defer their cash compensation under the ERSP but are not eligible for additional benefits such as Company matching under the ERSP.

Please see the “Pension Benefits” and the “Non-Qualified Deferred Compensation” tables on pages 59 and 60 in this Proxy Statement, respectively, for further information regarding Broadridge’s retirement plans.

Executive Retiree Health Insurance Plan

Certain key executives, including all Named Executive Officers, who terminate employment with the Company after they have attained age 55 and have been credited with at least 10 years of service are eligible to participate in our Executive Retiree Health Insurance Plan. This plan is a post-retirement benefit plan pursuant to which the Company helps defray the health care costs of certain eligible key executive retirees and qualifying dependents until they reach the age of 65. This plan is intended to support the objective of attracting and retaining key talent by improving the market competitiveness of our overall rewards package.

Benefit Plans

Broadridge provides its Named Executive Officers with health and welfare benefits during active employment on the same terms as those offered to other employees.

Perquisites

Broadridge provides the Named Executive Officers with a Company-paid car or car allowance. In addition, under the Matching Gift Program, the Broadridge Foundation, a charitable foundation established and funded by the Company, provides up to $10,000 per calendar year in matching of charitable contributions made to qualified tax-exempt organizations on behalf of executive officers.

These perquisites are consistent with both general industry market practice based on independent third-party executive benefit and perquisite surveys and Broadridge’s executive rewards strategy. The Compensation Committee reviewed these perquisites in fiscal year 2018 and determined that they are in line with perquisites provided by companies with which Broadridge competes for talent.

Please see the “All Other Compensation” table on page 55 of this Proxy Statement for more information regarding the perquisites provided to the Named Executive Officers.

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Change in Control Severance Plan

Our CIC Plan is designed to neutralize the potential conflict our executive officers could face with a potential change in control and possible termination of employment and to facilitate our ability to attract and retain executives as we compete for talented individuals in a marketplace where such protections are commonly offered. In addition, the CIC Plan protects and enhances stockholder value by encouraging executive officers to evaluate potential transactions with independence and objectivity, ensuring continuity of management prior to and after a transaction, and ensuring that executives receive reasonable severance compensation in the event that their positions are eliminated as a result of a transaction.

All Named Executive Officers participate in the CIC Plan. The CIC Plan is a “double-trigger” plan that requires both a change in control of the Company and a subsequent qualifying termination of employment in order for the executive officer to receive any payment under the plan. Under the CIC Plan, if a participant’s employment is terminated by the Company without “cause” or by the participant for “good reason,” as those terms are defined under the CIC Plan, within a three-year period following a change in control, the participant would be eligible to receive a severance payment and certain equity awards will be accelerated.

Mr. Daly is party to a Change in Control Enhancement Agreement with the Company (the “Enhancement Agreement”) under which he is entitled to receive, on an item-by-item basis, the greater of the benefits and payments under the Enhancement Agreement and the CIC Plan.

Please see the “Potential Payments upon a Termination or Change in Control” section beginning on page 62 of this Proxy Statement for further information regarding Broadridge’s CIC Plan.

Officer Severance Plan

The Company maintains an Officer Severance Plan for executive officers, including the Named Executive Officers, in order to enhance recruitment and retention of senior officers who are key to our long-term success without the necessity of having separate employment agreements. The Officer Severance Plan provides for severance benefits when an executive officer is terminated without “cause” as defined in the Officer Severance Plan. Upon a qualifying termination the executive officer would be eligible to receive severance payments, and the vesting of certain equity awards will continue during the severance period. In the instance that an executive officer is due benefits or payments under both the Officer Severance Plan and the CIC Plan, the executive officer would be eligible to receive the greater of the benefits and payments and the more favorable terms and conditions determined on an item-by-item basis.

Please see the “Potential Payments upon a Termination or Change in Control” section beginning on page 62 of this Proxy Statement for further information regarding the Officer Severance Plan.

Employment Agreements

Broadridge does not have employment agreements in place with any Named Executive Officers.

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Executive Compensation

Corporate Governance Policies

Stock Ownership Guidelines and Retention and Holding Period Requirements

The Company’s stock ownership guidelines reinforce the objective of increasing equity ownership of the Company among executive officers in order to more closely align their interests with those of our stockholders. The ownership guidelines are based on each executive officer acquiring and holding a total equity value at least equal to a specified multiple of his or her annual base salary. The multiples of base salary by executive officer position are:

Level	Multiple of base salary
Chief Executive Officer	6x
Chief Financial Officer	3x
President and Chief Operating Officer	4x
All other Corporate Senior Vice Presidents and Corporate Vice Presidents	2x

What Counts:

•	Shares owned outright
•	Shares beneficially owned by direct family members (spouse, dependent children)
•	Shares held in the executive’s account under a 401(k) plan or other savings plan

What Doesn’t Count:

•	Unexercised stock options
•	Unvested RSUs

The Compensation Committee has also established stock retention and holding period requirements for the executive officers. Specifically:

•	An executive officer should retain at least 50% of the net profit shares realized after the exercise of stock options or vesting of RSUs until the ownership level is reached. Net profit shares are the shares remaining after the sale of shares to finance payment of the stock option exercise price, taxes and transaction costs owed at exercise or vesting.
•	After the ownership level is met, the executive officer must continue to hold at least 50% of future net profit shares for one year.

All executive officers are in compliance with the stock retention requirement. Additionally, all executive officers currently meet or are making progress toward meeting the ownership multiples.

Clawback Policy

The Company maintains a clawback policy that requires reimbursement by an executive officer of all or part of any bonus, incentive or equity-based compensation that is paid, awarded or vests if and to the extent that: (a) the payment, grant, or vesting was predicated upon the achievement of financial results that were subsequently the subject of a financial restatement due to material noncompliance with financial reporting requirements by the Company, and (b) a lower payment, award, or vesting would have occurred based upon the restated financial results.

Under this policy, the Company will, to the extent allowable under applicable laws, require reimbursement of any bonus, incentive or equity-based compensation previously awarded or cancel any unvested, unexercised or deferred stock awards previously granted to the executive officer in the amount by which the individual executive officer’s bonus, incentive or equity-based compensation for the relevant period exceeded the lower amount that would have been received based on the restated financial results. However, the Company will not seek to recover bonuses, incentive or equity-based compensation that was paid or had vested more than three years prior to the date the applicable restatement is disclosed.

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Pre-Clearance and Insider Trading Policy and Prohibition on Hedging and Pledging

The Broadridge trading policy for the Company’s executive officers and directors provides that the Company’s executive officers and directors or their immediate family members, family trusts or other controlled entities cannot engage in any transaction in Broadridge securities (including purchases, sales, broker assisted cashless exercises of stock options and the sale of the common stock acquired pursuant to exercise of stock options) without first obtaining the approval of the Company’s General Counsel.

Approval of transactions can be sought only during a defined window period when the executive officers and directors are not in possession of material non-public information about the Company. The window period is generally defined as the period of time commencing on the second day after the public release by Broadridge of its quarterly and annual earnings information and ending on the date of distribution to Broadridge’s executive officers of the “flash” financial performance results for the second month of the then current fiscal quarter, but can be closed by the Company’s General Counsel at any time if the person seeking approval is in possession of material non-public information. The Broadridge trading policy also clarifies the obligations of Broadridge’s officers, directors and employees with respect to securities law prohibitions against insider trading.

In addition, the trading policy prohibits the Company’s executive officers, directors and employees from engaging in short sales and the purchase of any financial instrument, including prepaid variable forward contracts, equity swaps, put options, collars and exchange funds, or otherwise engaging in a transaction that is designed to, or may reasonably be expected to have the effect of, hedging or offsetting any decrease in the market value of Broadridge securities, and also prohibits holding Broadridge securities in a margin account or pledging Broadridge securities as collateral for a loan.

Impact of Accounting and Tax Considerations

As a general matter, the Compensation Committee reviews and considers the various tax and accounting implications of the compensation elements utilized by the Company.

With respect to accounting considerations, the Compensation Committee examines the accounting cost associated with equity compensation in light of the requirements under FASB ASC Topic 718. Under its current practice, annual equity grants, including performance-based RSU and stock option grants, are made on a target value basis and then converted into a set number of RSUs and/or stock options, so as to limit the total accounting cost of the grants.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally places a limit of $1 million on the amount of compensation a public company can deduct in any year for each of its “covered employees” (which, under current law, includes the current and certain former Named Executive Officers). The Committee takes into account the deductibility of compensation as a factor in determining executive compensation. However, the Committee believes that its primary responsibility is to provide a compensation program that is designed to attract, retain and reward the executive talent necessary to the success of the Company, and the Committee has retained the discretion to approve compensation that is not deductible under Section 162(m).

Effective for fiscal year 2018 and prior years, the limit on deductibility of Named Executive Officer compensation did not apply to compensation that qualified as “performance-based compensation” under Section 162(m). Accordingly, for fiscal year 2018 and prior years the Committee generally designed annual incentive awards, performance-based RSU awards and stock option grants with the intent to satisfy the requirements for the “performance-based compensation” exception in order to allow the compensation of its Named Executive Officers in excess of the Section 162(m) limit to be deductible. However, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact satisfies such requirements.

Effective for fiscal years beginning after December 31, 2017, amendments to Section 162(m) enacted last December generally repealed the exception for “performance-based compensation” and modified the definition of “covered employees” to include the chief financial officer and certain former Named Executive Officers of the Company. In making future compensation decisions, the Committee intends to take into account any available grandfather provisions to preserve the deductibility of previously granted compensation under the amendments to Section 162(m). However, due to the repeal of the exceptions under Section 162(m) described above, effective for fiscal years beginning after December 31, 2017, compensation paid to our covered executive officers in excess of the $1 million limit under Section 162(m) will generally not be deductible.

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Executive Compensation

Explanation of Compensation Adjusted Non-GAAP Financial Measures

We use a variety of performance metrics when setting the incentive compensation performance goals at the beginning of the fiscal year. These metrics are:

•	Adjusted Net Earnings – to determine whether annual cash incentive awards will be paid and the maximum amount of such awards

•	Adjusted EBT – a component in scoring the annual cash incentive award

•	Closed Sales – a component in scoring the annual cash incentive award

•	Fee-Based Revenue – a component in scoring the annual cash incentive award

•	Adjusted EPS – to measure performance for purposes of our performance-based RSUs

Adjusted Net Earnings, Adjusted EBT, and Adjusted EPS are adjusted to exclude the impact of certain Non-GAAP items described below because the Company believes these items do not reflect ordinary operations or earnings so they should not impact compensation. Please see “Explanation and Reconciliation of the Company’s Use of Non-GAAP Financial Measures” on page 35 of this Proxy Statement for a discussion of these Non-GAAP adjustments.

The Compensation Committee specifies certain additional adjustments that are set forth in the 2007 Omnibus Award Plan at the time it establishes the targets. This is done to ensure that the measurement of performance reflects factors that management can directly control and so that payout levels are not artificially inflated or impaired by factors unrelated to the ongoing operation of the business.

Adjusted Net Earnings: Adjusted Net Earnings is defined for purposes of the Company’s corporate officer bonus plan as the Company’s net earnings after income taxes adjusted to exclude the impact of Amortization of Acquired Intangibles and Purchased Intellectual Property, Acquisition and Integration Costs, and the Gain on Sale of Securities, reported in the Company’s financial statements, as further adjusted to exclude the impact of all items of gain, loss, charge or expense relating to the items specified by the Compensation Committee within the first 90 days of the performance period, and as disclosed in the Company’s 2018 Form 10-K. In fiscal year 2018, results were adjusted by the Compensation Committee to exclude the impact of:

•	The effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results;

•	Any variance in the actual amount of excess tax benefit arising from stock based compensation from the Company’s operating plan;

•	Reorganization and restructuring programs to the extent that they result in aggregate net gain in excess of $6 million ($4 million on an after-tax basis);

•	Acquisitions that closed during the fiscal year that were not included in the Company’s operating plan; and

•	Foreign currency exchange gains or losses to the extent they vary from the Company’s operating plan by more than $2 million.

Adjusted EBT: Adjusted EBT is defined as the Company’s EBT, as adjusted by $85 million to exclude the impact of Amortization of Acquired Intangibles and Purchased Intellectual Property, Acquisition and Integration Costs, and the Gain on Sale of Securities. In calculating achievement of this goal, pre-set adjustments were also applied by the Compensation Committee to exclude the impact of:

•	Reorganization and restructuring programs to the extent that they result in aggregate net gain in excess of $6 million;

•	Acquisitions that closed during the fiscal year that were not included in the Company’s operating plan; and

•	Foreign currency exchange gains and losses to the extent they vary from the Company’s operating plan by more than $2 milion.

Closed Sales: Closed Sales is the total amount of recurring revenue closed sales in the fiscal year. Closed sales represent an estimate of the expected recurring annual revenues for new client contracts that were signed by Broadridge in the current reporting period. A sale is considered closed when the Company has received the signed client contract. The amount of the closed sale is an estimate of annual revenues based on client volumes or activity; it excludes event-driven and distribution revenues.

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Fee-Based Revenues: Fee-Based Revenues are the Company’s total annual revenues, less distribution revenues that consist primarily of postage-related fees. In calculating achievement of this goal, pre-set adjustments were applied to exclude the impact of:

•	Revenues derived from acquisitions that closed during the fiscal year that were not included in the Company’s operating plan; and

•	Foreign currency exchange gains and losses to the extent they vary from the Company’s operating plan.

Adjusted EPS: Adjusted EPS is defined as the Company’s EPS adjusted to exclude the impact of Amortization of Acquired Intangibles and Purchased Intellectual Property, and Acquisition and Integration Costs, reported in the Company’s financial statements, as further adjusted to exclude the impact of all items of gain, loss, charge or expense relating to the items specified by the Compensation Committee within the first 90 days of the performance period, and as disclosed in the Company’s Form 10-K for the fiscal year. In scoring the achievement of fiscal year 2017-2018 performance-based RSUs, the Compensation Committee applied its pre-set adjustments to the fiscal years 2017 and 2018 adjusted EPS results, to exclude the impact of:

•	The effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results (for purposes of calculating fiscal year 2018 Adjusted EPS);

•	Reorganization and restructuring programs to the extent such programs resulted in aggregate net expenses in excess of $6 million;

•	Acquisitions that closed during the fiscal years that were not included in the Company’s operating plan; and

•	Foreign currency exchange gains or losses to the extent they vary from the Company’s operating plan by more than $2 million.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on such reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2018 Proxy Statement and be incorporated by reference in the 2018 Form 10-K.

Compensation Committee of the Board of Directors

Alan J. Weber, Chair
Robert N. Duelks
Maura A. Markus

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Executive Compensation

Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value(4)	All Other Compensation(5)	Total
Richard J. Daly	2018	$923,782	$3,056,698	$3,174,775	$1,926,004	$2,062,901	$72,335	$11,216,495
Chief Executive	2017	$896,875	$2,235,249	$2,349,348	$1,792,134	$1,846,078	$46,479	$9,166,163
Officer	2016	$870,833	$2,027,480	$2,015,117	$1,689,765	$1,648,336	$69,538	$8,321,069
James M. Young	2018	$560,023	$840,580	$873,060	$630,541	—	$127,327	$3,031,531
CVP and Chief	2017	$543,711	$541,124	$568,781	$565,488	—	$114,108	$2,333,212
Financial Officer	2016	$527,875	$500,916	$497,850	$527,713	—	$123,421	$2,177,775
Timothy C. Gokey	2018	$633,450	$993,392	$1,031,792	$1,050,886	$411,543	$49,844	$4,170,907
President and Chief	2017	$615,000	$776,407	$816,087	$968,218	$518,158	$45,547	$3,739,417
Operating Officer	2016	$595,000	$667,888	$663,796	$912,912	$466,096	$49,288	$3,354,980
Christopher J. Perry	2018	$598,082	$356,560	$370,382	$1,129,137	—	$173,967	$2,628,128
CSVP, Global	2017	$580,662	$329,383	$346,207	$1,133,092	—	$158,174	$2,547,518
Sales, Marketing &	2016	$563,750	$333,944	$331,893	$963,775	—	$139,232	$2,332,594
Client Solutions
Robert Schifellite	2018	$580,662	$509,450	$529,114	$912,653	$597,405	$42,992	$3,172,276
CSVP, Investor	2017	$557,917	$423,483	$445,135	$776,363	$817,837	$60,082	$3,080,817
Communication	2016	$512,500	$405,496	$403,023	$679,207	$739,972	$59,442	$2,799,640
Solutions
(1)	Reflects performance-based RSUs granted under the 2007 Omnibus Award Plan. Amounts in this column represent the aggregate grant date fair value of the RSUs computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. See Note13, “Stock-Based Compensation,” to the Company’s Consolidated Financial Statements for the fiscal year ended June 30, 2018 included in the 2018 Form 10-K, for the relevant assumptions used to determine the valuation of these awards. The amounts shown reflect the grant date fair value based upon the probable outcome of the performance conditions as of the grant date. The maximum value of the performance-based RSUs granted in fiscal year 2018 assuming achievement of the highest level of performance is: Mr. Daly: $4,585,047; Mr. Young: $1,260,870; Mr. Gokey: $1,490,088; Mr. Perry: $534,841; and Mr. Schifellite: $764,174.
(2)	Reflects stock options granted under the 2007 Omnibus Award Plan. Amounts in this column represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. Please see Note13, “Stock-Based Compensation,” to the Company’s Consolidated Financial Statements for the fiscal year ended June 30, 2018 included in the 2018 Form 10-K, for the relevant assumptions used to determine the valuation of these awards. The fair value of each option award is estimated on the date of grant using the binomial stock option valuation method.
(3)	Represents annual incentive cash compensation earned under the 2007 Omnibus Award Plan based on performance of the Named Executive Officers during the corresponding fiscal year, which was paid to the Named Executive Officers in the next following fiscal year.
(4)	Represents changes in the actuarial present value of the Named Executive Officer’s benefit under the SORP. See the “Pension Benefits Table” for a discussion of the SORP and development of the actuarial present value.
(5)	Please see the table on page 55 for information on the numbers that comprise the All Other Compensation column.

54     Broadridge 2018 Proxy Statement

Executive Compensation

All Other Compensation

Name	Year	Perquisites and other Personal Benefits(A)	Tax Reimbursements(B)	Company Contributions to Defined Contribution Plans(C)	Insurance Premiums(D)	Matching Charitable Contributions(E)	Relocation(F)	Total
Richard J. Daly	2018	$34,330	$1,250	$26,263	$1,492	$9,000	—	$72,335
	2017	$16,924	$1,250	$25,785	$1,520	$1,000	—	$46,479
	2016	$21,433	$1,250	$25,308	$1,547	$20,000	—	$69,538
James M. Young	2018	$17,333	$1,250	$91,916	$1,328	$15,500	—	$127,327
	2017	$14,043	$1,250	$87,492	$1,323	$10,000	—	$114,108
	2016	$18,035	$5,815	$84,915	$1,322	$8,000	$5,334	$123,421
Timothy C. Gokey	2018	$19,141	$1,250	$18,013	$1,440	$10,000	—	$49,844
	2017	$16,425	—	$17,685	$1,437	$10,000	—	$45,547
	2016	$16,864	$1,250	$19,743	$1,431	$10,000	—	$49,288
Christopher J. Perry	2018	$20,070	$1,250	$141,262	$1,385	$10,000	—	$173,967
	2017	$18,810	$1,250	$126,731	$1,383	$10,000	—	$158,174
	2016	$19,850	$1,250	$106,752	$1,380	$10,000	—	$139,232
Robert Schifellite	2018	$3,309	—	$28,325	$1,358	$10,000	—	$42,992
	2017	$18,903	$1,250	$28,583	$1,346	$10,000	—	$60,082
	2016	$18,608	$1,250	$28,286	$1,298	$10,000	—	$59,442
(A)	For all Named Executive Officers, other than Mr. Perry, represents actual costs to the Company of leasing automobiles used for personal travel, automobile insurance and other maintenance costs. For Mr. Perry, represents a car allowance paid by the Company. For Mr. Daly, Mr. Young, Mr. Gokey (fiscal years 2016 and 2018), Mr. Perry and Mr. Schifellite (fiscal years 2016 and 2017), this also includes an amount paid by the Company on behalf of their spouses or significant others who accompanied them on business travel. For Mr. Perry and Mr. Young (fiscal year 2016) includes an amount for a gift certificate received as part of the Company Wellness Program.
(B)	For Mr. Daly, Mr. Young, and Mr. Perry (fiscal years 2016 through 2018), Mr. Gokey (fiscal years 2016 and 2018) and Mr. Schifellite (fiscal years 2016 and 2017), represents reimbursement of taxes up to $1,250 on amounts paid by the Company on behalf of their spouses or significant others who accompanied them on business travel. For Mr. Young (fiscal year 2016), amount includes reimbursement of taxes incurred in connection with certain relocation expenses incurred under the Company's executive relocation program.
(C)	Represents contributions made by the Company to the ERSP and the 401(k) Plan on behalf of the executives.
(D)	Represents life insurance, accidental death and dismemberment and long-term disability premiums paid by the Company on behalf of the executives.
(E)	Represents Company-paid contributions made to qualified tax-exempt organizations on behalf of the Named Executive Officers under the Matching Gift Program. The Company matches 100% of all contributions made by its executive officers to qualified tax-exempt organizations, up to a maximum Company contribution of $10,000 per calendar year. Amounts shown reflect total Company matching contributions in each fiscal year, and therefore may be greater than the calendar year maximum.
(F)	For Mr. Young, includes reimbursement of certain relocation expenses incurred in fiscal year 2016 under the Company's executive relocation program for expenses relating to his move to the New York region.

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Executive Compensation

Grants of Plan-Based Awards Table

The following table summarizes awards made to our Named Executive Officers in fiscal year 2018. Please see the “Outstanding Equity Awards at Fiscal Year-End” table for the outstanding stock option awards and unvested stock awards held by each of the Named Executive Officers as of June 30, 2018.

		Committee Award Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard J. Daly			$765,838	$1,531,675	$3,063,350
	10/2/2017(4)	9/18/2017				19,713	39,426	59,139			$3,056,698
	2/12/2018(5)	2/6/2018							143,266	$93.88	$3,174,775
James M. Young			$253,240	$506,479	$1,012,958
	10/2/2017(4)	9/18/2017				5,421	10,842	16,263			$840,580
	2/12/2018(5)	2/6/2018							39,398	$93.88	$873,060
Timothy C. Gokey			$413,751	$827,502	$1,655,004
	10/2/2017(4)	9/18/2017				6,406	12,813	19,219			$993,392
	2/12/2018(5)	2/6/2018							46,561	$93.88	$1,031,792
Christopher J. Perry			$420,700	$841,400	$1,682,800
	10/2/2017(4)	9/18/2017				2,299	4,599	6,898			$356,560
	2/12/2018(5)	2/6/2018							16,714	$93.88	$370,382
Robert Schifellite			$335,510	$671,019	$1,342,038
	10/2/2017(4)	9/18/2017				3,285	6,571	9,856			$509,450
	2/12/2018(5)	2/6/2018							23,877	$93.88	$529,114
(1)	Amounts consist of the threshold, target and maximum annual cash incentive award levels. Amounts in the threshold awards column represent 50% of the target award which corresponds to the minimum performance level required for a payout of the award. Amounts in the maximum awards column represent 200% of the target award which corresponds to the maximum payout of the award. Actual amounts paid to the Named Executive Officers are reported in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” with respect to fiscal year 2018.
(2)	Amounts consist of the threshold, target and maximum performance-based RSU awards set in fiscal year 2018 under the 2007 Omnibus Award Plan. Amounts in the threshold awards column represent 50% of the target award which corresponds to the minimum performance level required for a payout of the award. Amounts in the maximum awards column represent 150% of the target award which corresponds to the maximum payout of the award.
(3)	These amounts are valued based on the aggregate grant date fair value of the award determined pursuant to FASB ASC Topic 718, and based on the probable outcome of the performance condition in the case of performance-based RSUs, excluding the effect of estimated forfeitures. See Note 13, “Stock-Based Compensation,” to the Consolidated Financial Statements included in the 2018 Form 10-K, for a discussion of the relevant assumptions used in calculating these amounts.
(4)	Represents performance-based RSUs granted under the 2007 Omnibus Award Plan on October 2, 2017 that will vest and convert to Broadridge shares on April 1, 2020, provided that pre-set financial performance goals are met over the fiscal years 2018 and 2019 performance cycle. Named Executive Officers can earn from 0% to 150% of their stated RSU award amount in shares.
(5)	Represents a stock option award granted under the 2007 Omnibus Award Plan on February 12, 2018, that will vest ratably over the next four years on the anniversary of the date of grant.

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Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding outstanding stock option awards and unvested stock awards held by each of the Named Executive Officers as of June 30, 2018.

	Option Awards				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
Richard J. Daly	156,249	52,084	$50.95	2/9/2025(2)
	93,120	93,120	$51.95	2/8/2026(3)
	42,746	128,240	$67.32	2/10/2027(4)
	—	143,266	$93.88	2/12/2028(5)
					45,177	$5,199,873(11)
							39,426	$4,537,933(12)
James M. Young	26,260	—	$40.67	8/12/2024(6)
	43,749	14,584	$50.95	2/9/2025(2)
	23,006	23,006	$51.95	2/8/2026(3)
	10,349	31,047	$67.32	2/10/2027(4)
	—	39,398	$93.88	2/12/2028(5)
					10,936	$1,258,734(11)
							10,842	$1,247,914(12)
Timothy C. Gokey	99,497	—	$24.25	2/9/2022(7)
	115,738	—	$22.27	2/11/2023(8)
	60,908	—	$36.97	2/10/2024(9)
	54,166	18,056	$50.95	2/9/2025(2)
	30,674	30,675	$51.95	2/8/2026(3)
	14,848	44,547	$67.32	2/10/2027(4)
	—	46,561	$93.88	2/12/2028(5)
					15,692	$1,806,149(11)
							12,813	$1,474,776(12)
Christopher J. Perry	—	9,722	$50.95	2/9/2025(2)
	—	47,000	$50.95	2/9/2025(10)
	—	15,337	$51.95	2/8/2026(3)
	—	18,898	$67.32	2/10/2027(4)
	—	16,714	$93.88	2/12/2028(5)
					6,657	$766,221(11)
							4,599	$529,345(12)
Robert Schifellite	45,018	—	$22.27	2/11/2023(8)
	38,759	—	$36.97	2/10/2024(9)
	32,708	10,903	$50.95	2/9/2025(2)
	18,624	18,624	$51.95	2/8/2026(3)
	8,099	24,298	$67.32	2/10/2027(4)
	—	23,877	$93.88	2/12/2028(5)
					8,559	$985,141(11)
							6,571	$756,322(12)
(1)	Calculated using the closing stock price on the last trading day of fiscal year 2018 of $115.10 per share.
(2)	Represents annual stock options granted on February 9, 2015. This grant terminates 10 years from the date of grant, and vests 25% per year over four years, starting on the first anniversary of the date of grant.
(3)	Represents annual stock options granted on February 8, 2016. This grant terminates 10 years from the date of grant, and vests 25% per year over four years, starting on the first anniversary of the date of grant.
(4)	Represents annual stock options granted on February 10, 2017. This grant terminates 10 years from the date of grant, and vests 25% per year over four years, starting on the first anniversary of the date of grant.
(5)	Represents annual stock options granted on February 12, 2018. This grant terminates 10 years from the date of grant, and vests 25% per year over four years, starting on the first anniversary of the date of grant.

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Executive Compensation

(6)	Represents at-hire stock options granted on August 11, 2014. This grant terminates 10 years from the date of grant, and vested in full on the date of grant.
(7)	Represents annual stock options granted on February 9, 2012. This grant terminates 10 years from the date of grant, and vests 25% per year over four years, starting on the first anniversary of the date of grant.
(8)	Represents annual stock options granted on February 11, 2013. This grant terminates 10 years from the date of grant, and vests 25% per year over four years, starting on the first anniversary of the date of grant.
(9)	Represents annual stock options granted on February 10, 2014. This grant terminates 10 years from the date of grant, and vests 25% per year over four years, starting on the first anniversary of the date of grant.
(10)	Represents special stock options granted on February 9, 2015. This grant terminates 10 years from the date of grant, and vests 25% per year over four years, starting on the first anniversary of the date of grant.
(11)	Represents performance-based RSUs awarded on October 1, 2016. Based on achievement against pre-set financial performance goals over the fiscal years 2017 and 2018 performance cycle, 130% of target shares were earned. These RSU awards will vest and convert to Broadridge shares on April 1, 2019.
(12)	Represents performance-based RSUs awarded on October 2, 2017. This RSU award will vest and convert to Broadridge shares on April 1, 2020, provided that pre-set financial performance goals are met over the fiscal years 2018 and 2019 performance cycle. The Named Executive Officers can earn from 0% to 150% of their stated RSU award amount in shares.

Option Exercises and Stock Vested Table

The following table provides information regarding the number of Broadridge stock options that were exercised by Named Executive Officers and the number of RSU awards that vested during fiscal year 2018, and the value realized from the exercise or vesting of such awards.

	Stock Options(1)		Stock Awards and Restricted Stock(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard J. Daly	246,486	$18,544,052	46,788	$5,132,176
James M. Young	—	—	11,559	$1,267,907
Timothy C. Gokey	137,358	$10,226,574	15,412	$1,690,542
Christopher J. Perry	70,690	$3,296,390	7,706	$845,271
Robert Schifellite	104,698	$8,233,240	9,357	$1,026,369
(1)	The shares acquired on exercise represent shares of our common stock. The value realized upon the exercise of stock options equals the difference between the closing price of common stock on the date of exercise and the exercise price of the stock options.
(2)	RSUs convert to shares of common stock upon vesting. The value realized on vesting equals the number of RSUs multiplied by the closing price of common stock on the date of vesting.

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Executive Compensation

Pension Benefits Table

The following table sets forth for each Named Executive Officer certain information with respect to the Broadridge SORP which provides for pension benefits in connection with retirement. Mr. Young and Mr. Perry are not eligible to participate in this plan.

Name	Number of Years of Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Richard J. Daly	24.0	$12,815,239	—
James M. Young	—	—	—
Timothy C. Gokey	7.0	$2,180,038	—
Christopher J. Perry	—	—	—
Robert Schifellite	17.0	$4,422,936	—
(1)	Broadridge SORP-credited service is defined as complete calendar years. Years of service recognized under the Broadridge SORP for Mr. Daly and Mr. Schifellite include credit for their years of service under ADP’s SORP (as described in more detail below). For actuarial valuation purposes, credited service is attributed through the Statement of Financial Accounting Standards measurement date.
(2)	Service credit and actuarial values are calculated as of June 30, 2018, the pension plan’s measurement date for the last fiscal year. Actuarial values are based on the Mercer modified RP-2014 base white collar mortality tables for males and females (“MRP2007”), with generational mortality improvements projected using the Mercer modified MP-2014 scale (“MMP-2007”), a 4.28% discount rate for the SORP and a normal retirement age of 65. The method of valuation to determine the liabilities presented includes discounting the value of the respective benefits, based on service accrued through the measurement date and payable at age 65, for interest and mortality with mortality not applicable prior to the commencement of benefits. The present value amounts for the SORP include the impact of the years of service credited under the ADP Supplemental Officer Retirement Plan (the “ADP SORP”), and are also net of the ADP SORP offset (as described in more detail below).

The SORP is available to executive officers of the Company hired prior to January 1, 2014. Benefits under the SORP are not subject to any maximum benefit limitations under the Code. Although benefits under the SORP are generally payable out of the general assets of the Company, the Company has established a “rabbi trust,” which is intended to provide a source of funds to be contributed by the Company to assist the Company in meeting its liabilities under the SORP.

The Broadridge SORP provides for a lifetime annuity retirement benefit payable annually at age 65 equal to the product of: (a) a participant’s final five-year average compensation; (b) a multiplier which equals two percent (2%) for every year of credited service up to 20 years, plus an additional one percent (1%) for every year of service in excess of 20 years; and (c) the applicable vesting percentage.

Credited Service	Vesting Percentage
0-4	0%
5	50%
6	60%
7	70%
8	80%
9	90%
10	100%

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Executive Compensation

Compensation covered under the Broadridge SORP includes base salary and annual cash incentive award (paid or deferred) and is not subject to the limitations under the Code. Equity compensation is not included in the calculation of the SORP benefit. Payments are also available in other forms of actuarial equivalent annuities.

Reduced benefits are available after age 60 using an early retirement reduction of five percent (5%) for each year the benefit commences earlier than age 65. If a participant with a vested benefit terminates employment with the Company prior to reaching age 60, payment of the benefit is delayed until the participant reaches age 60. In addition, the Broadridge SORP provides: (i) a disability retirement benefit, generally calculated in the same manner as the retirement benefit, if a participant incurs a “disability” while employed by the Company; and (ii) if a participant dies, a spousal benefit equal to 50% of the benefit the participant would have been entitled to at death, provided the participant is at least 35 years old and the vested percentage is greater than zero.

Mr. Daly and Mr. Schifellite are also credited with the service they accrued under the ADP SORP as of the date Broadridge became an independent company from ADP, 13 and 6 years, respectively. While the net effect of this increases the accrued benefit they receive under the Broadridge SORP, the benefits are offset by the amount of their vested, accrued benefits payable under the ADP SORP. The amounts of the offset will continue to be the obligations of ADP and are as follows: $223,770 for Mr. Daly and $25,916 for Mr. Schifellite.

Non-Qualified Deferred Compensation

The following table presents contribution, earnings and balance information under the ERSP for our Named Executive Officers for fiscal year 2018:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Richard J. Daly	—	—	—	—	—
James M. Young	$91,055	$77,580	$49,177	—	$636,322
Timothy C. Gokey	—	—	—	—	—
Christopher J. Perry	$142,964	$127,199	$126,899	—	$1,303,952
Robert Schifellite	—	—	—	—	—
(1)	Represents the deferral of fiscal year 2018 salary and non-equity incentive compensation which is reported in the “Summary Compensation Table” for fiscal year 2018.
(2)	Represents Company contributions to the ERSP reported in the All Other Compensation column of the “Summary Compensation Table” for fiscal year 2018.
(3)	This total reflects the cumulative value of each participant’s deferrals, including the fiscal year 2018 non-equity incentive compensation deferrals of $63,054 for Mr. Young and $112,914 for Mr. Perry, Company contributions and investment experience. The total includes executive and Company contributions of $373,530 for Mr. Young and $810,525 for Mr. Perry that were previously reported in the “Summary Compensation Table” as compensation of the officers for previous years.

The ERSP is a defined contribution restoration plan that mirrors the Company’s qualified 401(k) Plan. The purpose of the ERSP is to provide specified deferred compensation benefits to a select group of U.S.-based management or highly compensated employees. The ERSP allows for voluntary participant deferrals of up to 50% of base salary and/or up to 100% of cash incentive compensation and employer contributions above the Code’s qualified defined contribution compensation and deferral limitations. Participants in the SORP are eligible to defer their cash compensation under the ERSP but are not eligible for additional benefits such as Company contributions under the ERSP. Company contributions vest 50% after two years of service and 100% after three years of service.

Participants may designate one or more investments from among 23 externally managed mutual funds selected by the plan administrator and available for investment in participants’ accounts under the ERSP to serve as a notional basis for calculating earnings accruals on employee and Company contributions to the ERSP.

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Executive Compensation

The Company provides two types of contributions for eligible employees, as described below. In addition, the Company provides an additional Company contribution to executive officers who are not participants in the SORP (currently Mr. Young and Mr. Perry). Eligible employees must be employed on December 31st to receive the employer contributions for that plan year.

•	Restoration basic contribution: The Company provides a restoration basic contribution which varies from 1% to 6.25% of eligible salary and cash incentive compensation above the Code’s compensation limit based on the number of years of the eligible employee’s service. Eligible employees are not required to contribute to the ERSP in order to receive the Restoration basic contribution.
•	Restoration matching contribution: Participants who contribute the maximum contribution to the 401(k) Plan are eligible to receive a restoration matching contribution equal to $0.70 or $0.80 for every dollar deferred under the ERSP, up to 6% of eligible pay above the Code’s compensation limit based on the number of months of participation under the 401(k) Plan.
•	Additional Company contribution: executive officers who are not participants in the SORP are eligible to receive an additional Company contribution of 3% of their base salary and cash incentive amounts.

Participants may elect to enroll in the ERSP each calendar year, but once their deferral elections are made they are irrevocable for the covered year. Participants elect to receive distributions (either as a lump sum or in annual installments) of their deferrals plus any subsequent interest or investment gains upon their retirement, or on a fixed future date at least three years in the future. ERSP participants who terminate employment with the Company prior to their elected fixed distribution date receive a lump sum distribution of all deferred amounts at least six months after the termination date.

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Executive Compensation

Potential Payments upon a Termination or Change in Control

The Company does not have any employment agreements with its Named Executive Officers that require severance payments upon termination of their employment. The Company maintains the Change in Control Severance Plan and Officer Severance Plan under which the Named Executive Officers may be eligible for severance payments upon termination of their employment.

The following tables and footnotes quantify the treatment of compensation and value of benefits that each Named Executive Officer would receive under the Company’s compensation program upon various scenarios for termination of employment.

The tables include the amounts that the Named Executive Officers would receive under the SORP and the Executive Retiree Health Insurance Plan upon retirement on June 30, 2018, which amounts would be payable on termination of employment. Compensation amounts deferred under the ERSP have been earned and therefore are retained by the Named Executive Officers upon termination. Amounts deferred under the ERSP are not included in the following tables because they are reported in the Non-Qualified Deferred Compensation Table on page 60 of this Proxy Statement.

Change in Control Severance Plan and Enhancement Agreements

The Company maintains a CIC Plan for the payment of certain benefits to executive officers, including our Named Executive Officers, upon termination of employment from Broadridge following a change in control.

The CIC Plan provides for the following severance benefits upon a termination without “cause” or for “good reason” (as defined below) within two years after a change in control (as defined below):

•	Compensation: The Named Executive Officers will receive 150% of their “current total annual compensation” (generally defined as the higher of the two most recent calendar years’ base salary amounts, plus the average annual cash incentive earned in the last two completed calendar years).
•	Stock Option Vesting: 100% vesting of all unvested stock options.
•	RSU Vesting: 100% vesting of all unvested time-based RSUs where vesting restrictions would have lapsed within two years of termination. In addition, any stock that a participant would have been entitled to receive had performance goals been achieved at target in the Company’s performance-based RSU programs will be granted to the participant.

The CIC Plan provides for the following severance benefits upon a termination of employment without cause or for good reason if the termination occurs between the second and third anniversary of a change in control:

•	Compensation: The executive officers will receive 100% of their “current total annual compensation” (as defined above).
•	Stock Option Vesting: 100% vesting of all unvested stock options that would have vested within one year after termination.
•	RSU Vesting: 100% vesting of all unvested time-based RSUs where vesting restrictions would have lapsed within one year of termination. In addition, in the case of performance-based RSUs for which the performance period has ended, all earned but unvested stock for which vesting restrictions would have lapsed within one year of termination, will vest.

In addition, the Company will reduce the severance payments and benefits to the extent specified in the CIC Plan to avoid the imposition of the excise tax under Section 4999 of the Code.

Mr. Daly entered into an Enhancement Agreement with the Company at the time of the Company’s spin-off from ADP, pursuant to which he is entitled to receive on an item-by-item basis, the greater of the benefits and payments under the Enhancement Agreement and the CIC Plan. Under the Enhancement Agreement, if a change in control occurs and Mr. Daly’s employment is terminated by the Company without “cause” or he resigns for “good reason” within two years after the change in control, he will receive a termination payment equal to 200% of his current total annual compensation (as defined above), or 150% of his current total annual compensation if the termination occurs between the second and third anniversary of the change in control.

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For purposes of the CIC Plan, a “change in control” generally means: (A) the acquisition of 35% or more of the total combined voting power of the Company’s then outstanding securities; (B) the merger, consolidation or other business combination of the Company, subject to certain exceptions; or (C) the sale of all or substantially all of the Company’s assets, subject to certain exceptions.

For purposes of the CIC Plan, “cause” generally means the occurrence of any of the following events after a change in control which is not cured within 15 days after a participant provides written notice thereof: (A) gross negligence or willful misconduct which is materially injurious to the Company monetarily or otherwise; (B) misappropriation or fraud with regard to the Company or its assets; or (C) conviction of, or the pleading of guilty or nolo contendere to, a felony involving the assets or business of the Company.

For purposes of the CIC Plan, “good reason” generally means the occurrence of any of the following events after a change in control which is not cured within 15 days after a participant provides written notice thereof: (A) material diminution in the value and importance of a participant’s position, duties, responsibilities or authority; (B) a reduction in a participant’s aggregate compensation or benefits; or (C) a failure of any successor or assign of the Company to assume in writing the obligations under the CIC Plan.

In the instance that an executive officer is due benefits or payments under both the Officer Severance Plan and the CIC Plan, such as in the event a termination without cause occurs within three years after a change in control, the executive officer would be eligible to receive the greater of the benefits and payments and the more favorable terms and conditions determined on an item-by-item basis. See below for the details on the Officer Severance Plan.

The following table sets forth the payments which each of our Named Executive Officers would have received assuming that the employment of each Named Executive Officer was terminated by the Company on June 30, 2018 without “cause” or by the executive for “good reason” within two years following a change in control and during the third year after the change in control.

Name / Form of Compensation	Within 2 Years after a Change in Control	Between 2 and 3 Years after a Change in Control
Richard J. Daly
Cash(1)	$5,338,475	$4,468,000
Accelerated Vesting of Equity Awards(2)	$28,127,003	$25,098,000
SORP(3)	$12,815,239	$12,815,239
Health Coverage(4)	$27,000	$27,000
Total	$46,307,717	$42,408,239
James M. Young
Cash(1)	$1,664,032	$1,464,737
Accelerated Vesting of Equity Awards(2)	$7,214,595	$3,624,286
Total	$8,878,627	$5,089,023
Timothy C. Gokey
Cash(1)	$2,365,658	$1,968,776
Accelerated Vesting of Equity Awards(2)	$9,492,859	$4,889,494
SORP(3)	$1,562,872	$1,562,872
Total	$13,421,389	$8,421,142
Christopher J. Perry
Cash(1)	$2,474,150	$2,022,385
Accelerated Vesting of Equity Awards(2)	$7,160,466	$5,278,829
Total	$9,634,616	$7,301,214
Robert Schifellite
Cash(1)	$1,966,920	$1,795,322
Accelerated Vesting of Equity Awards(2)	$5,284,647	$2,786,277
SORP(3)	$4,533,600	$4,533,600
Health Coverage(4)	$172,000	$172,000
Total	$11,957,167	$9,287,199
(1)	Represents “current total annual compensation” as detailed above.
•	In the event of a termination of employment within two years following a change in control, base salaries and annual cash incentives are calculated based on the terms of the CIC Plan for all NEOs. The annual cash incentive is the multiple of the average annual cash incentive paid in 2016 and 2017 (the last two completed calendar years).

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Executive Compensation

•	In the event of a termination of employment between two and three years following a change in control, for all NEOs except Mr. Daly, the base salary and annual cash incentive amounts are calculated based on the Officer Severance Plan, as that plan provides the greater benefit.
•	For Mr. Daly, in the event of a termination of employment between two and three years following a change in control, base salary is calculated based on the Officer Severance Plan and annual cash incentive is calculated based on the CIC Plan.
(2)	Represents the aggregate value of all unvested stock options and performance-based RSUs vesting upon termination under the CIC Plan as detailed above, based on the closing stock price on the last trading day of fiscal year 2018 of $115.10 per share. If Mr. Daly were to terminate between two to three years after a change in control, based on his age, he would qualify for “retirement” treatment of his outstanding equity awards, which would continue to vest for a period of time on the original vesting dates. For this purpose, “retirement” is defined as termination of employment for any reason other than “cause” for employees age 65 and over, and involuntary termination of employment without “cause” for employees age 60 and over.
(3)	Mr. Daly is 100% vested in his SORP benefit and based on his age, he would commence receiving annual benefits at termination of employment that are reduced by an early retirement factor for commencement prior to age 65. Mr. Schifellite is 100% vested in his SORP benefits and Mr. Gokey is 70% vested in his SORP benefits, but based on their ages, they would commence receiving annual benefits at age 60. Those benefits would then be reduced by an early retirement factor for commencement prior to age 65. Service credit and actuarial values are calculated as of June 30, 2018 (Broadridge SORP’s measurement date for the last fiscal year). Actuarial values are based on the Mercer MRP-2007 with generational mortality improvements projected using the Mercer MMP-2007, and a 4.28% discount rate.
(4)	Based on age and service, Mr. Daly and Mr. Schifellite are eligible for executive retiree medical benefits under the Executive Retiree Health Insurance Plan upon termination of employment with the Company until they reach age 65. Actuarial values are calculated as of June 30, 2018 (measurement date for the last fiscal year) and are based on Mercer MRP-2007 with generational mortality improvements projected using the Mercer MMP-2007, and a 3.92% discount rate.

Officer Severance Plan

In the event of a termination without “cause” (as defined below) that is not within three years after a change in control, executive officers would be eligible to receive severance benefits under the Officer Severance Plan instead of the CIC Plan. Upon a qualifying termination under the Officer Severance Plan, the executive officers would be eligible to receive:

•	Continued payment of base salary of 24 months for the CEO and 18 months for the other Named Executive Officers;
•	Payment of a cash incentive award for the fiscal year of termination on the normal payment date based on actual performance, pro-rated for the Named Executive Officers other than the CEO, who is eligible for a full year’s cash incentive award; and
•	Continued vesting during the severance period of equity awards granted after the effective date of the Officer Severance Plan, with proration of performance-based restricted stock and RSUs if the termination occurs prior to the end of the performance period.

As a condition to receiving any severance payments under the Officer Severance Plan, executive officers will be required to enter into agreements that contain a general release of the Company and certain restrictive covenants, including non-competition provisions that will be in force during the severance period.

For purposes of the Officer Severance Plan, “cause” generally means: (A) conviction of, or pleading nolo contendere to, a felony; (B) willful misconduct resulting in material harm to the Company; (C) fraud, embezzlement, theft or dishonesty resulting in material harm to the Company; (D) continuing failure to perform duties after written notice; or (E) material breach of any confidentiality, non-solicitation and/or non-competition agreements.

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Executive Compensation

The following table sets forth the payments which each of our Named Executive Officers would have received assuming that the employment of each Named Executive Officer was terminated by the Company on June 30, 2018 without “cause.”

Name / Form of Compensation	Involuntary Termination without Cause
Richard J. Daly
Cash(1)	$3,733,389
Continued Vesting of Equity Awards(2)	$25,098,000
SORP(3)	$12,815,239
Health Coverage(4)	$27,000
Total	$41,673,628
James M. Young
Cash(1)	$1,464,737
Continued Vesting of Equity Awards(2)	$3,624,286
Total	$5,089,023
Timothy C. Gokey
Cash(1)	$1,968,776
Continued Vesting of Equity Awards(2)	$4,889,494
SORP(3)	$1,562,872
Total	$8,421,142
Christopher J. Perry
Cash(1)	$2,022,385
Continued Vesting of Equity Awards(2)	$5,278,829
Total	$7,301,214
Robert Schifellite
Cash(1)	$1,795,322
Continued Vesting of Equity Awards(2)	$2,786,277
SORP(3)	$4,533,600
Health Coverage(4)	$172,000
Total	$9,287,199
(1)	Represents base salary continuation for 24 months for Mr. Daly or 18 months for other Named Executive Officers, and annual cash incentive award based on actual financial achievement for fiscal year 2018.
(2)	Represents the aggregate value of all unvested stock options and performance-based RSUs assuming performance at target that are eligible to vest upon termination under the Officer Severance Plan as detailed above, based on the closing stock price on the last trading day of fiscal year 2018 of $115.10 per share.
(3)	Mr. Daly is 100% vested in his SORP benefit and based on his age, he would commence receiving annual benefits at termination of employment that are reduced by an early retirement factor for commencement prior to age 65. Mr. Schifellite is 100% vested in his SORP benefits and Mr. Gokey is 70% vested in his SORP benefits, but based on their ages, they would commence receiving annual benefits at age 60. Those benefits would then be reduced by an early retirement factor for commencement prior to age 65. Service credit and actuarial values are calculated as of June 30, 2018 (Broadridge SORP’s measurement date for the last fiscal year). Actuarial values are based on the Mercer MRP-2007 with generational mortality improvements projected using the Mercer MMP-2007, and a 4.28% discount rate.
(4)	Based on age and service, Mr. Daly and Mr. Schifellite are eligible for executive retiree medical benefits under the Executive Retiree Health Insurance Plan upon termination of employment with the Company until they reach age 65. Actuarial values are calculated as of June 30, 2018 (measurement date for the last fiscal year) and are based on the Mercer MRP-2007 with generational mortality improvements projected using the Mercer MMP-2007, and a 3.92% discount rate.

Broadridge 2018 Proxy Statement     65

Executive Compensation

Payments upon Other Termination of Employment Scenarios

The following table sets forth the payments which each of our Named Executive Officers would have received under various other termination scenarios under arrangements in effect on June 30, 2018.

Name / Form of Compensation	Death	Disability	Voluntary Termination or Involuntary Termination with Cause	Retirement
Richard J. Daly
Vesting of Equity Awards(1)	$28,127,003	$28,127,003	—	$25,098,000
SORP(2)	$6,407,620	$12,815,239	$12,815,239	$12,815,239
Health Coverage(3)	—	$27,000	$27,000	$27,000
Total	$34,534,623	$40,969,242	$12,842,239	$37,940,239
James M. Young
Vesting of Equity Awards(1)	$7,214,595	$7,214,595	—	—
Total	$7,214,595	$7,214,595	—	—
Timothy C. Gokey
Vesting of Equity Awards(1)	$9,492,859	$9,492,859	—	—
SORP(2)	$781,436	$3,566,273	$1,562,872	$1,562,872
Total	$10,274,295	$13,059,132	$1,562,872	$1,562,872
Christopher J. Perry
Vesting of Equity Awards(1)	$7,160,466	$7,160,466	—	—
Total	$7,160,466	$7,160,466	—	—
Robert Schifellite
Vesting of Equity Awards(1)	$5,284,647	$5,284,647	—	—
SORP(2)	$2,266,800	$6,136,188	$4,533,600	$4,533,600
Health Coverage(3)	—	$172,000	$172,000	$172,000
Total	$7,551,447	$11,592,835	$4,705,600	$4,705,600
(1)	Represents the aggregate value of all unvested stock options and performance-based RSUs with accelerated vesting upon termination based on the closing stock price on the last trading day of fiscal year 2018 of $115.10 per share.
•	Death or Permanent Disability: All unvested stock options vest in full and unvested performance-based RSUs vest at target.
•	Voluntary Termination or Involuntary Termination with Cause: All unvested equity is forfeited.
•	Retirement: Awards would continue to vest for a period of time on the original vesting dates. For this purpose, “retirement” is defined as termination of employment for any reason other than “cause” for employees age 65 and over, and involuntary termination of employment without “cause” for employees age 60 and over. Mr. Daly would not qualify for retirement treatment of his awards if he were to voluntarily terminate employment or if the Company terminated his employment with “cause,” but he would qualify for retirement treatment of his awards if the Company involuntarily terminated his employment without “cause.” Mr. Young, Mr. Gokey, Mr. Perry and Mr. Schifellite are not eligible for retirement treatment of their equity awards.
(2)	Mr. Daly and Mr. Schifellite are 100% vested in their SORP benefits and Mr. Gokey is 70% vested in his SORP benefits. Based on his age on June 30, 2018, in the case of termination or retirement, Mr. Daly would commence receiving annual benefits at termination of employment that are reduced by an early retirement factor for commencement prior to age 65. Under the same circumstances, based on their ages, Mr. Schifellite and Mr. Gokey would commence receiving annual benefits at age 60. Those benefits would then be reduced by an early retirement factor for commencement prior to age 65. Service credit and actuarial values are calculated as of June 30, 2018 (Broadridge SORP’s measurement date for the last fiscal year). Actuarial values are based on the Mercer MRP-2007 with generational mortality improvements projected using the Mercer MMP-2007, and a 4.28% discount rate. In the case of death, represents the annual benefits payable to the spouse of the deceased participant under the Broadridge SORP. The spouse of a deceased participant is assumed to be the same age as the participant and is expected to commence receiving benefits at age 60.
(3)	Based on age and service, Mr. Daly and Mr. Schifellite are eligible for executive retiree medical benefits under the Executive Retiree Health Insurance Plan upon termination of employment due to disability, voluntary termination or retirement from the Company until they reach age 65. Actuarial values are calculated as of June 30, 2018 (measurement date for the last fiscal year) and are based on the Mercer MRP-2007 with generational mortality improvements projected using the Mercer MMP-2007, and a 3.92% discount rate.

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Executive Compensation

CEO Pay Ratio

In accordance with SEC rules, we are providing the following information about the relationship between the annual total compensation of our median compensated employee and the annual total compensation of our CEO, Rich Daly. The SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

•	The 2018 annual total compensation of Mr. Daly was $11,216,495.
•	The 2018 annual total compensation of our median compensated employee was $65,624.
•	Accordingly, the ratio of Mr. Daly’s annual total compensation to the annual total compensation of our median compensated employee for fiscal year 2018 was 171 to 1.*

*The pay ratio was calculated in a manner consistent with Item 402(u) of SEC Regulation S-K and is based upon our reasonable judgment and assumptions.

Calculating the CEO Pay Ratio

Determining our Global Employee Population

To calculate this pay ratio, we determined our median compensated employee by collecting compensation data for all employees, excluding employees in countries that, in the aggregate, comprise less than five percent (5%) of our global employee population (considered “de minimis” under SEC rules). Applying the de minimis exemption, we excluded a total of 324 employees in Australia (23), Germany (23), Czech Republic (22), France (1), Hong Kong (22), Israel (11), Japan (40), The Netherlands (5), Poland (21), Russia (121), Singapore (33) and South Africa (2). We also excluded from this population independent contractors and temporary workers who are paid through a third party. The total number of our employees without taking into account any exclusion was 10,901, and that number of employees was used for the de minimis calculation.

In total, we collected compensation data for employees in four countries, comprising over 97% of our global employee population. These four countries are: the U.S., Canada, United Kingdom, and India. Our calculation was comprised of a population of 10,577 globally (after excluding the 324 non-U.S. employees described above), of which 6,553 were in the U.S. and 4,024 were located internationally.

Determining the Median Compensated Employee

To identify our median compensated employee, we used total cash compensation and employer cost for health benefits as our compensation measure, which, for these purposes, included base salary, cash incentive payments, cash commissions and other similar payments, as well as the estimated employer cost for health benefits for those participating in our benefit programs. We determined the median compensated employee from our active, global employee population as described above as of April 30, 2018, using total cash compensation earned and paid from May 1, 2017 through April 30, 2018. We annualized total cash compensation for permanent employees hired during the period and did not make any cost-of-living adjustments. In addition, we used the estimated employer health benefits cost for the month of April 2018 and annualized for all participating employees. Any compensation paid in a foreign currency was converted to U.S. Dollars using a 12-month average through April 30, 2018.

Our “median compensated employee” is an individual who earned total cash compensation and health benefits at the midpoint, that is, the point at which half of the global employee population earned more total cash compensation and benefits and half of the global employee population earned less total cash compensation and health benefits.

Calculating the Pay Ratio

After identifying the median compensated employee, we calculated the annual total compensation for this employee in the same manner as the “Total” compensation shown for our CEO in the “Summary Compensation Table” on page 54 of this Proxy Statement.

Broadridge 2018 Proxy Statement     67

Proposal 3 — Approval of the 2018 Omnibus Award Plan

The Board of Directors is requesting that stockholders vote in favor of our 2018 Omnibus Award Plan, which is maintained for the benefit of eligible employees, directors and consultants of the Company and its affiliates. A copy of the 2018 Omnibus Award Plan is attached to the Proxy Statement as Appendix A.

Reasons for the Proposal

The 2018 Omnibus Award Plan was unanimously adopted by the Board of Directors on August 2, 2018, subject to approval by our stockholders. The Board of Directors believes that approval of the 2018 Omnibus Award Plan is in the best interests of the Company and the stockholders. Awards that may be granted under the 2018 Omnibus Award Plan (and are currently granted under our 2007 Omnibus Award Plan) are an important component of our overall compensation program, which allows us to link the compensation of our employees, directors and consultants to Company performance, align their interests with stockholder interests and enables our employees, directors and consultants to build long-term stockholder value.

As described in more detail below, the 2018 Omnibus Award Plan is intended to replace the 2007 Omnibus Award Plan, which is our only equity plan. It will provide that an additional 7,190,000 shares of our common stock, together with the number of shares that remain available under the 2007 Omnibus Award Plan at the effective time, may be issued as equity-based compensation awards to our employees, directors and consultants. If our stockholders do not approve the 2018 Omnibus Award Plan, the 2007 Omnibus Award Plan will remain in effect with its current terms and conditions. As of June 30, 2018, there were 2,755,510 shares available for grant under the 2007 Omnibus Award Plan, all of which could be granted as any form of award authorized under the 2007 Omnibus Award Plan. Upon effectiveness of the 2018 Omnibus Award Plan, no further grants of awards will be made under the 2007 Omnibus Award Plan.

If the 2018 Omnibus Award Plan is not approved, the number of shares currently available under the 2007 Omnibus Award Plan may not be sufficient to cover projected awards for next year. Thus, if the 2018 Omnibus Award Plan is not approved, we may not be able to provide persons eligible for awards with compensation packages that are necessary to attract, retain and motivate these individuals.

Key Data

The following table sets forth information regarding outstanding equity awards and shares available for future equity awards under the existing 2007 Omnibus Award Plan as of June 30, 2018 (without giving effect to approval of the 2018 Omnibus Award Plan):

Total shares underlying outstanding stock options	4,478,288
Weighted average exercise price of outstanding stock options	$55.69
Weighted average remaining contractual life of outstanding stock options	6.97
Total shares underlying outstanding unvested performance- and time-based RSU awards	1,378,088
Total shares currently available for grant under existing plan	2,755,510
Total shares of common stock outstanding as of the Record Date	116,501,013

When approving the 2018 Omnibus Award Plan, the Board of Directors considered our overhang and the burn rate with respect to the equity awards granted.

Overhang is equal to the total number of equity awards outstanding (which includes total shares underlying outstanding stock options and performance- and time-based RSU awards) plus the total number of shares available for grant under the 2007 Omnibus Award Plan, divided by the sum of a) the total common stock outstanding, b) the number of equity awards outstanding and c) the total number of shares available for grant under the 2007 Omnibus Award Plan. The Company’s overhang as of June 30, 2018 was 6.9%, and it would be 12.0% after taking into account the additional shares authorized for issuance under the 2018 Omnibus Award Plan.

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Proposal 3 — Approval of the 2018 Omnibus Award Plan

The burn rate is equal to the total number of equity awards the Company granted in a fiscal year divided by the weighted average common stock outstanding during the year. The following table provides data on the Company’s burn rate under its existing 2007 Omnibus Award Plan for the last three fiscal years:

Year	Stock Options Granted	Time-Based RSUs Granted	Performance- Based RSUs Earned(1)	Total Shares(2)	Weighted Average Shares Outstanding	Annual Burn Rate
2018	1,079,442	456,217	150,068	1,685,727	116,814,873	1.44%
2017	568,465	531,301	171,082	1,270,848	118,031,350	1.08%
2016	679,995	574,889	264,868	1,519,752	118,278,582	1.28%
			Basic Three-Year Average Burn Rate			1.27%
(1)	Represents performance-based RSUs that were earned during the fiscal year.
(2)	Represents the total of stock options and time-based RSUs granted during the fiscal year, plus performance-based RSUs that were earned during the fiscal year.

We carefully monitor the rate at which we use the shares authorized for issuance under our equity compensation program and the program’s impact on shareholder dilution, and our historical and expected future usage were taken into account when we determined the number of shares to be reserved for issuance under the 2018 Omnibus Award Plan. If this Proposal 3 is approved by our stockholders, we expect the share reserve under the 2018 Omnibus Award Plan to last us for 8 to 10 years based upon our historical three-year average burn rate. However, expectations regarding future share usage could be impacted by a number of factors such as award type mix; hiring and promotion activity; the rate at which shares are returned to the 2018 Omnibus Award Plan's reserve upon the awards' expiration, forfeiture or cash settlement; the future performance of our stock price; the consequences of acquiring other companies; and other factors.

Promotion of Sound Corporate Governance Practices

The 2018 Omnibus Award Plan is designed to include a number of features that reinforce and promote alignment of equity compensation arrangements for employees, directors and consultants with the interests of stockholders and the Company. The following are some of the features included in the 2018 Omnibus Award Plan:

•	Minimum Vesting Requirements. Subject to certain limited exceptions described below, all equity awards granted under the 2018 Omnibus Award Plan will have vesting periods of at least one year.
•	No Discounted Stock Options or Stock Appreciation Rights (“SARs”). Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.
•	No Repricing of Stock Options or SARs. The exercise price of a stock option or SAR may not be reduced, directly or indirectly, without the prior approval of stockholders, including by repurchase of “underwater” stock options or SARs for cash or replacement with other awards.
•	No Dividends on Unvested Awards. In no event will dividends or dividend equivalents be paid on unvested awards, whether performance-based or time-based.
•	No Liberal Share Recycling of Stock Options or SARs. Shares retained by or delivered to the Company to pay the exercise price of a stock option or SAR or to satisfy tax withholding in connection with the exercise of such awards will count against the number of shares remaining available under the 2018 Omnibus Award Plan.
•	No Tax Gross-Ups. The 2018 Omnibus Award Plan does not provide tax gross-ups.
•	Awards Subject to Clawback Policy. Awards under the 2018 Omnibus Award Plan will be subject to the Company’s clawback policy as in effect from time to time.
•	No “Liberal” Change in Control Definition. The “change in control” definition in the 2018 Omnibus Award Plan is not “liberal” and, for example, would not occur merely upon stockholder approval of a transaction. A change in control must actually occur in order for the change in control provisions in the 2018 Omnibus Award Plan to be triggered.

Broadridge 2018 Proxy Statement     69

Proposal 3 — Approval of the 2018 Omnibus Award Plan

Description of the 2018 Omnibus Award Plan

The following description of the 2018 Omnibus Award Plan is a summary of its principal provisions and is qualified in its entirety by reference to the full text of the 2018 Omnibus Award Plan, a copy of which is attached hereto as Appendix A.

Purpose. The purpose of the 2018 Omnibus Award Plan is to provide a means through which the Company and its affiliates may attract able persons to enter and remain in the employ of, or other service with, the Company and its affiliates and to provide a means whereby employees, directors and consultants of the Company and its affiliates can acquire and maintain common stock ownership, or be paid incentive compensation, thereby strengthening their commitment to the welfare of the Company and its affiliates and promoting an identity of interest between stockholders and these persons.

Administration. The 2018 Omnibus Award Plan is administered and interpreted by the Compensation Committee of the Board of Directors or such other committee of at least two people as the Board of Directors may appoint (the “Committee”) or, if no such committee has been appointed by the Board of Directors, the Board of Directors. Currently, the Compensation Committee of the Board of Directors serves as the Committee under the 2018 Omnibus Award Plan. Unless the Board of Directors is acting as the Committee or the Board of Directors specifically determines otherwise, each member of the Committee is intended to be, to the extent applicable, a (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, or a person meeting any similar requirement under any successor rule or regulation; and (ii) an “independent director” under the NYSE rules. However, the fact that a Committee member shall fail to qualify as a “non-employee director” under Rule 16b-3 will not invalidate any award granted by the Committee if the award is otherwise validly granted under the 2018 Omnibus Award Plan.

The Committee has the full authority to select those individuals eligible to receive awards, to determine the type of awards to be granted, the number of shares of common stock to be covered by each award, the terms and conditions of each award and to make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the 2018 Omnibus Award Plan. The terms and conditions of individual awards are set forth in written agreements that are consistent with the terms of the 2018 Omnibus Award Plan.

Eligibility. Participation in the 2018 Omnibus Award Plan is limited to employees, directors and consultants of the Company and its affiliates designated to participate in the 2018 Omnibus Award Plan by the Committee who have entered into an award agreement or who have received written notification that they have been so designated. Approximately 2,000 employees, eight directors and no consultants are currently eligible to participate in the 2018 Omnibus Award Plan.

Shares Subject to the 2018 Omnibus Award Plan. The maximum number of shares of common stock in respect of which awards may be granted under the 2018 Omnibus Award Plan is 7,190,000 shares of common stock plus the number of shares of common stock remaining available for issuance or delivery under the 2007 Omnibus Award Plan and not subject to outstanding awards as of the effective date of the 2018 Omnibus Award Plan (the “Effective Date”). If awards granted under the 2018 Omnibus Award Plan (and awards granted under the 2007 Omnibus Award Plan that are outstanding on the Effective Date) expire, terminate or are canceled for any reason or to the extent such awards are cash-settled, the shares covered by such awards will again be available under the 2018 Omnibus Award Plan.

For purposes of determining the number of shares of common stock available for Awards under the 2018 Omnibus Award Plan, the following shares will not be added to the shares of common stock authorized for grant: (i) shares tendered by a participant or withheld by the Company in payment of the option price of an option; (ii) shares tendered by a participant or withheld by the Company to satisfy any tax withholding obligation with respect to options or SARs; (iii) shares subject to a SAR that are not issued in connection with its stock settlement on exercise thereof; and (iv) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options. To the extent that any shares subject to a full-value award (i.e., an award other than an option or SAR) are withheld to satisfy any tax withholding obligation, then in each such case, the shares so tendered or withheld will again become available for future awards under the 2018 Omnibus Award Plan.

Adjustments. The 2018 Omnibus Award Plan requires that the Committee appropriately adjust the aggregate number of shares of common stock available for the grant of awards and the number, price or kind of stock or other consideration subject to an award to reflect any change in the outstanding stock or in the Company’s capital structure by reason of certain corporate transactions or events or in applicable laws or circumstances which results in any substantial dilution or enlargement of a participant’s rights.

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Proposal 3 — Approval of the 2018 Omnibus Award Plan

Prohibition on Repricing. The Committee may not reprice stock options or SARs or cancel any stock option or SAR whose exercise or strike price is in excess of the value of the shares subject thereto for cash or property, in any such case without stockholder approval.

Minimum Vesting Provisions. Awards granted under the 2018 Omnibus Award Plan (other than cash-based awards) will vest no earlier than the first anniversary of the date on which the award is granted (excluding, for this purpose, any shares delivered in lieu of fully vested cash awards, awards granted to directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and certain substitution awards issued in connection with acquisitions of other entities by the Company). However, the Committee may grant awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the available share reserve authorized for issuance under the 2018 Omnibus Award Plan. Additionally, the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of retirement, death, disability or a change in control, in the terms of the award or otherwise.

Limit on Non-Employee Director Compensation. The value of awards granted under the 2018 Omnibus Award Plan during a single fiscal year to any non-employee director, taken together with any cash fees paid during the fiscal year to the director in respect of the director’s service as a member of the Board of Directors during the fiscal year (including service as a member or chair of any committees of the Board of Directors), will not exceed $750,000 in total value (calculating the value of any award based on the grant date fair value of the award for financial reporting purposes). The independent members of the Board of Directors may make exceptions to this limit for a non-executive chair of the Board of Directors, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

Types of Awards. The 2018 Omnibus Award Plan provides for the grant of any or all of the following types of awards: (i) stock options, including incentive stock options (only to eligible employees) and non-qualified stock options; (ii) SARs; (iii) restricted stock and RSUs; (iv) stock bonus awards; (v) phantom stock awards; (vi) performance share awards; and (vii) cash performance awards.

Stock Options. The Committee may grant non-qualified stock options and incentive stock options (only to eligible employees) to purchase shares of our common stock. The Committee will determine the number of shares subject to the option, the term of the option (which shall not exceed 10 years or five years in the case of an incentive stock option granted to a 10% stockholder), the exercise price, the vesting schedule and other material terms of each option. Except in the case of certain substitution awards, no stock option may have an exercise price less than the “fair market value” (as defined in the 2018 Omnibus Award Plan) of the common stock at the time of grant (or, in the case of an incentive stock option granted to a 10% stockholder, 110% of such share’s fair market value).

Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Committee. The exercise price upon exercise may be paid: (i) in cash, check, cash equivalent or shares of common stock; (ii) in the discretion of the Committee and to the extent permitted by law, in other property having a fair market value on the exercise date equal to the exercise price, by means of “net exercise” or through the delivery of irrevocable instructions to a stockbroker to deliver the Company an amount equal to the exercise price; or (iii) by such other method as the Committee may allow.

SARs. The Committee may grant SARs either in connection with a stock option (a “Tandem SAR”) or independent of a stock option (a “Non-Tandem SAR”). A SAR is a right to receive a payment in common stock, equal in value to the excess, if any, of the fair market value of one share of common stock on the date of exercise over the strike price. Except in the case of certain substitution awards, the strike price per share covered by a SAR will be the per share exercise price of the related stock option in the case of a Tandem SAR and will be not less than the per share fair market value of common stock on the date of the grant in the case of a Non-Tandem SAR. Also, without stockholder approval, the Committee may not reprice SARs. SARs will be exercisable at such time or times and subject to such terms and conditions as determined by the Committee.

Restricted Stock and RSUs. The Committee may award shares of restricted stock and RSUs. Upon the award of restricted stock, the recipient has certain rights of a stockholder with respect to the shares, including, without limitation, the right to vote such shares and, subject to and conditioned upon the full vesting of the shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or

Broadridge 2018 Proxy Statement     71

Proposal 3 — Approval of the 2018 Omnibus Award Plan

specifically set forth in the recipient’s restricted stock agreement. An RSU represents the right to receive one share of common stock for each vested RSU, provided that, if so provided in the applicable award agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part shares for vested RSUs.

Recipients of restricted stock and RSUs are required to enter into an award agreement with the Company which states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse. The Committee may remove any or all of such restrictions at any time. If the grant of restricted stock or RSUs or the lapse of the relevant restrictions is based on the attainment of performance goals, the Committee will establish for each participant the length of the performance period and the applicable performance goals and formulae. The performance goals for performance-based restricted stock and RSUs will be based on one or more criteria determined by the Committee as discussed in general below.

Stock Bonus Awards; Phantom Stock Awards. Subject to the minimum vesting provisions discussed above, the Committee may issue unrestricted stock or other awards denominated in stock, alone or in tandem with other awards under the 2018 Omnibus Award Plan, and the Committee may also issue phantom stock awards. The Committee will determine the terms and conditions of any such awards, which may include the achievement of certain performance goals. The performance goals for such awards will be based on one or more criteria determined by the Committee as discussed in general below.

Performance Shares and Cash Performance Awards. The Committee may grant performance shares or cash performance awards. The Committee will determine the performance goals which must be met over a specified performance period in order for the shares or cash, as the case may be, to be earned and vested. The performance goals will be based on one or more criteria determined by the Committee as discussed in general below. In determining the actual size of an individual award for a performance period, the Committee may reduce or eliminate the amount of the award earned on the basis of achievement of the performance goals if, in its sole judgment, such reduction or elimination is appropriate. Each performance share or cash performance award may be paid in whole shares or cash, respectively, either as a lump sum payment or in installments, all as the Committee shall determine. Except as otherwise determined by the Committee consistent with the terms of the 2018 Omnibus Award Plan, upon termination of service of a Participant prior to the end of the applicable restricted period, performance shares and cash performance awards will be forfeited.

Performance Goals. The performance goals will be based on one or more of the performance criteria selected by the Committee, which may include, without limitation, one or more of the following objectives or any other metric or objective determined by the Committee to be appropriate from time to time, each as they relate to Company-wide objectives or those of an affiliate, a subsidiary, division, department or function of the Company or an affiliate: (i) earnings per share; (ii) stock price; (iii) stockholder return; (iv) return on investment; (v) return on capital; (vi) earnings before interest, taxes, depreciation and/or amortization; (vii) income before taxes and extraordinary items; (viii) gross or net profits; (ix) gross or net revenues; (x) net earnings or net income (before or after taxes); (xi) operating income; (xii) operating profit or net operating profit (before or after taxes); (xiii) return measures (including, but not limited to, return on assets or net assets, capital, invested capital, equity, or sales); (xiv) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (xv) gross or operating margins; (xvi) fair market value of the shares of the Company’s common stock; (xvii) the growth in the value of an investment in the Company’s common stock assuming the reinvestment of dividends; (xviii) productivity ratios; (xix) expense targets; (xx) margins; (xxi) operating efficiency; (xxii) objective measures of customer satisfaction; (xxiii) cost reductions or savings; (xxiv) market share; (xxv) working capital targets; (xxvi) measures of economic value added; (xxvii) sales; (xxviii) enterprise value; (xxix) client retention; (xxx) competitive market metrics; (xxxi) employee retention; (xxxii) timely completion of new product rollouts; or (xxxiii) any combination of the foregoing.

The performance criteria may be measured on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group. The Committee may also: (i) designate additional objective or subjective performance criteria, and (ii) adjust, modify or amend the applicable performance criteria.

No Dividends or Dividend Equivalents on Unvested Awards. No dividends or dividend equivalents will be paid with respect to awards prior to the vesting of such awards.

Change in Control. In the event of a “change in control” (as defined in the 2018 Omnibus Award Plan), unvested awards under the 2018 Omnibus Award Plan do not automatically vest. However, the Committee may provide in an award agreement that upon a “change in control” (as defined in the 2018 Omnibus Award Plan): (i) all stock options

72     Broadridge 2018 Proxy Statement

Proposal 3 — Approval of the 2018 Omnibus Award Plan

and SARs will become immediately exercisable with respect to 100% of the shares subject to the stock options or SARs and/or the restricted period will expire immediately with respect to 100% of other awards (including the waiver of any performance goals); and (ii) all incomplete performance periods will end on the date of a change in control and the Committee will determine the extent to which the performance goals have been met and will cause the payment of awards based on the participant’s actual achievement of the performance goals through such date and the settlement of previously deferred awards in a manner that complies with Section 409A of the Code. In addition, the Committee may, with 10 days’ advance notice, cancel outstanding awards in exchange for a payment in cash, stock or a combination thereof, or cancel awards without payment if the price per share of common stock received by stockholders in connection with the change in control is less than the fair market value of the award on the grant date.

Transferability. Although awards will generally be nontransferable (except by will or the laws of descent and distribution), the Committee may permit awards (other than incentive stock options) to be transferred to certain permitted transferees set forth in the 2018 Omnibus Award Plan, subject to certain conditions (including that any permitted transfer must be without consideration).

Amendment and Termination. The Board of Directors may amend, alter, suspend, discontinue or terminate the 2018 Omnibus Award Plan or any portion thereof at any time, except that no such amendment, alteration, suspension, discontinuance or termination may: (i) materially impair the rights of any participant without the participant’s consent; or (ii) be made without stockholder approval to the extent such approval is necessary to comply with any tax or regulatory requirement applicable to the 2018 Omnibus Award Plan. Awards under the 2018 Omnibus Award Plan may not be made on or after November 8, 2028, provided that administration of the 2018 Omnibus Award Plan will continue in effect until all matters relating to awards previously granted have been settled.

Market Price of Shares. The per share closing price of the common stock on September 17, 2018 was $134.79.

Certain U.S. Federal Income Tax Consequences

The following is a summary of the federal income tax consequences of the 2018 Omnibus Award Plan, based on the current provisions of the Code, the treasury regulations promulgated thereunder and administrative and judicial interpretations thereof. The rules concerning the federal income tax consequences with respect to awards granted pursuant to the 2018 Omnibus Award Plan are highly technical. In addition, the applicable statutory provisions are subject to change and their application may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the federal income tax consequences, and it does not set forth any state or local income tax or estate tax consequences that may be applicable.

Incentive Stock Options. Options granted under the 2018 Omnibus Award Plan may be incentive stock options as defined in the Code, provided that such options satisfy the requirements under the Code. In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to the optionee or a deduction to us. The sale of common stock received pursuant to the exercise of an option which satisfied all the requirements of an incentive stock option, as well as the holding period requirement described below, will result in a long-term capital gain or loss to the optionee equal to the difference between the amount realized on the sale and the exercise price and will not result in a tax deduction to us. To receive incentive stock option treatment, the optionee must not dispose of the common stock purchased pursuant to the exercise of an option either (i) within two years after the option is granted; or (ii) within one year after the date of exercise.

If all requirements for incentive stock option treatment other than the holding period rules are satisfied, the recognition of income by the optionee is deferred until disposition of the common stock, but, in general, any gain (in an amount equal to the lesser of (i) the fair market value of the common stock on the date of exercise minus the exercise price; or (ii) the amount realized on the disposition minus the exercise price) is treated as ordinary income. Any remaining gain is treated as long-term or short-term capital gain depending on the optionee’s holding period for the disposed stock. We generally will be entitled to a deduction at that time equal to the amount of ordinary income realized by the optionee.

The 2018 Omnibus Award Plan provides that an optionee may pay for common stock received upon the exercise of an option (including an incentive stock option) with other shares of common stock. In general, an optionee’s transfer of stock acquired pursuant to the exercise of an incentive stock option, to acquire other stock in connection with the exercise of an incentive stock option, may result in ordinary income if the transferred stock has not met the minimum

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Proposal 3 — Approval of the 2018 Omnibus Award Plan

statutory holding period necessary for favorable tax treatment as an incentive stock option. For example, if an optionee exercises an incentive stock option and uses the stock so acquired to exercise another incentive stock option within the two-year or one-year holding periods discussed above, the optionee may realize ordinary income under the rules summarized above.

Non-Qualified Stock Options. An optionee will realize no taxable income at the time he or she is granted a non-qualified stock option. Such conclusion is predicated on the assumption that, under existing U.S. Treasury Department regulations, a non-qualified stock option, at the time of its grant, has no readily ascertainable fair market value. Ordinary income will be realized when a non-qualified stock option is exercised, provided the common stock issued is not restricted stock. The amount of such income will be equal to the excess of the fair market value on the exercise date of the shares of common stock issued to an optionee over the exercise price. The optionee’s holding period with respect to the shares acquired will begin on the date of exercise.

The tax basis of the stock acquired upon the exercise of any option will be equal to the sum of (i) the exercise price of such option and (ii) the amount included in income with respect to such option. Any gain or loss on a subsequent sale of the stock will be either a long-term or short-term capital gain or loss, depending on the optionee’s holding period for the stock disposed of. If the common stock issued is restricted stock, different rules may apply. Subject to the limitations under Section 162(m) and Section 280G of the Code (as described below), we generally will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the optionee is considered to have realized ordinary income in connection with the exercise of the option.

Restricted Stock. Participants who receive grants of restricted stock generally do not recognize income at the time of the grant. When the award vests, participants generally recognize ordinary income in an amount equal to the fair market value of the stock at such time, and we will generally receive a corresponding deduction. However, no later than 30 days after a participant receives an award of restricted stock, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the stock at the time of receipt. Provided that the election is made in a timely manner, when the restrictions on the shares of common stock lapse, the participant will not recognize any additional income. If the participant forfeits the restricted stock to the Company (e.g., upon the participant’s termination prior to vesting), the participant may not claim a deduction with respect to the income recognized as a result of the election. Dividends paid with respect to unvested shares of restricted stock generally will be taxable as ordinary income to the participant at the time the dividends are received.

Performance Shares and Other Awards. With respect to performance shares, SARs, RSUs, stock bonus awards, phantom stock awards, and cash performance awards, generally, when a participant receives payment with respect to any such award the amount of cash and the fair market value of any other property received will be ordinary income to such participant and will be allowed as a deduction to us.

Certain Other Tax Issues. In addition, (i) any entitlement to a tax deduction on our part is subject to the applicable federal tax rules (including, without limitation, Section 162(m) of the Code regarding the $1 million annual limitation on deductible compensation paid to our Named Executive Officers); (ii) in the event that the exercisability or vesting of any award is accelerated because of a change in control, payments relating to the awards (or a portion thereof), either alone or together with certain other payments, may constitute excess parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes and may be nondeductible by us; and (iii) the exercise of an incentive stock option may have implications in the computation of an employee’s alternative minimum taxable income.

New Plan Benefits

No grants have been made to any participant under the 2018 Omnibus Award Plan. The terms and number of awards to be granted in the future under the 2018 Omnibus Award Plan are to be determined in the discretion of the Committee. Since no such determinations regarding awards or grants have yet been made, the benefits or amounts that will be received by or allocated to the Company’s employees, or consultants cannot be determined at this time. However, the Company expects to grant annual equity retainer awards under the 2018 Omnibus Award Plan to each of the non-employee directors in November 2018, with a target value of $155,000 split equally between stock options and DSUs. In addition, the Company expects to grant its Chairman the additional Chairman annual equity retainer award under the 2018 Omnibus Award Plan in November 2018 with a target value of $57,500 split equally between stock options and DSUs.

74     Broadridge 2018 Proxy Statement

Proposal 3 — Approval of the 2018 Omnibus Award Plan

Required Vote

The affirmative vote of a majority of votes cast at the 2018 Annual Meeting, in person or by proxy, and entitled to be voted on this proposal at the Meeting is required for approval of the proposal; provided that a quorum is present. Abstentions and broker non-votes will be included in determining whether there is a quorum. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will have no effect on the outcome of the vote. Pursuant to NYSE regulations, brokers do not have discretionary voting power with respect to this proposal, and broker non-votes will have no effect on the outcome of the vote.

Recommendation of the Board of Directors

The Board of Directors Recommends a Vote “FOR” this Proposal as Disclosed in this Proxy Statement

Equity Compensation Plan Information

The following table sets forth, as of June 30, 2018, certain information related to the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders(1)	4,478,288	(2)	$55.69	2,755,510	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	4,478,288		$55.69	2,755,510
(1)	The 2007 Omnibus Award Plan.
(2)	This amount consists of stock options which have an average remaining term as of June 30, 2018 of 6.97 years. This amount does not include outstanding unvested Whole Share Awards of: (i) 982,399 time-based RSUs; and (ii) 395,689 performance-based RSUs.
(3)	These shares can be issued as stock options, SARs, restricted stock, RSUs, or stock bonus awards under the 2007 Omnibus Award Plan.

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Report of the Audit Committee

The Audit Committee reports as follows:

The Company’s management has the primary responsibility for the Company’s financial statements and the reporting process, including disclosure controls and the system of internal control over financial reporting. The Audit Committee, in its oversight role has:

•	Reviewed and discussed the annual audited financial statements as of and for the fiscal year ended June 30, 2018 with management;
•	Discussed with the Company’s internal auditors and independent registered public accountants the overall scope of, and plans for, their respective audits and has met with the internal auditors and independent registered public accountants, separately and together, with and without management present, to discuss the Company’s financial reporting process and internal accounting controls in addition to other matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”), as may be modified or supplemented;
•	Received from the independent registered public accountants written disclosures and the letter regarding the independence of the independent registered public accountants required by the PCAOB, and has discussed with the independent registered accountants their independence from the Company and its management;
•	An established charter outlining the practices it follows. The Audit Committee’s charter is available on the Company’s Investor Relations website at www.broadridge-ir.com under the heading “Corporate Governance;” and
•	Procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, the Company’s independent registered public accountants. The Audit Committee approves the proposed services, including the nature, type and scope of service contemplated and the related fees, to be rendered by the firm during the year. In addition, engagements may arise during the course of the year that are outside the scope of the initial services and fees approved by the Audit Committee. Any such additional engagements are approved by the Audit Committee or by the Audit Committee Chair pursuant to authority delegated by the Audit Committee. For each category of proposed service, the independent registered public accountants are required to confirm that the provision of such services does not impair their independence. Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table on page 77 were authorized and approved by the Audit Committee in compliance with the pre-approval procedures described herein.

Based on the Audit Committee’s review and discussions with management and the Company’s independent registered public accountants as described in this report, the Audit Committee recommended to the Board of Directors that the audited Consolidated Financial Statements as of and for the fiscal year ended June 30, 2018, be included in the 2018 Form 10-K.

Audit Committee of the Board of Directors

Richard J. Haviland, Chair
Pamela L. Carter
Robert N. Duelks
Brett A. Keller
Stuart R. Levine
Maura A. Markus
Thomas J. Perna
Alan J. Weber

76     Broadridge 2018 Proxy Statement

Proposal 4 — Ratification of Appointment of Independent Registered
Public Accountants

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accountants. The Audit Committee has appointed Deloitte & Touche LLP as the independent registered public accountants for the Company and its subsidiaries for the fiscal year ending June 30, 2019. In determining whether to reappoint Deloitte & Touche LLP as the independent registered public accountants for the upcoming fiscal year, the Audit Committee considered several factors including:

•	The performance of Deloitte & Touche LLP as the Company’s independent auditors since its retention when Broadridge became an independent public company in 2007, including the extent and quality of Deloitte and Touche LLP’s communications with the Audit Committee, and feedback from management regarding Deloitte and Touche LLP’s overall performance;
•	Deloitte & Touche LLP’s independence with respect to the services to be performed;
•	Deloitte & Touche LLP’s general reputation for adherence to professional auditing standards;
•	Deloitte & Touche LLP’s knowledge and expertise in handling the complexity of Broadridge’s global operations within its respective industry; and
•	Deloitte and Touche LLP’s tenure as the independent registered public accountants for the Company and its subsidiaries which has contributed to higher audit quality due to the auditor’s deep understanding of Broadridge’s business, accounting policies and practices, and internal control over financial reporting.

The Audit Committee also confirms compliance with the partner rotation rules applicable to independent registered public accountants. A new lead audit partner commenced her rotation with the audit of the Company’s consolidated financial statements for the fiscal year ended June 30, 2018.

Fees for Services Provided by Independent Registered Public Accountants

Set forth below are the fees paid by the Company to its independent registered public accountants, Deloitte & Touche LLP, for the fiscal periods indicated. The Audit Committee believes that these expenditures are compatible with maintaining the independence of the Company’s registered public accountants. The Audit Committee pre-approved all such audit and non-audit services performed by our independent registered public accountants during the fiscal year ended June 30, 2018.

	Years ended June 30,
	2018	2017
Type of Fees	($ in thousands)
Audit Fees(1)	$4,771	$4,474
Audit-Related Fees(2)	4,187	3,286
Tax Fees(3)	671	251
All Other Fees(4)	—	—
Total Fees	$9,629	$8,011
(1)	Audit Fees include professional services and expenses with respect to the audit of the Company’s Consolidated Financial Statements included in the 2018 Form 10-K as well as the audit of the Company’s internal control over financial reporting, the reviews of financial statements included in its Quarterly Reports on Form 10-Q, and services in connection with statutory and regulatory filings (including those statutory audits performed on the Company’s operations located outside of the U.S.).
(2)	Audit-Related Fees include professional services with respect to reports on controls placed in operation and tests of operating effectiveness for the services the Company performs for its clients, and reviews of compliance with performance criteria established by the Company for the services the Company performs for its clients.
(3)	Tax Fees include general tax services such as a review and/or preparation of various income tax return filings and consulting services with respect to U.S. federal and state tax planning projects as well as intercompany cross border transactions relating to the Company’s operations conducted outside of the U.S.
(4)	All Other Fees include any fees not included in the Audit, Audit-Related, or Tax Fees categories.

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Proposal 4 — Ratification of Appointment of Independent Registered
Public Accountants

The Audit Committee believes that the continued retention of Deloitte & Touche LLP as our independent registered public accountants is in the best interest of the Company and our stockholders, and we are asking our stockholders to ratify the selection of Deloitte and Touche LLP as our independent registered public accountants for the fiscal year ended 2019. Stockholder ratification is not required by the Company’s By-laws or otherwise, but as a matter of good corporate governance practices, the Board has decided to ascertain the position of the stockholders on the appointment at the Annual Meeting. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether to retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if it determines that such a change would be in the best interest of the Company and our stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the 2018 Annual Meeting, with an opportunity to make a statement should they choose to do so, and to be available to respond to questions, as appropriate.

Required Vote

The proposal to ratify the appointment of Deloitte & Touche LLP as independent registered public accountants will require the affirmative vote of a majority of the votes cast at the 2018 Annual Meeting, in person or by proxy, and entitled to vote, provided that a quorum is present. Abstentions will be included in determining whether a quorum is present. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will have no effect on the outcome of the vote. Pursuant to NYSE regulations, brokers have discretionary voting power with respect to this proposal.

Recommendation of the Board of Directors

The Board of Directors Recommends a Vote “FOR” the Proposal to Ratify the Selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accountants to Audit the Company’s Consolidated Financial Statements for the Fiscal Year Ending June 30, 2019

78     Broadridge 2018 Proxy Statement

Submission of Stockholder Proposals and Director Nominations

Proposals to be Included in 2019 Proxy Statement

Any stockholder who desires to have a proposal considered for presentation at the 2019 annual meeting of stockholders, and included in the proxy statement and form of proxy used in connection with our 2019 annual meeting, must submit the proposal in writing to our Secretary so that it is received no later than May 28, 2019. The proposal must also comply with the requirements of Rule 14a-8 under the Exchange Act.

Proxy Access Nominations to be Included in 2019 Proxy Statement

Any stockholder (or group of up to 50 stockholders) meeting the Company’s continuous ownership requirements of three percent (3%) or more of our common stock for at least three years who wishes to nominate a candidate or candidates for election in connection with our 2019 annual meeting and require the Company to include such nominees in the proxy statement and form of proxy, must submit such nomination and request no earlier than June 11, 2019 and no later than July 11, 2019.

However, if we do not hold our 2019 annual meeting between October 9, 2019 and December 8, 2019, or if we do not hold our 2018 Annual Meeting, notice of any director nomination must be delivered (i) not earlier than 130 days and not later than 90 days prior to our 2019 annual meeting, or (ii) no later than 10 days after the date we provide notice of the 2019 meeting to stockholders by mail or announce it publicly.

Nominations or Proposals Not Included in 2019 Proxy Statement

If a stockholder seeks to nominate a candidate for election or to propose business for consideration at our 2019 annual meeting but not have it included in our proxy statement for the 2019 annual meeting, we must receive notice of the proposal or director nomination no earlier than June 11, 2019 and no later than July 11, 2019.

However, if we do not hold our 2019 annual meeting between October 9, 2019 and December 8, 2019, or if we do not hold our 2018 Annual Meeting, notice of any proposal or director nomination must be delivered (i) not earlier than 130 days and not later than 90 days prior to our 2019 annual meeting, or (ii) no later than 10 days after the date we provide notice of the 2019 meeting to stockholders by mail or announce it publicly.

If we hold a special meeting of stockholders to elect directors, we must receive a stockholder’s notice of intention to introduce a nomination not less than the later of (i) 90 days nor more than 130 days prior to the special meeting, or (ii) 10 days after the date we provide notice of the special meeting to stockholders or announce it publicly.

Our By-laws contain provisions on the process by which a stockholder may nominate a director candidate, including the information required to be included in the notice of proposed nomination. If the notice is not received between these dates and does not satisfy the additional notice requirements, the notice will be considered untimely and will not be acted upon at our 2019 annual meeting.

Proxies solicited by the Board of Directors for the 2019 annual meeting of stockholders may give discretionary authority to vote on any untimely stockholder proposal or director nomination without express direction from stockholders giving such proxies.

Proposals, nominations and notices should be directed to the attention of the Company’s Secretary, 5 Dakota Drive, Lake Success, New York 11042.

Broadridge 2018 Proxy Statement     79

About the Annual Meeting and These Proxy Materials

What matters will be voted on at the Annual Meeting?

The following matters will be voted on at the Annual Meeting:

Proposal 1	Election of nine nominees to the Board of Directors to serve until the 2019 annual meeting of stockholders and until their successors are duly elected and qualified	Page 7

Proposal 2	Advisory vote to approve the compensation of our Named Executive Officers	Page 30

Proposal 3	Approve the 2018 Omnibus Award Plan	Page 68

Proposal 4	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending June 30, 2019	Page 77

Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof

We do not expect any other items of business to be brought before the Annual Meeting because the deadlines for stockholder proposals and director nominations have already passed. Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to the persons named on the proxy card to vote your shares with respect to any other matters that might be brought before the Annual Meeting. Those persons intend to vote the proxy in accordance with their best judgment.

When will the Annual Meeting take place?

The 2018 Annual Meeting will take place on Thursday, November 8, 2018, at 9:00 a.m. Eastern Time. The Annual Meeting will be a completely virtual meeting. You will be able to attend online, vote, and submit questions during the Annual Meeting by visiting broadridge.onlineshareholdermeeting.com.

Who may vote at the Annual Meeting?

Holders of our common stock at the close of business on September 17, 2018 (the “Record Date”) may vote at the Annual Meeting. We refer to the holders of our common stock as “stockholders” throughout this Proxy Statement. Each stockholder is entitled to one vote for each share of common stock held as of the Record Date.

Stockholders at the close of business on the Record Date may examine a list of all stockholders as of the Record Date for any purpose germane to the Annual Meeting for 10 days preceding the Annual Meeting, at our offices at 5 Dakota Drive, Lake Success, New York, and electronically during the Annual Meeting at broadridge.onlineshareholdermeeting.com when you enter the Control Number we have provided to you.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholders of Record. You are a stockholder of record or registered stockholder if, at the close of business on the Record Date, your shares were registered directly in your name with Broadridge Corporate Issuer Solutions, Inc., our transfer agent.

Beneficial Owner. You are a beneficial owner, if at the close of business on the Record Date, your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like most of our stockholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals in this Proxy Statement, but not all. Please see the section titled What if I submit a proxy, but do not specify how my shares are to be voted? for additional information.

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What do I need to do to attend the virtual Annual Meeting?

Broadridge will be hosting the 2018 Annual Meeting online. A summary of the information you need to attend the Annual Meeting online is provided below:

•	Any stockholder can attend the 2018 Annual Meeting by visiting broadridge.onlineshareholdermeeting.com
•	We encourage you to access the Annual Meeting online prior to its start time
•	The Annual Meeting starts at 9:00 a.m. Eastern Time
•	Stockholders may vote and submit questions online while attending the 2018 Annual Meeting
•	Please have the Control Number we have provided to you to join the 2018 Annual Meeting
•	Instructions on how to attend and participate in the Annual Meeting, including how to demonstrate proof of stock ownership, are available at broadridge.onlineshareholdermeeting.com
•	Questions regarding how to attend and participate in the Annual Meeting will be answered by calling 1-855-449-0991 on the day of the 2018 Annual Meeting
•	A replay of the 2018 Annual Meeting will be available on our website through November 7, 2019

If I am unable to attend the virtual Annual Meeting, can I listen to the Annual Meeting by telephone?

Yes. Stockholders unable to access the Annual Meeting online will be able to call 1-877-328-2502 and listen to the Annual Meeting if they provide their Control Number. Although stockholders accessing the Annual Meeting by telephone will be able to listen to the Annual Meeting and may ask questions during the Annual Meeting, you will not be considered present at the Annual Meeting and will not be able to vote unless you also attend the Annual Meeting online.

Why did I receive a Notice in the mail regarding the Internet Availability of Proxy Materials instead of a full set of printed proxy materials?

Under rules adopted by the SEC, we are making this Proxy Statement available to our stockholders primarily through the Internet (“Notice and Access”). On or about September 24, 2018, we will mail the Notice regarding the Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to stockholders of our common stock at the close of business on the Record Date, other than those stockholders who previously requested electronic or paper delivery of communications from us. The Notice contains instructions on how to access an electronic copy of our proxy materials, including this 2018 Proxy Statement and our 2018 Annual Report to Stockholders. The Notice also contains instructions on how to request a paper copy of the proxy materials. We believe that this process will allow us to provide you with the information you need in a timely manner, while conserving natural resources and lowering the costs of printing and distributing our proxy materials.

Can I vote my shares by filling out and returning the Notice regarding the Internet Availability of Proxy Materials?

No. The Notice of Internet Availability only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it. The Notice provides instructions on how to cast your vote. For additional information, please see the section titled How do I vote my shares and what are the voting deadlines?

Why didn’t I receive a Notice in the mail regarding the Internet Availability of the Proxy Materials?

We are providing some of our stockholders, including stockholders who have previously asked to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of a Notice of Internet Availability. In addition, we are providing the proxy materials by e-mail to those stockholders who have previously elected delivery of the proxy materials electronically. Those stockholders should have received an e-mail containing a link to the website where those materials are available and a link to the proxy voting website.

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Can I choose to receive future proxy materials by e-mail?

Yes. If you receive your proxy materials by mail, we encourage you to elect to receive future copies of proxy statements and annual reports by e-mail. To enroll in the online program, go to https://enroll.icsdelivery.com/br and follow the enrollment instructions that apply depending on whether you are a stockholder of record (or registered stockholder) or beneficial owner of Broadridge stock. Upon completion of enrollment, you will receive an e-mail confirming the election to use the electronic delivery services. The enrollment in the online program will remain in effect for as long as your account is active or until enrollment is cancelled. Enrolling to receive proxy materials online will save Broadridge the cost of printing and mailing documents, as well as help preserve our natural resources.

How do I vote my shares and what are the voting deadlines?

Stockholders of Record. If you are a stockholder of record, there are several ways for you to vote your shares:

•	By Internet Before the Meeting Date: Go to www.proxyvote.com and vote until 11:59 p.m. Eastern Time on November 7, 2018. Have your proxy card in hand when you access the website and follow the instructions on the website.
•	By Telephone: Call 1-800-690-6903 to vote by telephone until 11:59 p.m. Eastern Time on November 7, 2018. Have your proxy card in hand when you call and then follow the instructions.
•	By Mail: If you received paper copies in the mail of the proxy materials and proxy card, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.
•	By Internet During the Annual Meeting: You may attend the Annual Meeting on Thursday, November 8, 2018, at 9:00 a.m. Eastern Time by visiting broadridge.onlineshareholdermeeting.com and you can vote during the Annual Meeting using the Control Number we have provided to you.

Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or vote by Internet or telephone by the applicable deadline so that your vote will be counted if you later decide not to attend the Meeting.

Beneficial Owners. If you are a beneficial owner of your shares, you should have received a Notice of Internet Availability or voting instructions from the broker or other nominee holding your shares. You should follow the instructions in the Notice or the voting instructions provided by your broker or nominee in order to instruct your broker or nominee on how to vote your shares. Notice and Access delivery of the proxy materials, and Internet and/or telephone voting, also will be offered to stockholders owning shares through most banks and brokers.

You may also attend the Annual Meeting on Thursday, November 8, 2018, at 9:00 a.m. Eastern Time by visiting broadridge.onlineshareholdermeeting.com and vote during the Annual Meeting.

Can I revoke or change my vote after I submit my proxy?

Stockholders of Record. If you are a stockholder of record, you may revoke your vote at any time before the final vote at the Annual Meeting by:

•	Signing and returning a new proxy card with a later date;
•	Submitting a later-dated vote by telephone or the Internet at www.proxyvote.com, since only your latest telephone or Internet vote received by 11:59 p.m. Eastern Time on November 7, 2018 will be counted;
•	Delivering a timely written revocation to our Secretary at 5 Dakota Drive, Lake Success, NY 11042, before the Annual Meeting; or
•	Attending the Annual Meeting by visiting broadridge.onlineshareholdermeeting.com and vote again.

Beneficial Owners. If you are a beneficial owner of your shares, you must contact the broker or other nominee holding your shares and follow its instructions for changing your vote. Alternatively, you may attend the Annual Meeting by visiting broadridge.onlineshareholdermeeting.com and vote again.

What will happen if I do not vote my shares?

Stockholders of Record. If you are the stockholder of record of your shares and you do not vote by telephone or mail, or through the Internet before or during the Annual Meeting, your shares will not be voted at the Annual Meeting.

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Beneficial Owners. If you are the beneficial owner of your shares and you do not instruct your broker or other nominee how to vote your shares, your broker or nominee may exercise its discretion to vote on some proposals at the Annual Meeting, but not all. Under the rules of the NYSE, your broker or nominee does not have discretion to vote your shares on non-routine matters such as Proposals 1, 2 and 3. However, your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 4.

What if I submit a proxy, but do not specify how my shares are to be voted?

Stockholders of Record. If you are a stockholder of record and you submit a proxy card, but you do not provide voting instructions on the card, your shares will be voted:

•	For the election of the nine directors nominated by our Board of Directors and named in this Proxy Statement;
•	For the approval, on an advisory basis, of the compensation of our Named Executive Officers (the Say on Pay Vote);
•	For the approval of the 2018 Omnibus Award Plan;
•	For the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending June 30, 2019; and
•	In the discretion of the named proxies regarding any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners. If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or nominee will determine if it has the discretionary authority to vote on your behalf. Under the NYSE’s rules, brokers and nominees have the discretion to vote on routine matters such as Proposal 4, but do not have discretion to vote on non-routine matters such as Proposals 1, 2 and 3. Therefore, if you do not provide voting instructions to your broker or nominee, your broker or nominee may only vote your shares on Proposal 4 and any other routine matters properly presented for a vote at the Annual Meeting.

What is the effect of a broker non-vote?

Brokers or other nominees who hold shares of our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least 10 days prior to the Annual Meeting. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares.

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted as votes cast at the Annual Meeting. Therefore, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on any of the proposals to be considered at the Annual Meeting.

How many shares must be present or represented to conduct business at the Annual Meeting?

We need a quorum of stockholders to hold our Annual Meeting. A quorum exists when at least a majority of the outstanding shares entitled to vote at the close of business on the Record Date is represented at the Annual Meeting either in person or by proxy. On September 17, 2018, there were 116,501,013 shares of common stock outstanding and entitled to vote (excluding 37,960,114 treasury shares not entitled to vote).

Your shares will be counted towards the quorum if you vote by mail, by telephone, or through the Internet either before or during the Annual Meeting. Abstentions and broker non-votes also will count towards the quorum requirement. If a quorum is not met, a majority of the shares present at the Annual Meeting may adjourn the Meeting to a later date.

Can I confirm that my vote was cast in accordance with my instructions?

Stockholders of Record. Our stockholders have the opportunity to confirm that their vote was cast in accordance with their instructions. Vote confirmation is consistent with our commitment to sound corporate governance standards and an important means to increase transparency. Vote confirmation is available 24 hours after your vote is received beginning on October 24, 2018, with the final vote tabulation available through January 8, 2019. You may confirm your vote whether it was cast by proxy card, electronically or telephonically. To obtain vote confirmation, log onto

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www.proxyvote.com using the Control Number we have provided to you and receive confirmation on how your vote was cast.

Beneficial Owners. If you hold your shares through a bank or brokerage account, the ability to confirm your vote may be affected by the rules of your bank or broker and the confirmation will not confirm whether your bank or broker allocated the correct number of shares to you.

What is householding?

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Broadridge stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you are a stockholder of record and would like to have separate copies of the Notice of Internet Availability or proxy materials mailed to you in the future, you must submit a request to opt out of householding in writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call Broadridge at 1-866-540-7095, and we will cease householding all such documents within 30 days.

If you are a beneficial owner, information regarding householding of proxy materials should have been forwarded to you by your bank or broker.

However, please note that if you want to receive a paper proxy card or vote instruction form or other proxy materials for purposes of the 2018 Annual Meeting, you should follow the instructions included in the Notice of Internet Availability that was sent to you.

Who will count the votes?

We have retained independent inspectors of election who will count the shares voted including shares voted during the Annual Meeting and will certify the election results.

What happens if the Annual Meeting is adjourned or postponed?

Your proxy will still be effective and will be voted at the rescheduled or adjourned Annual Meeting. You will still be able to change or revoke your proxy until the rescheduled or adjourned Annual Meeting.

Who is paying for the costs of this proxy solicitation?

Your proxy is being solicited by and on behalf of the Board of Directors of the Company. The expense of preparing, printing and providing this proxy solicitation will be borne by the Company. The Company may retain D.F. King & Co. to assist with the solicitation of proxies for a fee estimated not to exceed $20,000 plus reimbursement of reasonable out-of-pocket expenses. Also, certain directors, officers, representatives and employees of the Company may solicit proxies by telephone and personal interview. Such individuals will not receive additional compensation from the Company for solicitation of proxies, but may be reimbursed by the Company for reasonable out-of-pocket expenses in connection with such solicitation. In accordance with the regulations of the SEC, banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by the Company, as necessary, for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of common stock.

Copies of the proxy materials will be supplied to brokers and other nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such brokers or other nominees for their reasonable expenses.

How can I find the results of the Annual Meeting?

Preliminary results will be announced at the Annual Meeting. Final results will be published in a current report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

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Appendix A

Broadridge Financial Solutions, Inc.
2018 Omnibus Award Plan

1. Purpose

The purpose of the Plan is to provide a means through which the Company and its Affiliates may attract able persons to enter and remain in the employ of, or other service with, the Company and its Affiliates and to provide a means whereby employees, directors and consultants of the Company and its Affiliates can acquire and maintain Common Stock ownership, or be paid incentive compensation measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company and its Affiliates and promoting an identity of interest between stockholders and these persons.

So that the appropriate incentive can be provided, the Plan provides for granting Incentive Stock Options, Non-qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Phantom Stock Awards, Stock Bonuses, Performance Shares and Cash Performance Awards, or any combination or variation of the foregoing.

2. Definitions

The following definitions shall be applicable throughout the Plan.

(a) “Affiliate” means (i) any entity that directly or indirectly is controlled by, controls or is under common control with the Company and (ii) to the extent provided by the Committee, any entity in which the Company has a significant equity interest.

(b) “Appreciation Award” means any Award under the Plan of any Option or SAR.

(c) “Award” means, individually or collectively, any Incentive Stock Option, Non-qualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Phantom Stock Award, Stock Bonus, Performance Share or Cash Performance Award granted under the Plan.

(d) “Award Agreement” means a written or electronic agreement pursuant to which an Award is granted.

(e) “Board” means the Board of Directors of the Company.

(f) “Cash Performance Award” means an Award payable in cash granted under Section 11 of the Plan.

(g) “Cause” shall mean, unless in the case of a particular Award the applicable Award Agreement states otherwise, the Company or an Affiliate having “cause” to terminate a Participant’s employment or service, as defined in any existing employment, consulting or any other agreement between the Participant and the Company or an Affiliate in effect at the time of such termination or, in the absence of such an employment, consulting or other agreement, upon (i) the good faith determination by the Committee that the Participant has ceased to perform his duties to the Company or an Affiliate (other than as a result of his incapacity due to physical or mental illness or injury), which failure amounts to an intentional and extended neglect of his duties to such party, provided that no such failure shall constitute Cause unless the Participant has been given notice of such failure (if cure is reasonably possible) and has not cured such act or omission within 15 days following receipt of such notice, (ii) the Committee’s good faith determination that the Participant has engaged or is about to engage in conduct materially injurious to the Company or an Affiliate, (iii) the Participant having been convicted of, or plead guilty or no contest to, a felony or any crime involving as a material element fraud or dishonesty, (iv) the consistent failure of the Participant to follow the lawful instructions of the Board or his direct superiors, which failure amounts to an intentional and extended neglect of his duties to such party, or (v) in the case of a Participant who is a non-employee director, the Participant ceasing to be a member of the Board in connection with the Participant engaging in any of the activities described in clauses (i) through (iv) above.

(h) “Change in Control” shall mean the occurrence of any of the following: (A) any “Person” (as defined in Section 3(a)(9) of the Exchange Act), excluding the Company, any subsidiary of the Company, or any employee benefit plan sponsored or maintained by the Company (including any trustee of any such plan acting in his capacity as trustee), becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 35% or more of the total combined voting power of the Company’s then outstanding securities; (B) the merger, consolidation or other business combination of the Company (a “Transaction”), other

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than a Transaction immediately following which the stockholders of the Company immediately prior to the Transaction continue to be the beneficial owners of securities of the resulting entity representing more than 60% of the voting power in the resulting entity, in substantially the same proportions as their ownership of Company voting securities immediately prior to the Transaction; (C) the sale of all or substantially all of the Company’s assets, other than a sale immediately following which the stockholders of the Company immediately prior to the sale are the beneficial owners of securities of the purchasing entity representing more than 60% of the voting power in the purchasing entity, in substantially the same proportions as their ownership of Company voting securities immediately prior to the Transaction; or (D) during any consecutive two-year period, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (A), (B), or (C) of this Section or a director whose initial assumption of office is in connection with an actual or threatened election or other proxy contest, including but not limited to a consent solicitation, relating to the election of directors to the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, ceasing for any reason to constitute at least a majority of the Board. Notwithstanding any other provision of the Plan to the contrary, to the extent that Awards under the Plan subject to Section 409A of the Code are payable upon a Change in Control, an event shall not be considered to be a Change in Control under the Plan with respect to such Awards unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

(i) “Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

(j) “Committee” means the Compensation Committee of the Board or such other committee of at least two people as the Board may appoint to administer the Plan or, if no such committee has been appointed by the Board, the Board. Unless the Board is acting as the Committee or the Board specifically determines otherwise, each member of the Committee shall, at the time he takes any action with respect to an Award under the Plan, be a Qualified Director. However, the fact that a Committee member shall fail to qualify as a Qualified Director with respect to the requirements of Rule 16b-3 shall not invalidate any Award granted by the Committee which Award is otherwise validly granted under the Plan.

(k) “Common Stock” means the common stock of the Company, par value $0.01 per share, and any stock into which such common stock may be converted or into which it may be exchanged; provided that the Common Stock subject to any Award constitutes “service recipient” stock for purposes of Section 409A of the Code, unless the Award is intended to be structured in a manner that complies with Section 409A of the Code.

(l) “Company” means Broadridge Financial Solutions, Inc. and any successor thereto.

(m) “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization or, if there is no such date, the date indicated on the applicable Award Agreement pursuant to action of the Committee (or its authorized delegate).

(n) “Effective Date” means November 8, 2018, subject to Section 3.

(o) “Eligible Consultant” means any natural person who may be offered securities pursuant to Form S-8.

(p) “Eligible Director” means a director of the Company who is not an employee of the Company or an Affiliate.

(q) “Eligible Employee” means any individual regularly employed by the Company or Affiliate; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Employee unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s) “Fair Market Value”, on a given date, means, unless otherwise determined by the Committee or required by any applicable provision of the Code or any regulations issued thereunder, (i) if the Stock is listed on a national securities exchange, the closing price reported on the primary exchange with which the Stock is listed and traded

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on such date, or, if there is no such sale on that date, then the closing price on the last preceding date on which such a sale was reported; or (ii) if the Stock is not listed on a national securities exchange, the amount determined by the Committee to be the fair market value based upon a good faith attempt to value the Stock accurately and computed in accordance with applicable regulations of the Internal Revenue Service, including, without limitation, the regulations promulgated under Section 422 of the Code or Section 409A of the Code, as applicable.

(t) “Incentive Stock Option” means an Option granted by the Committee to a Participant under the Plan which is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth herein.

(u) “Non-qualified Stock Option” means an Option granted by the Committee to a Participant under the Plan which is not designated by the Committee as an Incentive Stock Option.

(v) “Option” means an Award granted under Section 7 of the Plan.

(w) “Option Period” means the period described in Section 7(c) of the Plan.

(x) “Option Price” means the exercise price for an Option as described in Section 7(a) of the Plan.

(y) “Participant” means an Eligible Employee, Eligible Director or Eligible Consultant who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 of the Plan.

(z) “Parent” means any parent of the Company, as defined in Section 424(e) of the Code.

(aa) “Performance Criteria” shall be measured in terms of any performance criteria selected by the Committee, which may include, without limitation, one or more of the following objectives or any other metric or objective determined by the Committee to be appropriate from time to time, each as described as they relate to Company-wide objectives or of an Affiliate, a subsidiary, division, department or function of the Company or an Affiliate:

(i) Earnings per share;

(ii) Stock price;

(iii) Stockholder return;

(iv) Return on investment;

(v) Return on capital;

(vi) Earnings before interest, taxes, depreciation and/or amortization;

(vii) Income before taxes and extraordinary items;

(viii) Gross or net profits;

(ix) Gross or net revenues;

(x) Net earnings or net income (before or after taxes);

(xi) Operating income;

(xii) Operating profit or net operating profit (before or after taxes);

(xiii) Return measures (including, but not limited to, return on assets or net assets, capital, invested capital, equity, or sales);

(xiv) Cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

(xv) Gross or operating margins;

(xvi) Fair Market Value of the shares of the Company’s Common Stock;

(xvii) The growth in the value of an investment in the Company’s Common Stock assuming the reinvestment of dividends;

(xviii) Productivity ratios;

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(xix) Expense targets;

(xx) Margins;

(xxi) Operating efficiency;

(xxii) Objective measures of customer satisfaction;

(xxiii) Cost reductions or savings;

(xxiv) Market share;

(xxv) Working capital targets;

(xxvi) Measures of economic value added;

(xxvii) Sales;

(xxviii) Enterprise value;

(xxix) Client retention;

(xxx) Competitive market metrics;

(xxxi) Employee retention;

(xxxii) Timely completion of new product rollouts; or

(xxxiii) Any combination of the foregoing.

The foregoing performance criteria may be measured on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group.

For the avoidance of doubt, the Committee may: (i) designate additional objective or subjective performance criteria on which the Performance Criteria may be based or (ii) adjust, modify or amend the aforementioned criteria.

(bb) “Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. Unless otherwise determined by the Committee, the Performance Goals will be established within the first ninety (90) days of the applicable Performance Period. The Committee is authorized at any time during the Performance Period or at any time thereafter, in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants based on the following events:

(i) asset write-downs;

(ii) litigation or claim judgments or settlements;

(iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results;

(iv) any reorganization and restructuring programs;

(v) extraordinary, unusual or infrequently occurring events;

(vi) acquisitions or divestitures;

(vii) foreign exchange gains and losses;

(ix) a change in the Company’s fiscal year; and

(x) any other events affecting the Company, as determined by the Committee.

(cc) “Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of an Award.

(dd)“Performance Share” means an Award payable in Stock granted under Section 11 of the Plan.

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(ee) “Phantom Stock Award” shall mean a cash award whose value is determined based on the change in the value of the Company Common Stock from the Date of Grant.

(ff) “Plan” means this Broadridge Financial Solutions, Inc. 2018 Omnibus Award Plan, as amended from time to time.

(gg) “Prior Plan” means the Broadridge Financial Solutions, Inc. 2007 Omnibus Award Plan, as amended and restated.

(hh) “Qualified Director” means a person who is (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, or a person meeting any similar requirement under any successor rule or regulation, and (ii) an “independent director” under the rules of any stock exchange on which the Stock is listed; provided, however, that clause (i) shall apply only with respect to grants of Awards to which Section 16(b) of the Exchange Act otherwise would be applicable.

(ii) “Restricted Period” means, with respect to any Award of Restricted Stock or any Restricted Stock Unit, Performance Share or Cash Performance Award, the period of time determined by the Committee during which such Award is subject to the restrictions set forth in Sections 9 or 11 or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

(jj) “Restricted Stock” means shares of Stock issued or transferred to a Participant subject to forfeiture and the other restrictions set forth in Section 9 of the Plan.

(kk) “Restricted Stock Unit” means a hypothetical investment equivalent to one share of Stock granted in connection with an Award made under Section 9.

(ll) “Securities Act” means the Securities Act of 1933, as amended.

(mm) “Stock” means the Common Stock or such other authorized shares of stock of the Company as the Committee may from time to time authorize for use under the Plan.

(nn) “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

(oo) “Stock Bonus” means an Award granted under Section 10 of the Plan.

(pp) “Stock Option Agreement” means any agreement between the Company and a Participant who has been granted an Option pursuant to Section 7 which defines the rights and obligations of the parties thereto.

(qq) “Strike Price” means, (i) in the case of a SAR granted in tandem with an Option, the Option Price of the related Option, or (ii) in the case of a SAR granted independent of an Option, the Fair Market Value on the Date of Grant.

(rr) “Subsidiary” means any subsidiary of the Company, as defined in Section 424(f) of the Code.

(ss) “Substitution Award” means an Award that is intended to replace any existing incentive award held by an Eligible Employee or Eligible Director of, or Eligible Consultant to, an entity acquired by the Company or an Affiliate. The terms and conditions of any Substitution Award shall be set forth in an Award Agreement and shall, except as may be inconsistent with any provision of the Plan, to the extent practicable provide the recipient with benefits (including economic value) substantially similar to those provided to the recipient under the existing Award which such Substitution Award is intended to replace.

(tt) “Termination” means a Termination of Employment, Termination of Directorship or Termination of Consultancy, as applicable. Notwithstanding anything herein to the contrary, for Awards that are intended to be subject to Section 409A of the Code and payable on a Participant’s Termination, any payment shall be made solely if such termination constitutes a “separation from service” under Section 409A of the Code and guidance issued thereunder.

(uu) “Termination of Consultancy” means: (a) that a Consultant is no longer acting as a consultant to the Company or an Affiliate; or (b) when an entity which is retaining a Participant as a Consultant ceases to be an Affiliate unless the Participant otherwise is, or thereupon becomes, a Consultant to the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that a Consultant becomes an Eligible Employee or an Eligible Director upon the termination of his or her consultancy, unless otherwise determined by the Committee, in its sole discretion, no Termination of Consultancy shall be deemed to occur until such time as such Consultant is no

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longer a Consultant, an Eligible Employee or an Eligible Director. Notwithstanding the foregoing, the Committee may, in its sole discretion, otherwise define Termination of Consultancy in the Award Agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Consultancy thereafter.

(vv) “Termination of Directorship” means that an Eligible Director has ceased to be a director of the Company; except that, if an Eligible Director becomes an Eligible Employee or a Consultant upon the termination of his or her directorship, his or her ceasing to be a director of the Company shall not be treated as a Termination of Directorship unless and until the Participant has a Termination of Employment or a Termination of Consultancy, as the case may be.

(ww) “Termination of Employment” means: (a) a termination of employment (for reasons other than a military or personal leave of absence granted by the Company) of a Participant from the Company and its Affiliates; or (b) when an entity which is employing a Participant ceases to be an Affiliate, unless the Participant otherwise is, or thereupon becomes, employed by the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that an Eligible Employee becomes an Eligible Consultant or an Eligible Director upon the termination of his or her employment, unless otherwise determined by the Committee, in its sole discretion, no Termination of Employment shall be deemed to occur until such time as such Eligible Employee is no longer an Eligible Employee, or an Eligible Consultant or an Eligible Director. Notwithstanding the foregoing, the Committee may, in its sole discretion, otherwise define Termination of Employment in the Award Agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Employment thereafter.

(xx) “Vested Unit” shall have the meaning ascribed thereto in Section 9(d).

3. Effective Date and Stockholder Approval

The Plan is effective November 8, 2018, subject to the approval of the Plan by stockholders of the Company in accordance with the requirements of the laws of the State of Delaware and the requirements of the New York Stock Exchange at the Company’s annual general meeting of stockholders in calendar year 2018.

No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(i) of the Code.

4. Administration

(a) The Committee shall administer and interpret the Plan. The majority of the members of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee.

(b) Subject to the provisions of the Plan and applicable law, the Committee shall have the power, and in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) prescribe the form of each Award Agreement, which need not be identical for each Participant and may vary for Participants within and outside the United States; (vi) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, shares of Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vii) accelerate the vesting or exercisability of any Award; (viii) determine whether, to what extent, and under what circumstances the delivery of cash, Stock, other securities, other Options, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee, provided that it shall be designed in a manner intended to comply with Section 409A of the Code; (ix) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (x) establish, amend, suspend, or waive any rules and regulations under the Plan, including adopting sub-plans to the Plan; (xi) appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

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(c) Notwithstanding the foregoing, the Committee may delegate to any officer or officers of the Company or any Affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Committee herein, and which may be so delegated as a matter of law, except for grants of Awards to persons subject to Section 16 of the Exchange Act.

(d) Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all parties, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any stockholder.

(e) Subject to Section 16 hereof, the Committee shall, in its sole discretion, have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, as it shall, from time to time, deem advisable. The Committee may adopt any sub-plans to the Plan, including, but not limited to, for the purposes of complying or facilitating compliance with laws outside the United States, easing the administration of the Plan and/or taking advantage of tax-favorable treatment for Awards granted to Participants outside the United States, in each case as it may deem necessary or advisable. The Committee may, in its sole discretion, adopt special guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions. The Plan is intended to comply with the applicable requirements of Rule 16b-3 under the Exchange Act and, with respect to Awards containing deferral provisions, Section 409A of the Code, and the Plan shall be limited, construed and interpreted in a manner so as to comply therewith.

(f) No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award hereunder.

5. Grant of Awards; Shares Subject to the Plan

The Committee may, from time to time, grant Awards of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Phantom Stock Awards, Stock Bonuses, Performance Shares and/or Cash Performance Awards to one or more Eligible Employees, Eligible Directors or Eligible Consultants; provided, however, that:

(a) Number of Shares Reserved. Subject to Section 13, the aggregate number of shares of Stock in respect of which Awards may be granted under the Plan is the sum of (i) 7,190,000 shares of Stock plus (ii) the number of shares of Stock remaining available for issuance or delivery under the Prior Plan and not subject to outstanding awards under the Prior Plan as of the Effective Date. If a SAR is granted in tandem with an Option, the shares of Stock covered by such tandem award shall only apply once against the maximum number of shares of Stock which may be granted under the Plan. Upon effectiveness of this Plan, no further grants of awards will be made under the Prior Plan.

(b) Share Replenishment. If and to the extent Awards granted under the Plan (and awards granted under the Prior Plan that are outstanding on the Effective Date) expire, terminate or are canceled for any reason whatsoever or to the extent they are cash-settled, the shares of Stock covered by them (other than Substitution Awards) shall, to the extent of such expiration, termination, cancellation or cash-settlement again become available for future Awards under the Plan and shall be added back on a one-for-one basis to the aggregate maximum limit, as provided in Section 5(a). To the extent that any shares of Stock subject to an Award (other than an Option or SAR) granted under this Plan (or any award (other than an option or stock appreciation right) granted under the Prior Plan that is outstanding on the Effective Date) are withheld to satisfy any tax-withholding obligation, then in each such case the shares of Stock so withheld shall again become available for future Awards under the Plan and shall be added back on a one-for-one basis to the aggregate maximum limit, as provided in Section 5(a). For purposes of determining the number of shares of Stock available for Awards under the Plan, the following shares shall not be added to the shares of Stock authorized for grant under Section 5(a): (i) shares tendered by a Participant or withheld by the Company in payment of the Option Price of an Option; (ii) shares tendered by a Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or Stock Appreciation Rights; (iii) shares subject to a Stock Appreciation Right that are not issued in connection with its stock settlement on exercise thereof; and (iv) shares reacquired by the Company on the open market or otherwise using cash

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proceeds from the exercise of Options. In the case of any Substitution Award, shares of Stock delivered or to be delivered in connection with such Substitution Award shall not be counted against the number of shares of Stock reserved under the Plan, but shall be available under the Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company or business.

(c) Source of Shares. Stock delivered by the Company in settlement of Awards may be authorized and unissued Stock, Stock held in the treasury of the Company, Stock purchased on the open market or by private purchase, or a combination of the foregoing.

(d) Substitute Awards. Except as provided in Section 14 and without limiting the generality of the preceding provisions of this Section 5, the Committee may, but solely with the Participant’s consent, agree to cancel any Award under the Plan and issue a new Award in substitution therefor upon such terms as the Committee may in its sole discretion determine, provided that the substituted Award satisfies Section 5(e) below, all other applicable Plan requirements as of the date such new Award is granted and Section 409A of the Code.

(e) No Option or SAR Repricing Without Stockholder Approval. Notwithstanding any provision of this Plan to the contrary, except as provided in Section 13 below relating to certain anti-dilution adjustments and Section 14 below relating to Change in Control, unless the approval of stockholders of the Company is obtained, (i) an outstanding Option or SAR may not be modified to reduce the Option Price or Strike Price, as applicable, thereof, (ii) an outstanding Option or SAR may not be exchanged for other Options or SARs with lower Option Prices or Strike Prices, (iii) outstanding Options and SARs with an Option Price or Strike Price, as applicable, in excess of the Fair Market Value of the shares of Stock subject to the Option or SAR will not be exchanged for cash or other property, and (iv) no other action shall be taken with respect to Options or SARs that would be treated as a repricing under the rules of the principal stock exchange or market system on which the shares of Stock are listed.

(f) Non-Employee Director Awards. The value of Awards granted during a single fiscal year to any Eligible Director, taken together with any cash fees paid during the fiscal year to the Eligible Director in respect of the Eligible Director’s service as a member of the Board during such fiscal year (including service as a member or chair of any committees of the Board), shall not exceed $750,000 in total value (calculating the value of any such Award based on the grant date fair value of such Award for financial reporting purposes). The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board, provided that the Eligible Director receiving such additional compensation may not participate in the decision to award such compensation.

(g) Award Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan (other than cash-based Awards) shall vest no earlier than the first anniversary of the date on which the Award is granted (excluding, for this purpose, any (i) Substitution Awards, (ii) shares delivered in lieu of fully vested cash Awards, and (iii) Awards to Eligible Directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting); provided, that the Committee may grant Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 5(a) (subject to adjustment under Section 13); and, provided, further, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability or a Change in Control, in the terms of the Award or otherwise.

6. Eligibility

Participation shall be limited to Eligible Employees, Eligible Directors and Eligible Consultants who have entered into an Award Agreement or who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan. Actual participation in the Plan and receipt of an Award under the Plan shall be determined by the Committee in its sole discretion.

7. Options

The Committee is authorized to grant one or more Stock Options to any Eligible Employee, Eligible Director or Eligible Consultant; provided, however, that no Incentive Stock Option shall be granted to any Participant who is not an Eligible Employee of the Company or a Parent or Subsidiary. Each Option so granted shall be subject to the conditions

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set forth in this Section 7, or to such other conditions as may be reflected in the applicable Stock Option Agreement. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not qualify shall constitute a separate Non-Qualified Stock Option.

(a) Option Price. Subject to Section 7(e), the exercise price (“Option Price”) per share of Stock for each Option shall be set by the Committee at the time of grant but, except in the case of Substitution Awards, shall not be less than the Fair Market Value of a share of Stock on the Date of Grant.

(b) Manner of Exercise and Form of Payment. No shares of Stock shall be delivered pursuant to any exercise of an Option until payment in full of the Option Price therefor is received by the Company. Options which have become exercisable may be exercised by delivery of written notice of exercise to the Committee accompanied by payment of the Option Price. The Option Price shall be payable (i) in cash, check, cash equivalent and/or shares of Stock valued at the Fair Market Value at the time the Option is exercised (including by means of attestation of ownership of a sufficient number of shares of Stock in lieu of actual delivery of such shares to the Company); (ii) in the discretion of the Committee, either (A) in other property having a fair market value on the date of exercise equal to the Option Price, (B) by means of a “net exercise” whereby the number of shares of Stock received by Participant shall equal the excess, if any, of (x) the number of shares of Stock that would have been received by Participant upon such exercise had Participant paid the Option Price in cash over (y) a number of shares of Stock, the aggregate Fair Market Value of which is equal to the aggregate Option Price that would have been paid as determined pursuant to the immediately preceding clause (x), or (C) by delivering to the Committee a copy of irrevocable instructions to a stockbroker, reasonably acceptable to the Committee or specifically designated by the Committee, to deliver promptly to the Company an amount of loan proceeds, or proceeds from the sale of the Stock subject to the Option, sufficient to pay the Option Price (which may also include sufficient funds to cover applicable federal, state, local or foreign withholding taxes); or (iii) by such other method as the Committee may allow. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner which the Committee determines would violate the Sarbanes-Oxley Act of 2002, any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter dealer quotation system on which the securities of the Company or any Affiliates are listed or traded.

(c) Vesting, Option Period and Expiration. Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “Option Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to exercisability. If an Option is exercisable in installments, such installments or portions thereof which become exercisable shall remain exercisable until the Option expires.

(d) Stock Option Agreement—Other Terms and Conditions. Each Option granted under the Plan shall be evidenced by a Stock Option Agreement. Except as specifically provided otherwise in such Stock Option Agreement, each Option granted under the Plan shall be subject to the following terms and conditions:

(i) Each Option or portion thereof that is exercisable shall be exercisable for the full amount or for any part thereof.

(ii) Each share of Stock purchased through the exercise of an Option shall be paid for in full at the time of the exercise. Each Option shall cease to be exercisable, as to any share of Stock, when the Participant purchases the share or exercises a related SAR or when the Option expires.

(iii) Subject to Section 12(m), Options shall not be transferable by the Participant except by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by him.

(iv) Each Option shall vest and become exercisable by the Participant in accordance with the vesting schedule established by the Committee and set forth in the Stock Option Agreement.

(v) At the time of any exercise of an Option, the Committee may, in its sole discretion, require a Participant to deliver to the Committee a written representation that the shares of Stock to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof and any other

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representation deemed necessary by the Committee to ensure compliance with all applicable federal and state securities laws. Upon such a request by the Committee, delivery of such representation prior to the delivery of any shares issued upon exercise of an Option shall be a condition precedent to the right of the Participant or such other person to purchase any shares. In the event certificates for Stock are delivered under the Plan with respect to which such investment representation has been obtained, the Committee may cause a legend or legends to be placed on such certificates to make appropriate reference to such representation and to restrict transfer in the absence of compliance with applicable federal or state securities laws.

(vi) Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he or she makes a disqualifying disposition of any Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including any sale) of such Stock before the later of (A) two years after the Date of Grant of the Incentive Stock Option or (B) one year after the date the Participant acquired the Stock by exercising the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by it, retain possession of any Stock acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Stock.

(vii) A Stock Option Agreement may, but need not, include a provision whereby a Participant may elect, at any time before the Participant’s Termination with the Company, to exercise the Option as to any part or all of the shares of Stock subject to the Option prior to the full vesting of the Option. Any unvested shares of Stock so purchased may be subject to a share repurchase option in favor of the Company or to any other restriction the Committee determines to be appropriate. The Company shall not exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following the exercise of the Option unless the Committee otherwise specifically provides in an Stock Option Agreement.

(e) Incentive Stock Option Grants to 10% Stockholders. Notwithstanding anything to the contrary in this Section 7, if an Incentive Stock Option is granted to a Participant who owns stock representing more than 10% of the voting power of all classes of stock of the Company or of a Subsidiary or Parent, the Option Period shall not exceed five years from the Date of Grant of such Option and the Option Price shall be at least 110% of the Fair Market Value (on the Date of Grant) of the Stock subject to the Option.

(f) $100,000 Per Year Limitation for Incentive Stock Options. To the extent the aggregate Fair Market Value (determined as of the Date of Grant) of Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess Incentive Stock Options shall be treated as Non-qualified Stock Options.

(g) Voluntary Surrender. Subject to Section 5(e) above, the Committee may permit the voluntary surrender of all or any portion of any Non-qualified Stock Option and its corresponding SAR, if any, granted under the Plan to be conditioned upon the granting to the Participant of a new Option for the same or a different number of shares as the Option surrendered or require such voluntary surrender as a condition precedent to a grant of a new Option to such Participant. Such new Option shall be exercisable at an Option Price, during an Option Period, and in accordance with any other terms or conditions specified by the Committee at the time the new Option is granted, all determined in accordance with Section 5(e) above, and the other provisions of the Plan.

8. Stock Appreciation Rights

Any Option granted under the Plan may include SARs, either at the Date of Grant or, except in the case of an Incentive Stock Option, by subsequent amendment. The Committee also may award SARs to Eligible Employees, Eligible Directors or Eligible Consultants independent of any Option. A SAR shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose, including, but not limited to, the following:

(a) Vesting, Transferability and Expiration. A SAR granted in connection with an Option shall become exercisable, be transferable and shall expire according to the same vesting schedule, transferability rules and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall become exercisable, be transferable and shall expire in accordance with a vesting schedule, transferability rules and expiration provisions as established by the Committee and reflected in an Award Agreement.

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(b) Strike Price. The Strike Price per share covered by a SAR shall be not less than the per share Option Price of the related Option in the case of a SAR granted in connection with an Option. The Strike Price per share covered by a SAR, other than a Substitution Award, granted independent of an Option shall be not less than the per share Fair Market Value of the Common Stock on the Date of Grant.

(c) Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR multiplied by the excess, if any, of the Fair Market Value of one share of Stock on the exercise date over the Strike Price. The Company shall pay such excess in cash, in shares of Stock valued at Fair Market Value, or any combination thereof, as determined by the Committee. Fractional shares shall be settled in cash.

(d) Method of Exercise. A Participant may exercise a SAR at such time or times as may be determined by the Committee at the time of grant by filing an irrevocable written notice with the Committee or its designee, specifying the number of SARs to be exercised, and the date on which such SARs were awarded.

(e) Expiration. Except as otherwise provided in the case of SARs granted in connection with Options, a SAR shall expire on a date designated by the Committee which is not later than 10 years after the Date of Grant of the SAR.

9. Restricted Stock and Restricted Stock Units

(a) Award of Restricted Stock and Restricted Stock Units.

(i) The Committee shall have the authority (A) to grant Restricted Stock and Restricted Stock Units to Eligible Employees, Eligible Directors and Eligible Consultants, (B) to issue or transfer Restricted Stock to Participants, and (C) to establish terms, conditions and restrictions applicable to such Restricted Stock and Restricted Stock Units, including the Restricted Period, as applicable, which may differ with respect to each grantee, the time or times at which Restricted Stock or Restricted Stock Units shall be granted or become vested and the number of shares or units to be covered by each grant.

(ii) Each Participant granted Restricted Stock shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock setting forth the restrictions and other terms and conditions applicable to such Restricted Stock. If the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, if applicable, and (B) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an Award Agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, the Award shall be null and void. Subject to the restrictions set forth in Section 9(b) and in Section 12(v), the Participant generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. Cash dividends and stock dividends with respect to the Restricted Stock will be withheld by the Company for the Participant’s account as provided in the Award Agreement, and, in the sole discretion of the Committee, interest may be credited on the amount of cash dividends withheld at a rate and subject to such terms as determined by the Committee. The cash dividends or stock dividends so withheld by the Committee and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the Participant in cash or, at the discretion of the Committee, in shares of Stock having a Fair Market Value equal to the amount of such dividends and earnings, if applicable, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such cash dividends, stock dividends or earnings.

(iii) Upon the grant of Restricted Stock, the Committee shall, in its sole discretion, either cause a stock certificate registered in the name of the Participant to be issued and, if it so determines, deposited together with the stock powers with an escrow agent designated by the Committee or require the shares of Restricted Stock be held in uncertificated book entry form. If an escrow arrangement is used, the Committee may cause the escrow agent to issue to the Participant a receipt evidencing any stock certificate held by it, registered in the name of the Participant.

(iv) The terms and conditions of a grant of Restricted Stock Units shall be reflected in a written Award Agreement. No shares of Stock shall be issued at the time a Restricted Stock Unit is granted, and the Company

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will not be required to set aside a fund for the payment of any such Award. At the discretion of the Committee, subject to Section 12(v) below, each Restricted Stock Unit (representing one share of Stock) may be credited with cash and stock dividends paid by the Company in respect of one share of Stock (“Dividend Equivalents”) in a manner intended to comply with Section 409A of the Code. Dividend Equivalents will be withheld by the Company for the Participant’s account in a manner intended to comply with Section 409A of the Code, and, in the sole discretion of the Committee, interest may be credited on the amount of cash Dividend Equivalents withheld at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in shares of Stock having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Participant upon settlement of such Restricted Stock Unit and, if such Restricted Stock Unit is forfeited, the Participant shall have no right to such Dividends Equivalents.

(b) Restrictions.

(i) Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement or uncertificated book entry is used, the Participant shall not be entitled to delivery of the stock certificate; (B) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (C) the shares shall be subject to forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award Agreement; and (D) to the extent such shares are forfeited, the stock certificates shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect to such shares shall terminate without further obligation on the part of the Company.

(ii) Restricted Stock Units awarded to any Participant shall be subject to (A) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Award Agreement.

(iii) The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock and Restricted Stock Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Restricted Stock or Restricted Stock Units are granted, such action is appropriate.

(iv) The Committee may determine that vesting of an Award of Restricted Stock or Restricted Stock Units shall be conditioned upon the attainment of Performance Goals established by the Committee and set forth in the applicable Award Agreement.

(c) Restricted Period. With respect to Restricted Stock and Restricted Stock Units, the Restricted Period shall commence on the Date of Grant or such other date specified by the Committee and end at the time or times set forth on a schedule established by the Committee in the applicable Award Agreement, and the ending of the Restricted Period may be conditioned upon the attainment of Performance Goals established by the Committee and set forth in the applicable Award Agreement.

(d) Delivery of Restricted Stock and Settlement of Restricted Stock Units. Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in Section 9(b) and the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or stock dividends credited to the Participant’s account with respect to such Restricted Stock and the interest thereon, if any.

Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his beneficiary, without charge, one share of Stock for each such outstanding Restricted Stock Unit (“Vested Unit”) and cash equal to any Dividend Equivalents credited with respect to each such Vested Unit in accordance with Section 9(a)(iv) hereof and any interest thereon or, at the discretion of the Committee,

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in shares of Stock having a Fair Market Value equal to such Dividend Equivalents and interest thereon, if any; provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to (i) pay cash or part cash and part Stock in lieu of delivering only shares of Stock for Vested Units or (ii) delay the delivery of Stock (or cash or part Stock and part cash, as the case may be) beyond the expiration of the Restricted Period which shall be in a manner intended to comply with Section 409A of the Code. If a cash payment is made in lieu of delivering shares of Stock, the amount of such payment shall be equal to the Fair Market Value of the Stock as of the date on which the Restricted Period lapsed with respect to such Vested Unit.

(e) Stock Restrictions. Each certificate representing Restricted Stock awarded under the Plan shall bear a legend substantially in the form of the following until the lapse of all restrictions with respect to such Stock as well as any other information the Company deems appropriate:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE BROADRIDGE FINANCIAL SOLUTIONS, INC. 2018 OMNIBUS AWARD PLAN AND A CERTAIN RESTRICTED STOCK AWARD AGREEMENT BETWEEN BROADRIDGE FINANCIAL SOLUTIONS, INC. AND THE REGISTERED OWNER OF THIS CERTIFICATE (OR HIS PREDECESSOR IN INTEREST). SAID PLAN IS AVAILABLE FOR INSPECTION WITHOUT CHARGE AT THE PRINCIPAL OFFICE OF BROADRIDGE FINANCIAL SOLUTIONS, INC. AND COPIES THEREOF WILL BE FURNISHED WITHOUT CHARGE TO ANY OWNER OF SAID SHARES UPON REQUEST.

Stop transfer orders shall be entered with the Company’s transfer agent and registrar against the transfer of legended securities.

10. Stock Bonus Awards; Phantom Stock Awards

The Committee may issue Stock Bonus Awards in the form of unrestricted Stock (subject to Section 5(g) above), or other Awards denominated in Stock, under the Plan to Eligible Employees, Eligible Directors and Eligible Consultants, alone or in tandem with other Awards, in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine.

The Committee may also issue Phantom Stock Awards under the Plan to Eligible Employees, Eligible Directors and Eligible Consultants, alone or in tandem with other Awards, in such amounts and subject to such terms and conditions consistent with the Plan as the Committee shall from time to time in its sole discretion determine.

Subject to the provisions of this Plan, the Committee shall, in its sole discretion, have authority to determine the Eligible Employees, Eligible Directors and Eligible Consultants to whom, and the time or times at which, such Stock Bonus Awards and Phantom Stock Awards shall be made, the number of shares of Common Stock with respect to which such Awards are granted, and all other conditions of the Awards. The Committee may also provide for the grant or vesting of such Awards to be conditioned upon the attainment of Performance Goals established by the Committee.

11. Performance Shares and Cash Performance Awards.

The Committee is authorized to grant Performance Shares or Cash Performance Awards or both to Eligible Employees, Eligible Directors and Eligible Consultants on the following terms and conditions:

(a) Performance Grants. The Committee shall determine a Performance Period and shall determine the Performance Goals for grants of Performance Shares and Cash Performance Awards. Performance Goals may vary from Participant to Participant and shall be based upon the Performance Criteria as the Committee may deem appropriate. Performance Periods may overlap and Participants may participate simultaneously with respect to Awards for which different Performance Periods are prescribed.

(b) Award Value. The Committee shall determine for each Participant or group of Participants with respect to that Performance Period the range of number of shares of Stock, if any, in the case of Performance Shares, and the range of dollar values, if any, in the case of Cash Performance Awards, which may be fixed or may vary in accordance with such Performance Criteria specified by the Committee, which shall be paid to a Participant following the Restricted Period under the Award if the relevant measure of Company performance for the Performance Period is met. In determining the actual size of an individual Award for a Performance Period, the Committee may reduce or eliminate the amount of the Award earned on the basis of achievement of the Performance Goals in the Performance Period if, in its sole judgment, such reduction or elimination is appropriate.

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Appendix A

(c) Forfeiture. Except as otherwise determined by the Committee consistent with the terms of the Plan, upon Termination of a Participant prior to the end of the applicable Restricted Period, Performance Shares and Cash Performance Awards shall be forfeited.

(d) Payment. Each Performance Share or Cash Performance Award may be paid in whole shares of Stock or cash, respectively, either as a lump sum payment or in installments, all as the Committee shall determine, at the time of grant of the Performance Share or Cash Performance Award or otherwise, commencing at the time determined by the Committee.

12. General

(a) Additional Provisions of an Award. Awards to a Participant under the Plan also may be subject to such other provisions (whether or not applicable to Awards granted to any other Participant) as the Committee determines appropriate, including, without limitation, provisions to assist the Participant in financing the purchase of Stock upon the exercise of Options (provided, that the Committee determines that providing such financing does not violate the Sarbanes-Oxley Act of 2002), subject to Section 12(v) below, adding dividend equivalent rights in respect of dividends paid on Stock underlying any Award (other than an Appreciation Award), provisions for the forfeiture of or restrictions on resale or other disposition of shares of Stock acquired under any Award, provisions giving the Company the right to repurchase shares of Stock acquired under any Award in the event the Participant elects to dispose of such shares, provisions allowing the Participant to elect to defer the receipt of payment in respect of Awards for a specified period or until a specified event, and provisions to comply with Federal and state securities laws and Federal and state tax withholding requirements; provided, however, that any such deferral provision will be designed in a manner intended to comply with Section 409A of the Code. Any such provisions shall be reflected in the applicable Award Agreement.

(b) Privileges of Stock Ownership. Except as otherwise specifically provided in the Plan, no person shall be entitled to the privileges of ownership in respect of shares of Stock which are subject to Awards hereunder until such shares have been issued to that person.

(c) Government and Other Regulations. The obligation of the Company to settle Awards in Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Stock to be offered or sold under the Plan. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

(d) Tax Withholding.

(i) A Participant may be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any shares of Stock or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Stock or other property) of any required income tax withholding and payroll taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding and taxes.

(ii) Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the income tax withholding and payroll tax liability in respect of an Award by having the Company withhold from the number of shares of Stock otherwise issuable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value equal to such liability (but not in excess of the liability determined at the maximum individual tax rate applicable in the relevant jurisdiction).

(e) Section 409A. Awards under the Plan are intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. Although the Company does not guarantee any particular tax treatment, to the extent that any Award is subject

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Appendix A

to Section 409A of the Code, it shall be paid in a manner that is intended to comply with Section 409A of the Code, including regulations and any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. No payment that constitutes deferred compensation under Section 409A of the Code that would otherwise be made under the Plan or an Award Agreement upon a termination of service will be made or provided unless and until such termination is also a “separation from service,” as determined in accordance with Section 409A of the Code. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if a Participant is a “specified employee” as defined in Section 409A of the Code at the time of “separation from service” with respect to an Award, then with regard to any payment or benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), the commencement of any payments or benefits under the Award shall be deferred until the expiration of the six-month period measured from the date of the Participant’s “separation from service,” or, if earlier, the Participant’s death (or such other period as required to comply with Section 409A).

(f) No Guarantee of Tax Treatment. Notwithstanding anything herein to the contrary, a Participant shall be solely responsible for the taxes relating to the grant or vesting of, or payment pursuant to, any Award, and none of the Company, the Board or the Committee (or any of their respective members, officers or employees) guarantees any particular tax treatment with respect to any Award.

(g) Claim to Awards and Employment Rights. No employee of the Company or an Affiliate, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate.

(h) Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.

(i) Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(j) No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(k) Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware.

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Appendix A

(l) Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

(m) Nontransferability.

(i) Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(ii) Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards other than Incentive Stock Options to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to:

(A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 (collectively, the “Immediate Family Members”);

(B) a trust solely for the benefit of the Participant and his or her Immediate Family Members;

(C) a partnership or limited liability company whose only partners or stockholders are the Participant and his or her Immediate Family Members; or

(D) any other transferee as may be approved either (a) by the Board or the Committee in its sole discretion, or (b) as provided in the applicable Award Agreement;

(each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii) The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate, (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise, and (D) the consequences of the Termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(n) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any person or persons other than himself.

(o) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

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Appendix A

(p) Expenses. The expenses of administering the Plan shall be borne by the Company and Affiliates.

(q) Pronouns. Masculine pronouns and other words of masculine gender shall refer to both men and women.

(r) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

(s) Termination of Employment or Service. Unless an applicable Award Agreement provides otherwise, for purposes of the Plan, a person who transfers from employment or service with the Company to employment or service with an Affiliate or vice versa shall not be deemed to have terminated employment or service with the Company or an Affiliate.

(t) Severability. If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(u) Compliance with Applicable Law. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan, including adopting sub-plans to the Plan, that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(v) No Dividends or Dividend Equivalents on Unvested Awards. Notwithstanding any provision of this Plan to the contrary, dividends and dividend equivalents shall not be paid with respect to unvested Awards prior to the time of vesting of the underlying Award, or portion thereof, with respect to which the dividend or dividend equivalent is accrued. For the avoidance of doubt, dividend equivalents may not be granted in conjunction with Appreciation Awards.

13. Changes in Capital Structure

Awards granted under the Plan and any agreements evidencing such Awards, the maximum number of shares of Stock subject to all Awards stated in Section 5(a) shall be subject to adjustment or substitution, in the manner determined by the Committee in its sole discretion, as to the number, price or kind of a share of Stock or other consideration subject to such Awards or as otherwise determined by the Committee to be equitable (i) in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock or extraordinary cash dividends, spin offs, stock splits, reverse stock splits, recapitalization, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the Date of Grant of any such Award or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan. Notwithstanding the preceding sentence, in the case of any event which affects the Stock and is considered an “equity restructuring” for purposes of the applicable accounting rules, the Committee shall make an adjustment to outstanding Awards in the manner described in the preceding sentence, and such adjustment shall be such that the benefits conferred upon a Participant by outstanding Awards are intended to be neither increased nor decreased. Any adjustment in Incentive Stock Options under this Section 13 shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, Treasury Regulation § 1.424-1(a) or Section 409A of the Code, and any adjustments under this Section 13 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

Fractional shares of Common Stock resulting from any adjustment in Awards provided herein shall be aggregated until a fractional share remains, in which case such fractional share shall be payable in cash.

Notwithstanding the above, in the event of any of the following:

(a) The Company is merged or consolidated with another corporation or entity and, in connection therewith, consideration is received by stockholders of the Company in a form other than stock or other equity interests of the surviving entity;

Broadridge 2018 Proxy Statement     A-17

Appendix A

(b) All or substantially all of the assets of the Company are acquired by another person; or

(c) The reorganization or liquidation of the Company,

then the Committee may, in its discretion (i) upon at least 10 days advance notice to the affected persons, cancel any outstanding Awards and cause the holders thereof to be paid, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share of Stock received or to be received by other stockholders of the Company in the event, including, without limitation, the cancellation of any Award without payment to the Participant, if the value of the Common Stock underlying such Award at the time of such event is less than the Fair Market Value of such Award on the Grant Date; or (ii) continue, assume or substitute any outstanding Award (or portion thereof) without a Participant’s consent, provided that any such assumption or substitution of a Stock Option or Stock Appreciation Right shall be structured in a manner intended to comply with Section 409A of the Code and the regulations thereunder. The terms of this Section 13 may be varied by the Committee in any particular Award Agreement.

The existence of this Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or its Affiliates, (iii) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, (iv) the dissolution or liquidation of the Company or its Affiliates, (v) any sale or transfer of all or part of the assets or business of the Company or its Affiliates or (vi) any other corporate act or proceeding.

14. Effect of Change in Control

(a) The Committee may, but is not required to, provide in any particular Award Agreement:

(i) In the event of a Change in Control, notwithstanding any provision of the Plan or any applicable Award Agreement to the contrary, and either in or not in combination with another event such as a Termination of the applicable Participant by the Company without Cause, all Options and SARs subject to such Award shall become immediately exercisable with respect to 100% of the shares subject to such Option or SAR, and/or, with respect to Awards other than Options or SARs, that the Restricted Period shall expire immediately with respect to 100% of such Awards (including a waiver of any applicable Performance Goals) and, to the extent practicable, such acceleration of exercisability and expiration of the Restricted Period (as applicable) shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control transaction with respect to the Stock subject to their Awards.

(ii) In the event of a Change in Control, all incomplete Performance Periods in respect of such Award in effect on the date the Change in Control occurs shall end on the date of such change, and the Committee shall (A) determine the extent to which Performance Goals with respect to each such Award period have been met based upon such audited or unaudited financial information then available as it deems relevant, (B) cause to be paid to the applicable Participant partial or full Awards with respect to Performance Goals for each such Award period based upon the Participant’s actual attainment of Performance Goals, and (C) cause the Award, if previously deferred, to be settled in full as soon as possible in a manner that complies with Section 409A of the Code.

(b) In addition, in the event of a Change in Control, the Committee may in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share of Stock received or to be received by other stockholders of the Company in the event; provided, however, that the Committee may, in its sole discretion, provide for the cancellation of any Awards without payment, if such price is less than the Fair Market Value of such Award on the date of grant. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company agrees that it will make appropriate provisions for the preservation of Participants’ rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

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Appendix A

15. Nonexclusivity of the Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

16. Amendments and Termination

(a) Amendment of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that any such amendment, alteration, suspension, discontinuance or termination that would materially impair the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary; and provided, further that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including as necessary to comply with any applicable stock exchange listing requirement, Rule 16b-3 under the Exchange Act or to the extent applicable to Incentive Stock Options, Section 422 of the Code) that would (i) increase the aggregate number of shares of Common Stock that may be issued under this Plan under Section 5 (except, in each case, by operation of Section 13); or (ii) change the classification of Participants eligible to receive Awards under this Plan.

(b) Termination of the Plan. The expiration date of the Plan, on and after which no Awards may be granted hereunder, shall be November 8, 2028; provided, however, that the administration of the Plan shall continue in effect until all matters relating to Awards previously granted have been settled.

(c) Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award Agreement and the Plan, including the provisions of Section 5(e) prohibiting repricing of Options and SARs, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially impair the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not, to that extent, be effective without the consent of the affected Participant, holder or beneficiary.

* * *

As adopted by the Board of Directors of
BROADRIDGE FINANCIAL SOLUTIONS, INC.
at a meeting held on August 2, 2018.

Broadridge 2018 Proxy Statement     A-19

Broadridge

BROADRIDGE FINANCIAL SOLUTIONS, INC.
5 DAKOTA DRIVE, LAKE SUCCESS, NY 11042
+1 516 472 5400

BROADRIDGE.COM

© 2018 Broadridge Financial Solutions, Inc.,
Broadridge and the Broadridge logo are registered
trademarks of Broadridge Financial Solutions, Inc.

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BROADRIDGE FINANCIAL SOLUTIONS, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
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VOTE BY INTERNET THROUGH COMPUTER OR MOBILE DEVICE BEFORE THE MEETING DATE - www.proxyvote.com or scan the QR code above
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E51089-P13168

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BROADRIDGE FINANCIAL SOLUTIONS, INC.

Nominees:	For	Against	Abstain
1a. Leslie A. Brun	☐	☐	☐
1b. Pamela L. Carter	☐	☐	☐
1c. Richard J. Daly	☐	☐	☐
1d. Robert N. Duelks	☐	☐	☐
1e. Brett A. Keller	☐	☐	☐
1f. Stuart R. Levine	☐	☐	☐
1g. Maura A. Markus	☐	☐	☐
1h. Thomas J. Perna	☐	☐	☐
1i. Alan J. Weber	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] | Date

Signature (Joint Owners) | Date

September 24, 2018

Dear Stockholder:

It is important that your shares are voted. Please specify your choices by marking the appropriate boxes on the proxy form on the reverse side, and date, sign and return your proxy form in the enclosed, postage-paid return envelope as promptly as possible. Alternatively, you may vote by the Internet or telephone, as described on the reverse side. If you date, sign and return your proxy form without specifying your choices, your shares will be voted in accordance with the recommendation of the Company's Board of Directors.

We will discuss the business of the Company during the meeting. I welcome your comments and suggestions and we will provide time during the meeting for questions submitted by stockholders via the Internet. I am very much looking forward to our 2018 Annual Meeting of Stockholders.

Sincerely,

Richard J. Daly
Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
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E51090-P13168

Broadridge®

Proxy

This proxy is solicited on behalf of the Board of Directors

Properly executed proxies received by the day before the meeting date will be voted as marked and, if not marked, will be voted FOR the election of the nominees listed in the accompanying Proxy Statement, FOR proposals (2), (3), and (4), and as determined by the appointed attorneys or proxies with respect to other matters that may properly come before the meeting.

The undersigned hereby appoints Richard J. Daly and Timothy C. Gokey, and each of them, attorneys and proxies with full power of substitution, in the name, place and stead of the undersigned, to vote as proxy at the 2018 Annual Meeting of Stockholders of Broadridge Financial Solutions, Inc., to be held via the Internet at **broadridge.onlineshareholdermeeting.com** on Thursday, November 8, 2018, at 9:00 A.M. Eastern Time, or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to cast if personally present.

If shares of Broadridge Financial Solutions, Inc. common stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares (any of such plans, a "Voting Plan"), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of Broadridge Financial Solutions, Inc. common stock in the undersigned's name and/or account under such Voting Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

Either of said attorneys and proxies or substitutes, who shall be present at such meeting or at any adjournment or adjournments thereof, shall have all the powers granted to such attorneys and proxies.

Please date, sign and mail the proxy promptly in the self-addressed return envelope which requires no postage if mailed in the United States. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners should sign. Alternatively, you may vote by phone or the Internet, as described in the instructions on the reverse side.